Exhibit 10.1
EXECUTION COPY

CREDIT AND SECURITY AGREEMENT
among
OWLET BABY CARE, INC.,
as Loan Party Representative,
OWLET, INC.,
as a Guarantor,
The other Borrowers and Guarantors from time to time party hereto,
The Lenders from time to time party hereto,
and
ABL OPCO LLC,
as Administrative Agent
Dated as of September 11, 2024

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(continued)
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(continued)
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(continued)
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(continued)
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(continued)
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SCHEDULES AND EXHIBITS

Schedule I	Commitment Amounts
Schedule 1.2(a)	Owned Real Property
Schedule 1.2(b)	Liens
Schedule 4.5	Inventory Locations
Schedule 4.15(c)	Loan Parties’ States of Organization and Chief Executive Offices
Schedule 4.20(a)	Pledged Equity Interests
Schedule 4.20(b)	Issued and Outstanding Equity Interests
Schedule 4.20(c)	Options, Warrants, Calls, and Commitments
Schedule 5.2	Incorporation/Organization/Foreign Qualification/Subsidiaries
Schedule 5.3	Officers, Directors, Shareholders, Capitalization
Schedule 5.7	Organization Name
Schedule 5.8(c)	Environmental
Schedule 5.9(b)	Litigation
Schedule 5.10	Patents, Trademarks, Copyrights, and Licenses
Schedule 5.19	Material Business Agreements
Schedule 6.8	Accounts
Schedule 7.4	Investments
Schedule 7.8	Indebtedness
Schedule 7.10	Affiliate Transactions

Exhibit A	Form of Compliance Certificate
Exhibit B	Closing Checklist
Exhibit C	Form of Assignment and Acceptance
LIST OF EXHIBITS AND SCHEDULES

CREDIT AND SECURITY AGREEMENT
This Credit and Security Agreement (this “Agreement”) is entered into as of September 11, 2024 (the “Closing Date”) among OWLET BABY CARE, INC., a Delaware corporation (“Owlet BC”; and together with each other Person that joins this Agreement from time to time as a Borrower, each a “Borrower” and collectively the “Borrowers”), OWLET, INC., a Delaware corporation (“Owlet”), the other Loan Parties (used herein as defined below) party hereto from time to time, the financial institutions party hereto from time to time as lenders (the “Lenders”), and ABL OPCO LLC, a Delaware limited liability company, in its capacity as administrative agent for the Lenders (together with its successors and assigns in such capacity, the “Administrative Agent”). For good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Loan Parties, the Lenders, and the Administrative Agent agree as follows:
ARTICLE I.
DEFINITIONS
SECTION 1.1. Accounting Terms. Except as otherwise provided in this Agreement, all accounting and financial terms used in the Loan Documents are interpreted, all accounting determinations must be made, and all financial statements delivered in connection with the Loan Documents must be prepared in accordance with GAAP as in effect from time to time (but if GAAP (or its application) changes after the Closing Date and that change affects any provision in the Loan Documents, the Loan Documents are interpreted based on GAAP as in effect and applied immediately before the change). If the Loan Parties adopt a change in accounting principles (including any changes in GAAP) from those used in preparing the Loan Parties’ financial statements delivered to the Administrative Agent before the Closing Date or that affects in any material respect (as determined by the Administrative Agent in its discretion) the computation of or compliance with any of the provisions of the Loan Documents then, unless the Loan Documents have been amended to modify the provisions to take into account the change in accounting principles, all financial restrictions, provisions, and ratios must continue to be computed based on accounting principles in effect before adoption of the change.
SECTION 1.2. General Terms. The following terms have the following meanings:
“Accommodation Payment” is defined in Section 14.4(d).
“Administrative Agent” is defined in the preamble.
“Administrative Agent Holding Account” means (a) initially, the deposit account ending in x4636 and maintained at Wells Fargo Bank, National Association in the name of AB Lending SPV 2 LLC, and (b) thereafter, any other deposit account in the name of AB Lending SPV 2 LLC of which ABL Opco LLC may advise the Loan Party Representative from time to time.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” of any Person means (1) any Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with that Person or (2) any Person that is a director, Authorized Officer or other Person identified as a named executive officer in any materials filed with the SEC (x) of that Person, (y) of any Subsidiary of that Person, or (z) of any Person described in clause (1) above. For purposes of this definition only, Control of a Person means the power, directly or indirectly, (i) to vote ten percent (10%) or more of the securities having ordinary voting power to elect directors of that Person, or (ii) to direct or cause the direction of the management and policies of that Person whether by contract or otherwise.

“Agent Advances” is defined in Section 2.4(b).
“Agreement” is defined in the preamble.
“Allocable Amount” is defined in Section 14.4(d).
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Loan Party or any Subsidiary thereof from time to time concerning or relating to bribery or corruption.
“Anti-Terrorism Laws” means all laws, rules, regulations or sanctions relating to terrorism or money- laundering, (including Executive Order No. 13224, the USA Patriot Act, the Bank Secrecy Act (Public Law 91-508), the Trading with the Enemy Act (50 U.S.C. Section 1 et seq.), the International Emergency Economic Powers Act (50 U.S.C. Section 1701 et seq.), and the related sanction regulations promulgated by the Office of Foreign Assets Control, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957).
“Applicable Lending Office” means, for each Lender and for each Loan, the office of such Lender (or Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Loan Party Representative as the office by which its Loans are to be made and maintained.
“Applicable Margin” means the applicable margin determined under Section 3.1(b).
“Applicable Unused Facility Fee Percentage” means 0.50% per annum.
“Approved Electronic Communication” means each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by email, facsimile, or any other equivalent electronic service agreed to by the Administrative Agent, whether owned, operated or hosted by the Administrative Agent, any of its Affiliates, or any other Person, that any party is obligated to, or otherwise chooses to, provide to the Administrative Agent under any Loan Document (including any financial statement, financial and other report, notice, request, certificate and other information material). Approved Electronic Communications does not, however, include any notice, demand, communication, information, document, or other material that the Administrative Agent specifically instructs a Person to deliver in physical form.
“Approved Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) the Administrative Agent or a Lender, (ii) an Affiliate of the Administrative Agent or a Lender or (iii) an entity or an Affiliate of an entity that administers or manages the Administrative Agent or a Lender.
“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of the Administrative Agent if required by Section 15.4(b)) and accepted by the Administrative Agent, in the form attached as Exhibit C or otherwise in form and substance approved by the Administrative Agent.
“Authority” is defined in Section 4.18(b).
“Authorized Officer” means a Person’s president, chief executive officer, chief financial officer, or any other officer approved by the Administrative Agent in its Discretion.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means Title 11 of the United States Code or any similar federal or state debtor relief laws.
“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Federal Funds Rate in effect on such day plus 1.00% (100 basis points), (ii) the Prime Rate in effect on such day, and (iii) Term SOFR for a one-month tenor plus 1.00% (100 basis points); provided, that if the Base Rate determined as provided above shall be less than the Floor, then the Base Rate shall be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents. Any change in the Base Rate due to a change in the Prime Rate shall be effective on the effective day of such change in the Prime Rate.
“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.
“Benchmark” means, initially, Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.10.
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate (which may include Term SOFR of a different tenor) that has been selected by the Administrative Agent giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement shall be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent, giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to Term SOFR or any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent determines may be appropriate to reflect the adoption and implementation of Term SOFR or such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of Term SOFR or the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide the tenor of such Benchmark (or such component thereof) used hereunder; or
(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative or not comply with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided, that such non-representativeness or non-compliance will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any other tenor of such Benchmark (or such component thereof) continues to be provided on such date.
“Benchmark Supplier Documents” means: (1) the Manufacturing Services Agreement dated as of October 24, 2017, by and among Owlet BC and the Benchmark Suppliers, (2) the Memorandum of Understanding dated as of February 17, 2023, by and among Owlet BC and the Benchmark Suppliers, and (3) each other document, instrument and agreement executed in connection with the foregoing, in each case as to the foregoing clauses (1) through (3) as amended and in effect as of the Closing Date and as subsequently amended, restated, supplemented or otherwise modified in accordance with the terms hereof.
“Benchmark Supplier Obligations” means all unsecured Indebtedness owing by the Loan Parties to the Benchmark Suppliers pursuant to the Benchmark Supplier Documents, the repayment of which is governed by the Memorandum of Understanding dated as of February 17, 2023, as amended, by and among Owlet BC and the Benchmark Suppliers As of the Closing Date, the aggregate principal balance of the Benchmark Supplier Obligations is $4,299,483.
“Benchmark Suppliers” means, collectively, Benchmark Electronics, Inc., a Texas corporation, and its Subsidiary, Benchmark Electronics (Thailand) PCL, a Thailand company.
“Benchmark Transition Event” means, with respect to any current Benchmark, the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide the tenor of such Benchmark (or such component thereof) used hereunder, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such tenor of such Benchmark (or such component thereof);
(c)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide the tenor of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such tenor of such Benchmark (or such component thereof); or
(d)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that the tenor of such Benchmark (or such component thereof) used herein is not, or as of a specified future date will not be, representative.
“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth (90th) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Documents in accordance with Section 3.10 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Documents in accordance with Section 3.10.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Board of Governors” means the Board of Governors of the United States Federal Reserve System or the Federal Reserve Bank of New York.
“Borrower” and “Borrowers” are defined in the preamble.
“Borrowing Base” means, at any time, the sum of (1) up to 90% of each Borrower’s Eligible Accounts; plus (2) determined on a category-by-category and Borrower-by-Borrower basis, the product of 90% multiplied by the Net Orderly Liquidation Value of each Borrower’s Eligible Inventory (other than Eligible In-Transit Inventory); plus (3) determined on a category-by-category and Borrower-by-Borrower basis, the lesser of (x) the product of 90% multiplied by the Net Orderly Liquidation Value of each Borrower’s Eligible In-Transit Inventory, and (y) $5,000,000; minus (4) Reserves. The Administrative Agent may in its Discretion reduce the advance rates, adjust Reserves, or reduce one or more of the elements used to compute the Borrowing Base.

“Borrowing Base Certificate” means a certificate executed by a Loan Party Representative’s Authorized Officer that is appropriately completed and in the form approved by the Administrative Agent from time to time in its Discretion.
“Business Day” means any day other than Saturday, Sunday, or a legal holiday on which commercial banks are authorized or required by law to be closed in New York.
“Capital Expenditures” means any expenditure made or liability incurred for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year or which, in accordance with GAAP, would be classified as capital expenditures.
“Capital Lease Obligations” of any Person means that Person’s obligations to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on that Person’s balance sheet under GAAP, and the amount of these obligations is the capitalized amount determined in accordance with GAAP.
“Cash Concentration Account” means a Loan Party’s commercial deposit account maintained at SVB or another financial institution selected by the Administrative Agent that is designated by the Administrative Agent as a Cash Concentration Account. The funds in each such account are the Administrative Agent’s sole and exclusive property and may only be withdrawn by the Administrative Agent. As of the Closing Date, the Cash Concentration account is the deposit account number x5871 and maintained at SVB in the name of Owlet BC.
“Cash Dominion Event” means either (i) the occurrence and continuance of any Default Condition, or (ii) the failure of Borrowers to maintain Liquidity of at least $9,000,000 at any time. For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing at the Administrative Agent’s option (i) so long as such Default Condition has not been waived, and/or (ii) if the Cash Dominion Event arises as a result of Borrowers’ failure to achieve Liquidity as required hereunder, until Liquidity has exceeded $9,000,000 for thirty (30) consecutive days, in which case a Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement; provided, that, a Cash Dominion Event shall be deemed continuing (even if a Default Condition is no longer continuing and/or Liquidity exceeds the required amount for thirty (30) consecutive days) at all times after a Cash Dominion Event has occurred and been discontinued on three (3) occasion(s) after the Closing Date. The termination of a Cash Dominion Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Cash Dominion Event in the event that the conditions set forth in this definition again arise.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.).
“Change in Law” means the occurrence, after the date of this Agreement of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Body or (c) the making or issuance of, or compliance by any Lender or its Applicable Lending Office with, any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means any of the following:
(1)     a majority of the members of the Board of Directors of Owlet ceases to be composed of individuals (a) who were members of that Board of Directors on the date of this Agreement, (b) whose election or nomination to the Board of Directors was approved by individuals referred to in clause (a) above constituting at the time of such election or nomination at least a majority of that Board of Directors, or (c) whose election or nomination to that Board of Directors was approved by individuals referred to in clauses (i) and/or (ii) above constituting at the time of such election or nomination at least a majority of that Board of Directors (excluding, in the case of both clauses (b) and (c), any individual whose initial nomination for, or assumption of office as, a member of that Board of Directors occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by a person or group other than a solicitation for the election of one or more directors by or on behalf of that Board of Directors);
(2)    Owlet does not own, directly or indirectly, collectively, free and clear of all Liens (other than Liens in favor of the Administrative Agent and, in the case of Term Lender Priority Collateral, to Permitted Liens described in clause (12) of the definition of such term), 100% of the outstanding voting Equity Interests of each other Loan Party;
(3)     [Reserved];
(4)     any merger or consolidation of any Loan Party with another Person in which Owlet’s stockholders immediately prior to such merger or consolidation own immediately after such merger or consolidation less than a majority of the voting Equity Interests of the surviving or continuing Person following such merger or consolidation;
(5)     the sale of all or substantially all of any Loan Party’s assets;
(6)     any Loan Party does not own, free and clear of all Liens (other than Liens in favor of the Administrative Agent and, in the case of Term Lender Priority Collateral, to Permitted Liens described in clause (12) of the definition of such term), at least 100% of the outstanding voting Equity Interests of any existing or future Subsidiary;
(7)     if Kurt Workman or Amanda Crawford is no longer Borrowers’ chief executive officer or chief financial officer, respectively, with substantially the same duties and responsibilities such Person had on the Closing Date (unless replaced within one hundred twenty (120) days by an individual having substantially similar experience as the person so replaced, meeting the existing criteria instituted by the Borrower for each respective position in existence on the Closing Date); or
(8)    the occurrence of any “change of control” or similar event as defined in the Term Credit Agreement.
“Charges” means all of the following imposed on any Collateral or any Loan Party by any taxing or other similar Governmental Body, domestic or foreign (including the Pension Benefit Guaranty Corporation or any environmental agency or superfund): all taxes, charges, fees, imposts, levies, or other assessments (including with respect to net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, Liens, claims, and charges), together with any interest and any penalties, additions to tax, or additional amounts.
“Charter Documents” means, as to any Person (other than a natural person), the charter, certificate, or articles of incorporation or organization, by-laws, regulations, general or limited partnership agreement, limited partnership certificate, formation certificate, operating agreement, and other similar organizational or governing documents.
“Closing Date” is defined in the preamble.
“Code” means the Internal Revenue Code of 1986.
“Collateral” means all real and personal property in which any Loan Party has any interest of any kind, whether now existing or arising or acquired or received by the Loan Parties in the future, and wherever located, including:
(a)All Accounts.
(b)    All Inventory.
(c)    All Equipment and Fixtures.
(d)    All General Intangibles, Payment Intangibles, and Intellectual Property.
(e)All Investment Property and the Pledged Equity Interests.
(f)All Deposit Accounts and any and all monies credited by or due from any financial institution or any other depository.
(g)All Chattel Paper, Instruments, and Documents.
(h)All of each Loan Party’s right, title, and interest in and to: (1) its goods and other personal property including all merchandise returned or rejected by Account Debtors; (2) all of each Loan Party’s rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor (including stoppage in transit, setoff, detinue, replevin, reclamation, and repurchase); (3) all additional amounts due to each Loan Party from any Account Debtors; (4) warranty claims; (5) all of each Loan Party’s contract rights, rights to payment under contract rights, Instruments (including promissory notes), Documents, Chattel Paper (including electronic chattel paper), warehouse receipts, letters of credit, and money; (6) all Commercial Tort Claims; (7) all collateral securing any obligations owed to any Loan Party; (8) all Letter-of-Credit Rights; (9) all Supporting Obligations; and (10) any other goods or personal property or real property in which the Loan Parties at any time grant a Lien to the Administrative Agent, for the benefit of the Secured Parties, under any Loan Document or under any other agreement.
(i)All of each Loan Party’s ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computer software, computer programs, tapes, disks, and documents relating to (a), (b), (c), (d), (e), (f), (g), or (h) of this definition.
(j)All Proceeds and Products of (a), (b), (c), (d), (e), (f), (g), (h), and (i) of this definition in whatever form, including: cash, deposit accounts (whether comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood, business interruption, and credit insurance), negotiable instruments, and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds, and tort claim proceeds.
Notwithstanding anything contained in this Agreement to the contrary, (x) subject to clause (y) below, the term “Collateral” shall not include: (i) any rights or interest in any contract, lease, permit, license, or license agreement covering real or personal property of any Person if under the terms of such contract, lease, permit, license, or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein is prohibited as a matter of law or under the terms of such contract, lease, permit, license, or license agreement and such prohibition or restriction has not been waived or the consent of the other party to such contract, lease, permit, license, or license agreement has not been obtained (provided, that, (A) the foregoing exclusions of this clause (i) shall in no way be construed (1) to apply to the extent that any described prohibition or restriction is ineffective under Section 9-406, 9-407, 9-408, or 9-409 of the UCC or other applicable law, or (2) to apply to the extent that any consent or waiver has been obtained that would permit Administrative Agent’s security interest or lien to attach notwithstanding the prohibition or restriction on the pledge of such contract, lease, permit, license, or license agreement and (B) the foregoing exclusions of this clause (i) shall in no way be construed to limit, impair, or otherwise affect any of Administrative Agent’s continuing security interests in and liens upon any rights or interests of any Person in or to (1) monies due or to become due under or in connection with any such contract, lease, permit, license or license agreement, or (2) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license or license agreement; or (ii) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law, provided that upon submission and acceptance by the U.S. Patent and Trademark Office of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall be considered “Collateral”, and (y) no assets constituting collateral pursuant to the Term Documents shall be excluded from “Collateral”.
“Collateral” also includes all property of any Person that at any time secures any of the Obligations.
“Commitment” means a Revolving Commitment.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. Section 1 et seq.).
“Compensation Limit” means, with respect to each of the chief executive officer and the chief financial officer (and each other Person performing the tasks commonly associated with any such position, in the event of a vacancy in any such position) of any Loan Party in any fiscal year, aggregate compensation for such Person for such fiscal year as documented in writing by the compensation committee of Owlet’s board of directors; provided that, for the avoidance of doubt, officers shall not constitute a majority of the members of the compensation committee and no officer shall serve as chairperson of the compensation committee.
“Compliance Certificate” means a certificate of the Loan Parties signed by an Authorized Officer of Loan Party Representative appropriately completed and in substantially the form of Exhibit A.
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, “SOFR”, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day” or any similar or analogous definition, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or other notices, the applicability and length of lookback periods, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate and to permit the use and administration thereof by the Administrative Agent in such manner as the Administrative Agent shall reasonably select.
“Consents” means all filings and all licenses, permits, consents, approvals, authorizations, qualifications, and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Loan Party’s business.
“Control” means possessing, directly or indirectly, the power to direct or cause the direction of the management or policies of a Person (whether through the ability to exercise voting power, by contract, or otherwise). “Controlling” and “Controlled” have correlative meanings.
“Control Agreement” means, with respect to any deposit account, securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance satisfactory to the Administrative Agent, among the Administrative Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and Loan Party maintaining such account, effective to grant “control” (within the meaning of Articles 8 and 9 under the applicable UCC) over such account to the Administrative Agent, for the benefit of the Secured Parties.
“Controlled Group” means all members of a controlled group of entities and all trades or businesses (whether or not incorporated) under common control which, together with any Person, are treated as a single employer under Section 414 of the Code.
“Covenant Compliance Period” means the period (a) beginning on the day that a Default or Event of Default occurs, or that Liquidity is less than $9,000,000; and (b) continuing until, during the preceding 90 consecutive days, no Default or Event of Default has existed and Liquidity has been greater than $9,000,000 at all times.
“Default” means an event that, with notice, the passage of time, or both, would be an Event of Default.
“Default Condition” means that either or both a Default and an Event of Default exist.
“Default Rate” means a rate per annum equal to the lesser of (a) the sum of (i) the highest applicable interest rates, margins and fees in this Agreement plus (ii) 2% and (b) the Maximum Rate.
“Defaulting Lender” means, subject to Section 2.13(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder, unless such Lender notifies the Administrative Agent and the Loan Party Representative in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or to (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due; (b) has notified the Loan Party Representative and the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied); (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Loan Party Representative, to confirm in writing to the Administrative Agent and the Loan Party Representative that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Loan Party Representative); or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Insolvency Proceeding, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Body so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Body) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.13(b)) upon delivery of written notice of such determination to the Loan Party Representative and each Lender.
“Discretion” means a determination made in good faith (a) in the exercise of the Administrative Agent’s business judgment from the perspective of a prudent, secured, non-bank asset-based lender or (b) in accordance with the Administrative Agent’s customary or generally applicable policies and procedures. The burden of establishing that the Administrative Agent did not act in its Discretion is on the Loan Parties.
“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable under a sinking fund obligation or otherwise, or is redeemable in whole within one year after the Termination Date.
“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H.R. 4173).
“Dollar” and the sign “$” means lawful money of the United States of America.
“Domestic Subsidiary” means any Subsidiary that is incorporated or organized under the laws of any State of the United States or the District of Columbia.
“EBITDA” means, for any fiscal period, the sum of (1) net income (or loss) for that period; minus (2) extraordinary, unusual or non-recurring income, receipts or gains (including gains on asset sales (other than Inventory sold in the ordinary course of business)) and other non-cash income, receipts or gains for that period (including with respect to debt forgiveness); plus (3) all interest expense for that period; plus (4) all charges against (or minus credits to) income for federal, state, and local taxes for that period; plus (5) depreciation expenses for that period; plus (6) amortization expenses or asset impairment for that period; plus (7) severance and restructuring costs; plus (8) non-recurring transaction costs in an amount not to exceed $1,000,000 in the aggregate; plus (9) the difference, if a positive number, between (i) non-cash stock-based compensation and non-cash mark-to-market adjustment and other non-cash expenses and losses for that period, minus (ii) the amount of any such expenses or losses when paid in cash to the extent not deducted in the computation of net earnings (or loss) for such period; in each case, calculated on a consolidated basis for the Loan Parties.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Accounts” means, at any time, Accounts owned by a Borrower that the Administrative Agent determines in its Discretion are Eligible Accounts. Without limiting the Administrative Agent’s Discretion, Eligible Accounts do not include any Account:
(a)That is not subject to a first-priority perfected Lien in favor of the Administrative Agent, for the benefit of the Secured Parties.
(b)That is subject to any Lien (other than a Permitted Lien that does not have priority over the Administrative Agent’s Lien).
(c)(1) that is unpaid more than 90 days after the original invoice date, (2) that is unpaid more than 60 days after the original due date, or (3) that has been or should have been written off Borrowers’ books or is otherwise uncollectible.
(d)That is owing by an Account Debtor if more than 50% of the Accounts owing from that Account Debtor and its Affiliates are ineligible.
(e)That is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from that Account Debtor and its Affiliates to Borrowers exceeds twenty-five percent (25%) (or, in the case of (x) Amazon, 60%, and (y) each of Costco, Target, Walmart, Sam's Club and Best Buy, forty-five percent (45%)) of all Accounts.
(f)With respect to which any covenant, representation, or warranty in any Loan Document has been breached or is not true.
(g)That: (1) does not arise from the sale of goods or performance of services in the ordinary course of business; (2) is not evidenced by an invoice or other documentation satisfactory to the Administrative Agent in its Discretion that has been sent to the Account Debtor; (3) is contingent upon a Borrower’s completion of any further performance; (4) is a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery, any repurchase or return basis, or any other similar basis; (5) is for interest, storage, or other similar charges; or (6) arises from product returns and/or exchanges (sometimes called “warranty” or “RMA” accounts).
(h)For which the goods giving rise to the Account have not been shipped to the Account Debtor, or for which the services giving rise to the Account have not been performed by a Borrower, or if the Account was invoiced more than once.
(i)With respect to which any payment has been returned uncollected for any reason.
(j)That is owed by an Account Debtor that: (1) has applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator; (2) has had a material part of its property taken by any receiver, custodian, trustee, or liquidator; (3) has filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, debt adjustment, winding-up, or a voluntary or involuntary case under any state or federal bankruptcy laws; (4) has admitted in writing its inability (or is generally unable) to pay its debts as they become due; (5) is insolvent; (6) has stopped operating its business; (7) has sold substantially all of its assets; (8) requires a Borrower to support its obligations to such Account Debtor with a performance bond; (9) is the government (or any government department, agency, public corporation, or instrumentality) of any country other than the U.S. unless the Account is backed by a letter of credit acceptable to the Administrative Agent in its discretion that has been assigned to the Administrative Agent; (10) is the U.S. government (or any U.S. department, agency, public corporation, or instrumentality) unless the Federal Assignment of Claims Act of 1940 has been complied with to the Administrative Agent’s satisfaction; (11) is the Canadian government (or any Canadian department, agency, public corporation, or instrumentality) unless the Financial Administration Act (Canada) has been complied with to the Administrative Agent’s satisfaction; (12) is a natural person; (13) is a Sanctioned Person; or (14) is an Affiliate, employee, officer, director, agent, or Equity Interest holder of any Loan Party.
(k)That is owed by an Account Debtor that (1) does not maintain its chief executive office in the United States or Canada (except for the Province of Quebec) or (2) is not organized under the law of the United States or Canada, or any state of the United States or any province of Canada (except for the Province of Quebec), unless, in each case, the sale is on letter of credit, Guaranty, or acceptance terms, in each case satisfactory to the Administrative Agent in its discretion, or such Account is insured by credit insurance satisfactory to the Administrative Agent in its discretion with the Administrative Agent named as lender loss payee; provided, that (A) Accounts as to which the Account Debtor is Cheeky Rascals, Theo Klein AG, Certus Marcatus, REIREI or Danish by Design, to the extent the unpaid balance thereof either (i) is covered by trade insurance that is reasonably acceptable to the Administrative Agent or (ii) does not exceed $1,000,000 in the aggregate as to all Accounts described in this clause (k)(A), in either case, shall not be deemed ineligible solely for failure to satisfy the requirements of this clause (k), (B) Accounts as to which the Account Debtor is Amazon 1P shall not be deemed ineligible solely for failure to satisfy the requirements of this clause (k), and (C) Accounts as to which the Account Debtor has been approved by the Administrative Agent in writing in its sole discretion) shall not be deemed ineligible solely for failure to satisfy the requirements of this clause (k);
(l)That is owed in any currency other than Dollars.
(m)That is owed by an Account Debtor or any Affiliate of an Account Debtor that is a creditor or supplier of any Loan Party, or that is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit, or allowance (but ineligibility is limited to the amount thereof).
(n)That represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond, or similar assurance is required and/or has been issued.
(o)That is evidenced by a promissory note, chattel paper, or an instrument.
(p)With respect to which a Borrower has made any agreement with the Account Debtor for any reduction to the Account (other than discounts and adjustments given in the ordinary course of business that are consistent with practices that existed on the Closing Date and that have been disclosed to the Administrative Agent in writing), any Account subject to a payment plan, or any Account that was partially paid and a Borrower created a new receivable for the unpaid portion of the Account.

(q)That does not comply in all material respects with the requirements of all applicable laws and regulations, whether federal, state, or local (including, with respect to any Canadian Account Debtor, any applicable provincial law of any applicable jurisdiction), including the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act, and Regulation Z of the Board of Governors of the Federal Reserve System.
(r)That is for goods that have been sold under a purchase order, contract, or other agreement or understanding (written or oral) that indicates that any Person other than a Borrower has or has had an ownership interest in the goods, or that indicates any Person (other than a Borrower) as payee or remittance party.
(s)That is an Account arising in connection with the sale of tooling.
(t)That, in each case, is otherwise deemed ineligible by the Administrative Agent in its Discretion.
In determining the amount of Eligible Accounts, the Administrative Agent may reduce the face amount of Accounts by (1) all accrued and actual discounts, claims, credits, pending credits, promotional program allowances, price adjustments, finance charges, or other allowances (including any amount that a Loan Party may be obligated to rebate to an Account Debtor under any agreement or understanding (written or oral)) and (2) the aggregate amount of all cash received with respect to Accounts but not yet applied by Borrowers to reduce Accounts.
“Eligible Customs Broker” means a customs broker/freight forwarder that has its principal assets and principal place of business in the United States and which is acceptable to the Administrative Agent in its sole discretion and with which the Administrative Agent has entered into a customs broker and/or freight forwarder agreement, in form and substance acceptable to the Administrative Agent.
“Eligible In-Transit Inventory” means and includes Inventory that the Administrative Agent, in its sole discretion, deems to be Eligible In-Transit Inventory and which would be Eligible Inventory but for the fact that it is In-Transit Inventory, but only if: (a) such In-Transit Inventory is the subject of a negotiable Document that designates a Borrower or the Administrative Agent as the consignee and has been properly endorsed to the Administrative Agent; (b) title to such In-Transit Inventory has passed to a Borrower; (c) the Administrative Agent has received an executed customs broker and/or freight forwarder agreement (in form and substance acceptable to the Administrative Agent) with respect to such In-Transit Inventory from an Eligible Customs Broker; (d) the shipper with respect to such In-Transit Inventory is not an Affiliate of a Borrower; (e) the Administrative Agent has received assurances satisfactory to it that all of the original Documents evidencing such In-Transit Inventory have been issued by the applicable carrier and have been forwarded to an Eligible Customs Broker (and, if such Documents are not actually received by an Eligible Customs Broker within ten (10) Business Days after the sending thereof, such In-Transit Inventory shall thereupon cease to be Eligible In-Transit Inventory), or, if required by the Administrative Agent in the exercise of its sole discretion, all of such original Documents are in the possession, in the United States, of the Administrative Agent or an Eligible Customs Broker (as specified by the Administrative Agent); (f) no Default exists under any agreement in effect between the vendor of such Inventory that would permit such vendor under any applicable law (including the Uniform Commercial Code and international law) to divert, reclaim, reroute, or stop shipment of such Inventory; (g) such In-Transit Inventory is fully insured by marine cargo or other similar insurance of a Borrower, in such amounts, with such insurance companies and subject to such deductibles as are satisfactory to the Administrative Agent and in respect of which the Administrative Agent has been named as lender loss payee; and (h) such In-Transit Inventory has been in-transit not more than forty-five (45) days.

“Eligible Inventory” means, at any time, Inventory owned by a Borrower that the Administrative Agent determines in its Discretion is Eligible Inventory. Without limiting the generality of the immediately preceding sentence, Inventory may not be Eligible Inventory unless it meets all the following minimum requirements:
(a)The Inventory is subject to a first-priority Lien in favor of the Administrative Agent, for the benefit of the Secured Parties, and, except for Permitted Liens that do not have priority over the Administrative Agent’s Lien, is not subject to any other Lien.
(b)No representation or warranty in any Loan Document with respect to the Inventory has been breached.
(c)The Inventory (1) is finished goods (excluding, without limitation, work-in-process, tooling inventory, spare or replacement parts, subassemblies, labels, packaging and shipping materials, supplies, samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods that are not of a type held for sale in the ordinary course of business); (2) is not a discontinued product or a component of a discontinued product; (3) is not perishable; (4) is not, in the Administrative Agent’s Discretion, slow moving, obsolete, unmerchantable, defective, unfit for sale or use, not salable in the ordinary course of business at prices approximating at least the cost of the Inventory, or unacceptable due to age, type, category, or quantity; (5) is reflected in Borrowers’ current Inventory Report delivered to the Administrative Agent in accordance with this Agreement; (6) has not been received by a Borrower on a consignment or other similar basis; (7) has not been placed with a Person on a consignment or other similar basis; (8) is not beyond its expiration date; (9) is not subject to any Person’s claims (other than a Borrower); and (10) not comprised of any products (i) that are in beta testing, (ii) as to which any Loan Party has received any instruction, letter or other communication (whether written or oral) from the FDA or applicable Canadian authority that could reasonably be expected to impact negatively, or restrict, any Loan Party’s ability to hold such Inventory for sale in the ordinary course of business; provided, that, if the FDA or applicable Canadian authority has not actually restricted the Loan Parties’ ability to hold such inventory for sale in the ordinary course of business, and the Loan Parties otherwise may then lawfully hold such Inventory for sale in the United States or Canada, such Inventory shall not be deemed ineligible solely for failure to satisfy the requirements of this clause (ii), (iii) that are demonstrative or custom inventory, or (iv) that are refurbished units.
(d)The Inventory (1) is located in the United States; (2) is located at a location owned or leased by a Borrower and, with respect to any leased location, the lessor has delivered to the Administrative Agent a Waiver (or the Administrative Agent in its Discretion has established a Reserve for that location) or is in any third-party warehouse or in a bailee’s possession and the warehouseman or bailee has delivered to the Administrative Agent a Waiver and such other documentation as the Administrative Agent may require in its Discretion (or the Administrative Agent in its Discretion has established a Reserve for that location); (3) is not being processed offsite at a third-party location or outside processor, or is in transit to or from a third-party location or outside processor (other than Inventory for which the processor has delivered to the Administrative Agent a Waiver and such other documentation as the Administrative Agent may require or the Administrative Agent in its Discretion has established a Reserve for that Inventory); (4) is not evidenced by a Document; (5) does not contain or bear any Intellectual Property rights licensed to a Borrower unless the Administrative Agent is satisfied that the Administrative Agent may sell or otherwise dispose of the Inventory without (w) any restriction on the sale or disposal thereof, (x) infringing the licensor’s rights, (y) violating any contract with the licensor, or (z) incurring any liability to pay royalties; (6) complies with all standards, laws, and regulations imposed by any Governmental Body; (7) is not subject to reclamation or other similar rights that have been asserted by the seller of the Inventory; (8) is not evidenced by a warehouse receipt or negotiable Document (except for negotiable Documents evidencing Eligible In-Transit Inventory); and (9) is in transit to or from a third party location or outside processor or between Permitted Warehouses or other Borrower locations or to a customer.
(e)If the Inventory is located in a Permitted Warehouse, (i) such Inventory is aged less than one hundred eighty (180) days, and (ii) either (1) a Borrower, in good faith reasonably believes, taking into account past experience, that no duties, tariffs, or other amounts with respect to importing Inventory (collectively, together with all other items referred to in the definition of Freight and Duty Reserve, “Importation Costs”) will ever have to be paid by Borrowers with respect to that Inventory because that Inventory will be exported out of the United States or (2) if the Inventory is intended to be sold in the United States, or if it is reasonably likely that Borrowers will otherwise have to pay Importation Costs with respect to such Inventory, Borrowers shall pay all Importation Costs with respect to such Inventory and, until paid, cause the Importation Costs to be reserved from the Borrowing Base.
“Environmental Complaint” is defined in Section 4.18(b).
“Environmental Laws” means all federal, state, and local environmental, land use, zoning, health, chemical use, safety, and sanitation laws, statutes, ordinances, and codes related to protecting the environment or governing the use, storage, treatment, generation, transportation, processing, handling, production, or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders, and directives issued by Governmental Bodies with respect to these matters.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust, or other equity ownership interests in a Person (and any warrants, options, or other rights entitling the holder to purchase or acquire any equity ownership interest), but excluding any debt securities convertible into any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means an entity, whether or not incorporated, that is under common control with a Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes a Borrower and that is treated as a single employer under Section 414 of the Code.
“Erroneous Payment” is defined in Section 15.22.
“Erroneous Payment Deficiency Assignment” is defined in Section 15.22.
“Erroneous Payment Impacted Class” is defined in Section 15.22.
“Erroneous Payment Return Deficiency” is defined in Section 15.22.
“Erroneous Payment Subrogation Rights” is defined in Section 15.22.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” is defined in Article X.
“Excluded Hedging Obligations” means, with respect to any Guarantor, any Hedging Obligation if, and solely to the extent that, all or a portion of a Guarantor’s Guaranty of, or the grant by that Guarantor of a Lien under the Loan Documents to secure, the Hedging Obligations (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission by virtue of that Guarantor’s failure for any reason to constitute an “eligible contract participant” (as defined in the Commodity Exchange Act as of the date of that Guaranty or the grant of a Lien would otherwise have become effective with respect to such related Hedging Obligation). If a Hedging Obligation arises under a master agreement governing more than one swap, the exclusion applies only to the portion of the Hedging Obligation that is attributable to swaps for which the Guaranty or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 2.12, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Applicable Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.12 and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Executive Order No. 13224” means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001.
“Expenses” means all fees, costs, expenses, charges, and out-of-pocket disbursements incurred by the Administrative Agent and its counsel (including the allocated costs of in-house counsel) and, where applicable, any Lender, and court costs, in any way arising from or in connection with the Loan Documents, any Collateral (including costs and expenses to preserve and protect Collateral), any Obligations, or the business relationship between the Administrative Agent (or any Lender, as applicable) and any Loan Party, including: (1) all costs, expenses, and fees incurred by the Administrative Agent or its agents in connection with any field examination (and the Loan Parties must fully cooperate with the examiners and make their books and records available for examination in connection with as many examinations as the Administrative Agent may request); (2) all the Administrative Agent’s and its counsels’ fees and expenses (including search fees, filing fees, recording fees and insurance policy fees) to prepare, examine, conduct due diligence with respect to, approve, negotiate, execute, and deliver, and close the transactions contemplated by the Loan Documents; (3) all fees and out-of-pocket disbursements incurred by the Administrative Agent (including attorneys’ fees) arising from or in connection with (x) any action taken by the Administrative Agent (or any Lender, as applicable) to monitor, advise, administer, enforce, or collect any Obligations, any Loan Documents, or any other present or future documents or agreements between the Administrative Agent (or any Lender, as applicable) and any one or more of the Loan Parties (including without limitation good standing certificates), (y) the business relationship between the Administrative Agent and any Loan Party, and (z) background checks regarding senior management, principals, or key investors, as the Administrative Agent determines in its discretion; (4) all out-of-pocket expenses and fees (including attorneys’ fees) incurred in relation to, in connection with, in defense of, or in prosecution of any litigation (including any actions to lift the automatic stay or to otherwise in any way monitor or participate in any Insolvency Proceeding involving a Loan Party) related to the Obligations, the Loan Documents, the Collateral, or any Loan Party (including any litigation instituted by a Loan Party or any third party, any so called “lender liability” action, any claim and delivery or other action for possession of, or foreclosure on, any of the Collateral, post judgment enforcement of any rights or remedies (including enforcing judgments and prosecuting appeals whether discretionary or as of right and whether in connection with pre judgment or post judgment matters)); (5) all costs, expenses, and fees incurred by the Administrative Agent or its agents in connection with any appraisals or environmental assessments (and the Loan Parties must fully cooperate with the appraisers and inspectors and make their property available for appraisal and inspection in connection with as many physical inspections, appraisals or environmental assessments as the Administrative Agent may request); and (6) all costs, expenses, and fees incurred by the Administrative Agent or its counsel in connection with consultants, expert witnesses, restructuring advisors, or other professionals retained by the Administrative Agent or its counsel to assist, advise, or give testimony with respect to any matter relating to the Loan Documents, the Collateral, the Obligations, the Loan Parties, or the business relationship between the Administrative Agent and any one or more of the Loan Parties. The Loan Parties will receive summary invoices showing only the total amount due and the summary invoices may not contain any narrative description of the services provided (and the Administrative Agent’s delivery of summary invoices does not waive any of the Administrative Agent’s rights or privileges (including the attorney-client privilege)).
“Extraordinary Receipts” means any net cash proceeds received by any Loan Party or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.5(h)(i) or (ii)) consisting of (i) pension plan reversions, (ii) proceeds of insurance claims and condemnation awards (and payments in lieu thereof), in each case, which are not used or reserved for use for repair or restoration work (including the hiring of contractors and/or applying for necessary permits) that is commenced within ninety (90) days of receipt, (iii) which are not used for repair or restoration within thirty (30) days of receipt, and (iv) indemnity payments.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Bodies and implementing such Sections of the Code.
“FDA” means, collectively, the United States Food and Drug Administration and any similar Governmental Body of any other country (including Canada) or any state, province or municipality in respect thereof.
“Federal Funds Rate” means, on any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by it.
“Fee Letter” means that certain letter agreement dated as of the Closing Date, by and among the Administrative Agent and the Lenders.
“Financials” is defined in Section 3.1(d).
“Fixed Charge Coverage Ratio” means, for any fiscal period, the ratio of (x) EBITDA less (1) Capital Expenditures that were not specifically funded by Indebtedness (but Capital Expenditures that were funded by a Revolving Loan are subtracted from EBITDA in calculating the Fixed Charge Coverage Ratio); less (2) taxes paid in cash; less (3) dividends and distributions paid in cash, in each case, calculated on a consolidated basis for the Loan Parties to (y) Fixed Charges.

“Fixed Charges” means, with respect to any fiscal period, the sum of (1) interest expense paid in cash (including that attributable to the interest component or portion of Capital Lease Obligations) plus (2) scheduled and unscheduled principal payments on Indebtedness (including with respect to Capital Lease Obligations, subordinated debt and the Benchmark Supplier Obligations, but excluding any unscheduled principal payments of the Benchmark Supplier Obligations made between the Closing Date and November 30, 2024 to the extent such payments are permitted hereby), in each case, of the Loan Parties on a consolidated basis.
“Floor” means a rate of interest equal to 3.50%.
“Foreign Lender” is defined in Section 2.12(g)(ii)(B).
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“Freight and Duty Reserve” means on any date, a reserve equal to the Administrative Agent’s estimate of the costs and expenses associated with the importation of In-Transit Inventory as of such date, including an estimate for all customs broker and freight forwarder fees, duties, tariffs, and other amounts then due or to become due with respect to In-Transit Inventory.
“GAAP” means the generally accepted accounting principles established in the United States of America by the Financial Accounting Standards Board.
“Governmental Body” means any nation or government, any state or other political subdivision of a nation or government, or any entity exercising the legislative, judicial, regulatory, or administrative functions of or pertaining to a government.
“Guarantor” means each Person that guaranties all or any Obligations.
“Guaranty” or “Guarantee” of or by any Person means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect: (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for its payment; (2) to purchase or lease property, securities, or services to assure the owner of such Indebtedness or other obligation of the payment of that Indebtedness; (3) to maintain working capital, equity capital, or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay that Indebtedness or other obligation; or (4) as an account party in respect of any letter of credit or letter of guaranty issued to support that Indebtedness or obligation (but “Guaranty” does not include endorsements for collection or deposit in the ordinary course of business). For the avoidance of doubt, “Guaranty” includes any Guaranty Agreement.
“Guaranty Agreement” means each guaranty agreement, in form and substance satisfactory to the Administrative Agent, made by a Guarantor in favor of the Administrative Agent and the other Secured Parties, pursuant to which such Guarantor Guarantees the payment and performance of the Obligations, in each case, as the same may be amended, restated, supplemented, or otherwise modified from time to time.
“Hazardous Discharge” is defined in Section 4.18(b).
“Hazardous Substance” means, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances, or related materials as defined in CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), RCRA, or other applicable Environmental Law.
“Hazardous Wastes” means all waste materials regulated by CERCLA, RCRA, or applicable state law, and any other applicable federal and state laws relating to hazardous waste disposal.
“Hedging Contracts” means any foreign exchange contract, currency swap agreement, futures contract, commodities hedge agreement, interest rate protection agreement, interest rate future agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, option agreement, or any other similar hedging agreement or arrangement.
“Hedging Obligations” means a Person’s liabilities under Hedging Contracts.
“Increased Tax Burden” means the additional federal, state, or local taxes assumed to be payable by a Pass-Through Owner of a Pass-Through Loan Party due to its status as a Pass-Through Loan Party, as evidenced and substantiated by the tax returns filed by that Pass-Through Owner (with these taxes calculated for all Pass-Through Owners at the highest federal and state marginal rates applicable to any Pass-Through Owner and taking into account losses previously allocated to each Pass-Through Owner by that Pass-Through Loan Party to the extent those losses have not previously been applied to reduce the Increased Tax Burden (but (1) capital losses and capital loss carry forwards are taken into account only to the extent they are currently usable to offset income or gain allocated by that Pass-Through Loan Party to a Pass-Through Owner and (2) to the extent that any losses allocated by that Pass-Through Loan Party result in a payback by a Pass-Through Owner to that Pass-Through Loan Party of previous tax distributions in accordance with this Agreement then those losses are not taken into account for purposes of determining the Increased Tax Burden)).
“Indebtedness” of any Person means, as of any date: (1) that Person’s obligations for borrowed money or similar obligations; (2) that Person’s Capital Lease Obligations; (3) that Person’s obligations that are secured by any Lien on any of its assets or property, whether or not the secured obligation has been assumed by that Person; (4) except for trade accounts payable arising in the ordinary course of business that are not more than ninety (90) days past due, but including, for the avoidance of doubt, the Benchmark Supplier Obligations, that Person’s obligations for the unpaid purchase price for goods, property, or services; (5) that Person’s obligations to purchase goods, property, or services where payment is required regardless of whether delivery of the goods or property or the performance of the services is ever made or tendered (generally referred to as “take or pay contracts”); (6) that Person’s obligations for unfunded benefit liabilities under any Plan of that Person or any ERISA Affiliate; (7) that Person’s obligations for Hedging Obligations, or other similar transactions (valued in an amount equal to the highest termination payment, if any, that would be payable by that Person upon termination for any reason on the determination date); (8) that Person’s obligations for outstanding reimbursement and similar obligations under letters of credit, bankers acceptances, and similar instruments; (9) the aggregate outstanding amount of all Off-Balance Sheet Liabilities (based on the aggregate outstanding amount as if the transaction were structured as a secured loan and an on balance sheet financing, whether or not shown as a liability on a consolidated balance sheet of the Person); and (10) that Person’s obligations for or relating to Indebtedness of other Persons similar to the Indebtedness described in the preceding clauses (based on the maximum amount that may be payable).
“Indemnified Taxes” means (i) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (ii) to the extent not otherwise described in the foregoing clause (i), Other Taxes.

“Insolvency Proceeding” means any proceeding under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law (including assignments for the benefit of creditors, formal or informal moratoria, compositions, or proceedings seeking reorganization, liquidation, arrangement, or other similar relief).
“Intellectual Property” means patents, patent rights, patent applications, copyrights, works that are the subject matter of copyrights, copyright registrations, trademarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the preceding, all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the preceding, all rights to sue for past, present, and future infringement of any of the preceding, inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards, goodwill, customer and other lists, trade secret rights, copyright rights, rights in works of authorship, and contract rights relating to computer software programs.
“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the Closing Date by and among the Administrative Agent and the Term Lenders, and acknowledged and agreed to by the Loan Parties, as amended, modified, restated or replaced from time to time in accordance with the terms hereof and thereof.
“In-Transit Inventory” means a Borrower’s Inventory that is in transit from a location outside the United States to a Permitted Warehouse.
“Inventory Report” means monthly perpetual Inventory certification reports by location, listing Inventory by category, SKU, quantity on hand, unit cost and location as of month end, with a separate break out of Inventory in the free-trade-zone portion of a Borrower’s Permitted Warehouses and a breakout of In-Transit Inventory with full detail for In-Transit Inventory (including bill of lading, purchase order number, invoice quantity shipped, date shipped, expected arrival date/port, country of origin, shipping containers, either form 7501 or form 214, and evidence that title thereto has passed to a Borrower; provided, that the form and scope of the Inventory Report provided by the Borrowers in connection with Administrative Agent’s due diligence investigation prior to the date hereof is hereby acknowledged as being satisfactory to Administrative Agent.
“IRS” means the United States Internal Revenue Service.
“Lenders” is defined in the preamble.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim, encumbrance, preference, priority, or other security agreement or preferential arrangement held or asserted with respect to any asset of any kind or nature including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the preceding, and the filing of, or agreement to give, any financing statement under the UCC or comparable law of any jurisdiction.
“Liquidity” means, as of any determination date, the sum of (x) Undrawn Availability as of such date, plus (y) unrestricted cash and funds held in deposit accounts maintained by a Loan Party and subject to a Control agreement as to which the Administrative Agent is the “first lien secured party” or similar first-lien agent. For the avoidance of doubt, none of the cash or other funds held on deposit in an SVB Corporate Card Cash Collateral Account or the Term Loan Priority Account shall be included in the foregoing clause (y).

“Loan” means each Revolving Loan (including any Agent Advances); and “Loans” means all Revolving Loans.
“Loan Account” is defined in Section 2.6.
“Loan Documents” means this Agreement, the Perfection Certificate, each Borrowing Base Certificate, each Compliance Certificate, the Waivers, the Fee Letter, each Pledge Agreement, each Guaranty Agreement, the Mortgages, if any, the Intercreditor Agreement, any Hedging Contracts, and any and all other agreements, promissory notes, instruments and documents, including guaranties, pledges, powers of attorney, consents, and all other writings before, now, or later executed by any Loan Party or delivered to the Administrative Agent or any Lender with respect to the transactions contemplated by the Loan Documents (including the documents and agreements on the closing checklist attached as Exhibit B).
“Loan Party” means each Borrower, each Guarantor and each other Person that grants the Administrative Agent a Lien on any Collateral to secure any Obligation. For the avoidance of doubt, each Person that is an obligor under the Term Documents shall be a Loan Party.
“Loan Party Operating Account” means (a) initially, the deposit account number x2470 and maintained at SVB in the name of Owlet BC, and (b) thereafter, any other deposit account in the name of Owlet BC and designated to the Administrative Agent in writing as the “Loan Party Operating Account”.
“Loan Party Representative” means Owlet BC.
“Loan Threshold” means (i) for the period commencing on the Closing Date and continuing until the day immediately preceding the first anniversary of the Closing Date, $3,750,000, and (ii) from and after the first anniversary of the Closing Date, $5,000,000.
“Lockbox” means a post-office box or post-office boxes required by this Agreement to which the Administrative Agent has sole access.
“Mandatory Term Loan Prepayments” means, prior to the discharge of Term Lender Obligations, mandatory prepayments of the Term Loan Obligations to the extent required to be made pursuant to the Term Credit Agreement as in effect as of the Closing Date.
“Material Adverse Effect” means a material adverse effect in or on: (1) any Loan Party’s financial condition, operational results, or business; (2) any Loan Party’s ability to pay or perform any of its respective obligations in accordance with their terms; (3) the value of the Collateral, the Administrative Agent’s Liens on the Collateral, or the priority of the Administrative Agent’s Lien on any Collateral; (4) the validity or enforceability of any Loan Document or the Administrative Agent’s or any Lender’s rights or remedies under any Loan Document; or (5) the practical realization of the Administrative Agent’s or any Lender’s rights and remedies under the Loan Documents.
“Material Business Agreement” means any agreement that if terminated, rescinded, or breached could reasonably be expected to have a Material Adverse Effect on any Loan Party. For the avoidance of doubt, the Benchmark Supplier Documents and the Term Documents constitute Material Business Agreements.
“Maturity Date” means the earlier of (1) the Termination Date or (2) the date on which the Revolving Commitments are reduced to zero or otherwise terminated.

“Maximum Borrowing Amount” means, at any time, an amount equal to the lesser of (1) the Revolving Commitments and (2) the Borrowing Base.
“Maximum Rate” means the maximum rate of interest permitted under applicable law from time to time in effect.
“Mortgages” means each mortgage or other agreement that conveys or evidences a Lien on Owned Real Property that secures any Obligation.
“Multiemployer Plan” means a “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA.
“Net Orderly Liquidation Value” means the orderly liquidation value (net of costs and expenses estimated to be incurred in connection with such liquidation) of Borrowers’ Inventory, determined on a category by category basis, that is estimated to be recoverable in an orderly liquidation as determined from time to time by reference to the most recent Inventory appraisal of such property delivered to the Administrative Agent by an appraiser acceptable to the Administrative Agent in its discretion. Net Orderly Liquidation Value is expressed as a percentage of the respective appraised values of types of Eligible Inventory.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all or all affected Lenders in accordance with the terms of Section 15.3(b) and (ii) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.
“Notice” is defined in Section 15.7.
“Obligations” means, without duplication, any and all loans, advances (including Agent Advances), debts, liabilities, obligations, covenants, and duties (absolute, contingent, matured, or unmatured) owing by any one or more of the Loan Parties to the Administrative Agent (or to any of its direct or indirect Subsidiaries or Affiliates) or any Lender (or to any of their respective direct or indirect Subsidiaries or Affiliates) of any kind or nature, present or future (including any interest accruing after maturity or the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization, or similar proceeding relating to any Loan Party, whether a claim for post filing or postpetition interest is allowed in that proceeding), whether evidenced by any note, Guaranty, or other instrument, whether arising under any agreement, instrument, or document (including the Loan Documents), whether for the payment of money, whether arising by reason of extending credit, opening a letter of credit, loan, equipment lease, or guarantee, under any Hedging Contract (other than, with respect to any Guarantor, the Excluded Hedging Obligations of that Guarantor, if any), out of the Administrative Agent’s or any Lender’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, or obligations pursuant to the Administrative Agent’s Erroneous Payment Subrogation Rights, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, including any and all of each Loan Party’s Indebtedness and liabilities under the Loan Documents or under any other agreement between the Administrative Agent or any Lender and any Loan Party and any amendments, extensions, renewals, or increases and all Expenses the Administrative Agent or any Lender, as applicable, incurs in the documentation, negotiation, modification, enforcement, collection, or otherwise in connection with any of the preceding, and all obligations of any Loan Party to the Administrative Agent or any Lender to perform acts or refrain from taking any action.
“Off-Balance Sheet Liability” of a Person means: (1) any obligation under a sale and leaseback transaction that is not a capital lease; (2) any so-called “synthetic lease” or “tax ownership operating lease” transaction; (3) the amount of obligations outstanding under any asset securitization or similar transaction on any determination date that would be characterized as principal if that asset securitization or similar transaction were structured as a secured lending transaction rather than as a purchase; or (4) any other transaction (excluding operating leases for purposes of this clause (4)) that is the functional equivalent of or takes the place of borrowing but that is not a liability on that Person’s balance sheet. The amount of any Off-Balance Sheet Liability is calculated based on the aggregate amount of obligations outstanding under the transaction on any determination date that would be characterized as principal if the transaction were structured as a secured lending transaction, whether or not shown as a liability on that Person’s balance sheet, all in a manner reasonably satisfactory to the Administrative Agent.
“Original Indebtedness” is defined in Section 7.8(i).
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Owlet” has the meaning set forth in the preamble.
“Owlet BC” has the meaning set forth in the preamble.
“Owned Real Property” means all Real Property listed on Schedule 1.2(a), as such schedule may be supplemented from time to time in writing acknowledged by Loan Party Representative and the Administrative Agent (it being acknowledged and agreed that no such acknowledgment shall be deemed to constitute a waiver of any Default or Event of Default arising as a result of the acquisition of any Real Property after the Closing Date, which acquisition is not expressly permitted hereby).
“parent” is defined in the defined term “Subsidiary”.
“Participant” is defined in Section 15.4(d).
“Participant Register” is defined in Section 15.4(d).
“Pass-Through Loan Parties” means each Loan Party that is a limited liability company, a subchapter S corporation, or any other entity that is disregarded for federal and state income tax purposes while it has elected to be treated as a pass through entity for federal and state income tax purposes.
“Pass-Through Owner” is defined in the defined term “Permitted Dividends”.

“Payment Conditions” means, at the time of determination with respect to any specified transaction or payment, that (a) no Default Condition then exists or would arise as a result of entering into such transaction or the making of such payment, (b) before and after giving effect to such transaction or payment, Liquidity is greater than $9,000,000, and (c) after giving effect to such transaction or payment, (A) projected Liquidity at all times during the sixty (60) Business Day period ending on the date of such transaction or payment was equal to or greater than $9,000,000, and (B) the Consolidated Fixed Charge Coverage Ratio, for each of the twelve (12) months immediately preceding the date of such transaction or payment for which the Administrative Agent has received financial statements shall be equal to or greater than 1.10 to 1.00 after giving pro forma effect to such transaction or payment as if such transaction had been entered into or such payment had been made as of the first day of such twelve-month period. Prior to undertaking any transaction or payment which is subject to the Payment Conditions, the Loan Parties shall deliver to the Administrative Agent (i) an updated Borrowing Base Certificate giving effect to the payment or transaction and (ii) evidence of satisfaction of the conditions contained in clause (c) above on a basis (including, without limitation, giving due consideration to results for prior periods) reasonably satisfactory to the Administrative Agent.
“Payment Office” means the office that the Administrative Agent specifies in writing to the Loan Party Representative.
“Payment Recipient” is defined in Section 15.22.
“Perfection Certificate” means the perfection certificate or perfection certificates provided by Borrowers to the Administrative Agent.
“Permitted Dividends” means dividends and distributions that meet each of the following conditions: (1) they are allowed under all applicable law; (2) no Event of Default or Default exists or would occur after giving pro forma effect to the dividend or distribution; and (3) they are made by a Pass-Through Loan Party to its members or shareholders in an aggregate amount equal to the Increased Tax Burden of its shareholders and members (each, a “Pass-Through Owner”). Permitted Dividends may be made on a quarterly basis to allow each Pass-Through Owner to pay estimated taxes during the course of the taxable year using reasonable estimates of the anticipated aggregate amount of Permitted Dividends for that taxable year at the time of payment, with any excess of aggregate installments with respect to any such taxable year over the actual amount of Permitted Dividends permitted for such taxable year reducing any future Permitted Dividends otherwise allowed under this Agreement if less than $25,000 in the aggregate at any time, otherwise Borrowers must cause the recipients of the excess installments to return the excess to Borrowers within ten (10) days of it becoming known that excess installments were made.
“Permitted Liens” means:
(1)     Liens in favor of the Administrative Agent;
(2)     Liens for taxes, assessments, or other Charges that (x) are not delinquent or (y) are being contested in good faith by appropriate proceedings that stay the enforcement of those Liens and with respect to which proper reserves have been taken by the Loan Parties in accordance with GAAP (but only if these Liens have no effect on the priority of the Administrative Agent’s Liens or the value of the Collateral, and a stay of enforcement of the Lien is in effect);
(3)     deposits or pledges to secure obligations under worker’s compensation, social security, or similar laws, or under unemployment insurance or general liability or product liability insurance;

(4)     deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, performance bonds, surety and appeal bonds, and other similar obligations arising in the ordinary course of any Loan Party’s business;
(5)     mechanics’, workers’, materialmen’s, warehousemen’s, common carriers’, landlord’s or other similar Liens arising in the ordinary course of any Loan Party’s business with respect to obligations that are not due or that are being contested in good faith by the applicable Loan Party;
(6)     Liens placed on equipment and real estate assets acquired to secure a portion of the purchase price (but only if (x) the Lien does not encumber any other of the Loan Parties’ property and (y) the aggregate amount of Indebtedness secured by these Liens incurred during any fiscal year does not exceed the amount allowed by Section 7.6);
(7)     zoning restrictions, easements, encroachments, rights of way, restrictions, leases, licenses, restrictive covenants, and other similar title exceptions or Liens affecting Real Property, none of which materially impairs the use or value of that Real Property;
(8)     customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the UCC or common law of banks or other financial institutions where any Loan Party or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;
(9)    judgment Liens in respect of judgments that do not constitute an Event of Default under Section 10.6;
(10)    purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;
(11)     non-exclusive licenses of Intellectual Property granted by a Loan Party in the ordinary course of business; provided, that no such license shall (i) interfere in any respect with the ordinary conduct of the business of any Loan Party, or (ii) adversely affect in any material respect the fair value of any Eligible Inventory or the ability of the Administrative Agent to dispose of or otherwise realize upon any Eligible Inventory after an Event of Default;
(12)    Liens in favor of the Term Lenders securing Term Lender Obligations to the extent permitted under Section 7.8(h), subject at all times to the Intercreditor Agreement; provided, that, any such Liens on any Working Capital Lenders Priority Collateral are junior to the Liens on the Working Capital Lenders Priority Collateral securing the Obligations;
(13)    Liens encumbering the SVB Corporate Card Cash Collateral, which Liens secure solely the obligations of Owlet BC in respect of the SVB Corporate Card Program; and
(14)    Liens disclosed on Schedule 1.2(b) (but only if the principal amount secured is not increased and no additional assets become subject to the Lien).
“Permitted Warehouse” means a third-party warehouse that is located in the continental United States and listed on Schedule 4.5 with respect to which the warehouseman has delivered to the Administrative Agent a Waiver and such other documentation as the Administrative Agent may require in its Discretion (or the Administrative Agent in its Discretion has established a Reserve for that location).

“Person” means any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity, or Governmental Body.
“Plan” means any employee benefit plan under Section 3(3) of ERISA, maintained for employees of any Loan Party or any member of the Controlled Group or any such Plan to which any Loan Party or any member of the Controlled Group is required to contribute on behalf of any of its employees.
“Pledge Agreement” means that certain Pledge Agreement dated on or about the Closing Date by and among Owlet and the Administrative Agent, and acknowledged by Owlet BC and each other Subsidiary of Owlet, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Pledged Equity Interests” is defined in Section 4.20(a).
“Prepayment Fee” is defined in the Fee Letter.
“Primary Obligor” is defined in the defined term “Guaranty”.
“Prime Rate” means the per annum rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States (or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent)). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Projections” is defined in Section 5.6(a).
“PTE” is defined in Section 15.20.
“RCRA” means the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.).
“Real Property” means the Loan Parties’ owned and leased real property.
“Recipient” means, as applicable, (i) the Administrative Agent and (ii) any Lender.
“Refinance Indebtedness” is defined in Section 7.8(i).
“Register” is defined in Section 15.4(c).
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Release” is defined in Section 5.8(c).
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Replacement Lender” is defined in Section 2.11(b).
“Required Lenders” means,
(a)at any time all Lenders are Affiliates of the Administrative Agent, all Lenders, and
(b)at any time all Lenders are not Affiliates of the Administrative Agent,
(i)Lenders holding more than sixty-six and two thirds of one percent (66 2/3%) of the Revolving Commitments at such time, or
(ii)if the Lenders have no Revolving Commitments outstanding, Lenders holding more than sixty-six and two thirds of one percent (66 2/3%) of the aggregate outstanding Revolving Exposure at such time;
provided that, to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments and Revolving Exposure shall be excluded for purposes of determining Required Lenders; and provided, further, at any time that there are two (2) or more unaffiliated Non-Defaulting Lenders, Required Lenders shall consist of at least two (2) such Non-Defaulting Lenders (with Non-Defaulting Lenders who are Affiliates constituting one (1) Lender for purposes of this proviso).
“Reserves” means any reserves that the Administrative Agent in its sole discretion deems necessary to maintain with respect to the Collateral or any Loan Party (including for: accrued and unpaid interest on the Obligations, liquidation Expenses, Hedging Obligations volatility reserves, reserves for Account dilution, rent at locations leased by any Loan Party and for consignee’s, warehousemen’s, and bailee’s charges, Inventory shrinkage, slow moving inventory, obsolete inventory, changes in Inventory composition or mix, customs charges and shipping charges related to any Inventory in transit, customer deposits, amounts owed to tooling vendors, future warranty and maintenance claims, contingent liabilities, indemnified liabilities, uninsured or underinsured losses, Freight and Duty Reserve and other Importation Costs, and for taxes, fees, assessments, and other governmental charges (including ad valorem, personal property, sales, and other taxes that may have priority over the Administrative Agent’s Liens)).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrowers, in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule I as such schedule may be amended, or, in the case of a Person becoming a Lender after the Closing Date, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, or the joinder executed by such Person, in each case, as such commitment may subsequently be increased or decreased pursuant to the terms hereof. The aggregate principal amount of all Lenders’ Revolving Commitments (i) as of the Closing Date, is $15,000,000, and (ii) as of the first anniversary of the Closing Date shall be $20,000,000.
“Revolving Exposure” means, at any time, as the context may require, (a) the aggregate outstanding principal amount of all Revolving Loans (including any Agent Advances), or (b) with respect to any Lender at any time, the outstanding principal amount of such Lender’s Revolving Loans (including any Agent Advances).
“Revolving Loan” means a Loan made under Section 2.1(a).

“Sanctioned Country” means, at any time, a country, region or territory that is, or whose government is, the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (i) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (ii) any Person located, organized or resident in a Sanctioned Country or (iii) any Person Controlled by any such Person.
“Sanctions” means economic or financial sanctions or trade embargoes administered or enforced from time to time by (i) the U.S. government, including those administered by OFAC or the U.S. Department of State or (ii) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom.
“SEC” means the Securities and Exchange Commission, or any Governmental Body succeeding to any of its principal functions.
“Secured Parties” means the Administrative Agent, the Lenders, and any Affiliate of a Lender to whom any Obligations are owed from time to time, and shall include all former Administrative Agents, Lenders, and Affiliates of a Lender to the extent that any Obligations owing to such Persons were incurred while such Persons were Administrative Agents, Lenders, or Affiliates of a Lender, and such Obligations have not been paid in full.
“Shareholder Litigation” means all claims, causes of action, investigations, arbitrations, litigation, or other proceedings between or among holders of Equity Interests of Loan Party Representative, including, without limitation, those matters currently pending as Case Numbers 2:21-cv-0916-FLA-SSC and 2:21-cv-0916-FLA-SSCx, filed by Michael J. Butala et. al, as plaintiffs, against Owlet and other related defendant parties, with the United States District Court for the Central District of California.
“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“SOFR Loan” means each portion of a Loan that bears interest at a rate determined by reference to Term SOFR (other than pursuant to clause (iii) of the definition of “Base Rate”).
“Specified Cash Account” means that certain deposit account number x3031 maintained by Owlet BC with SVB, which shall be subject to a so-called “springing” Control Agreement.
“Specified Citibank Accounts” means, collectively, that certain deposit account number x0315 maintained by Owlet with Citibank, N.A., and those certain deposit account numbers x5001 and x5002 maintained by Owlet BC with Citibank, N.A., all of the foregoing of which shall be subject to a so-called “springing” Control Agreement.
“Specified Period” means, with respect to each specific Borrowing Base Certificate delivered to the Administrative Agent (the “Current Borrowing Base Certificate”), the period from the last date included in the Borrowing Base Certificate most recently delivered to the Administrative Agent through and including the date that is two (2) Business Days before the date of the Current Borrowing Base Certificate.
“Subsidiary” means, with respect to any Person (the “parent”) at any date, any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if the financial statements were prepared in accordance with GAAP, as well as any other Person (1) of which Equity Interests representing more than 50% of the Equity Interest or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of that date, owned, Controlled, or held, or (2) that is, as of such date, otherwise Controlled, by the parent or one or more Subsidiaries of the parent.
“SVB” means Silicon Valley Bank, a division of First-Citizens Bank & Trust Company.
“SVB Corporate Card Cash Collateral” means cash in an aggregate amount not to exceed $500,000, which cash is maintained in one or other of the SVB Corporate Card Cash Collateral Accounts as security for obligations of Owlet BC in respect of the SVB Corporate Card Program.
“SVB Corporate Card Cash Collateral Accounts” means those certain deposit accounts number         and         maintained by Owlet BC with SVB, each of which accounts is used exclusively to hold a portion of the SVB Corporate Card Cash Collateral and holds no funds that are not SVB Corporate Card Cash Collateral.
“SVB Corporate Card Program” means the corporate purchasing card program maintained by Owlet BC with SVB, as such program is in effect as of the Closing Date.
“SVB Facility” means the financing arrangement evidenced by that certain Third Amended and Restated Loan and Security Agreement dated as of November 23, 2022 (as amended and in effect immediately prior to the Closing Date) by and among the Loan Parties and SVB, together with all notes, riders, exhibits, guaranty agreements, subordination agreements and other documents, instruments and agreements delivered in connection therewith.
“SVB Payoff Letter” means that certain Payoff Letter dated as of the Closing Date by and among the Loan Parties and Silicon Valley Bank, a division of First-Citizens Bank & Trust Company.
“Taxes” and “taxes” mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees and charges imposed by any Governmental Body, including any interest, additions to tax and penalties applicable thereto.
“Term Lenders” means WTI Fund X, Inc. and WTI Fund XI, Inc., each a Delaware corporation and an Affiliate of Western Technology Investment LLC, together with each other Person that becomes a lender under the Term Credit Agreement.
“Term Credit Agreement” means that certain Loan and Security Agreement dated as of the Closing Date, among the Loan Parties and the Term Lenders, as amended, amended and restated, supplemented, extended or otherwise modified from time to time in accordance with the provisions hereof and of the Intercreditor Agreement, and any replacement credit agreement entered into pursuant to any Refinance Indebtedness permitted pursuant to Section 7.8(i) in respect thereof.
“Term Documents” means the “Loan Documents” (as defined in the Term Credit Agreement), as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof and of the Intercreditor Agreement.
“Term Loan Priority Account” is defined in Section 4.14(i).
“Term Loans” has the meaning set forth for the term “Loans” in the Term Credit Agreement.

“Term Lender Obligations” has the meaning set forth for the term “Term Lender Obligations” in the Intercreditor Agreement.
“Term Lender Priority Collateral” has the meaning set forth for the term “Term Lender Priority Collateral” in the Intercreditor Agreement.
“Term Total Outstandings” means, with respect to the Term Loans, the aggregate outstanding principal amount thereof after giving effect to any prepayments or repayments of such Term Loans occurring on such date.
“Term SOFR” means the forward-looking term rate based on SOFR as published by the Term SOFR Administrator for a one (1)-month period on the day that is two (2) Business Days prior to the first day of such one (1)-month period, as such rate is published by the Term SOFR Administrator; provided, that, if the Administrative Agent determines that any such lookback or other conventions for this rate selected is not administratively, operationally, or technically feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its sole discretion, including a SOFR rate based on a different time period; provided, further, that if Term SOFR determined as provided above (including pursuant to the first proviso above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Termination Date” means September 10, 2027.
“Toxic Substances” means any material that has been shown to have an adverse effect on human health or that is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. Section 2601 et seq., applicable state law, or any other present and future applicable Federal or state laws related to toxic substances, and includes asbestos, polychlorinated biphenyls (PCBs) and lead based paints.
“TTM EBITDA” means, as of any date of determination, Borrowers’ reported EBITDA for the twelve fiscal month period most recently then ended; provided, that (i) TTM EBITDA as of September 30, 2024 shall be Borrowers’ reported EBITDA for the three fiscal month period then ended, (ii) TTM EBITDA as of December 31, 2024 shall be Borrowers’ reported EBITDA for the six fiscal month period then ended, and (iii) TTM EBITDA as of March 31, 2025 shall be Borrowers’ reported EBITDA for the nine fiscal month period then ended.
“UCC” means the Uniform Commercial Code as in effect from time to time in New York (but if the law, perfection, or the effect of perfection or non-perfection of any Lien on any Collateral is governed by the Uniform Commercial Code in effect in a different jurisdiction, “UCC” means the Uniform Commercial Code as in effect in that other jurisdiction with respect to perfection or the effect of perfection or non-perfection).
“UFCA” is defined in Section 14.4(d).
“UFTA” is defined in Section 14.4(d).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the Benchmark Replacement Adjustment.
“Undrawn Availability” means, as of any determination date, an amount equal to (x) the Maximum Borrowing Amount, minus (y) the sum of (1) the Revolving Exposure, plus (2) fees and Expenses that any Loan Party is liable for but that have not been paid or charged to the Loan Account.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.
“Waivers” means all landlord’s waivers, warehouseman’s waivers, creditor’s waivers, mortgagee waivers, processing facility and bailee waivers, and customs broker waivers that are executed and delivered in connection with this Agreement, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent.
“Withholding Agent” means any Borrower, any Loan Party or the Administrative Agent, as applicable.
“Working Capital Lenders Priority Collateral” shall have the meaning provided to such term in the Intercreditor Agreement.
“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION 1.3. UCC Terms. Unless defined in the Loan Documents, all terms used in the Loan Documents and defined in the UCC have the meaning given in the UCC. These UCC terms include: “Account”, “Account Debtor”, “Certificated Security”, “Chattel Paper”, “Commercial Tort Claim”, “Commodities Account”, “Deposit Account”, “Document”, “Equipment”, “Farm Products”, “Financial Asset”, “Fixture”, “General Intangible”, “Goods”, “Instrument”, “Inventory”, “Investment Property”,

“Lease”, “Lessor”, “Letter-of-Credit Rights”, “money”, “Payment Intangibles”, “Proceeds”, “Product”, “Record”, “Secured Party”, “Securities Account”, “Security”, “Security Entitlement”, “Security Interest”, and “Supporting Obligation”.
SECTION 1.4. General Construction. When computing time periods from a specified date to a later specified date, “from” means “from and including” and “to” and “until” each mean “to but excluding”. In the Loan Documents: (1) all references to laws and statutes include all regulations and Governmental Body interpretations; (2) all references to laws, statutes, and regulations include any amendments, renewals, extensions, replacements, or successor laws, statutes, or regulations; (3) any definition of or reference to any agreement, instrument, or other document means the agreement, instrument, or other document as from time to time amended, amended and restated, supplemented, modified, substituted, or replaced; (4) any reference to any Person includes that Person’s successors and assigns (and if the Person is a natural person, that Person’s heirs, executors, and personal representatives) and, unless expressly stated otherwise, its Subsidiaries and the Related Parties of the Administrative Agent or a Lender, as applicable (to the extent expressly contemplated hereby); (5) the words “herein,” “hereof,” and “hereunder,” and words with similar meanings, refer to this Agreement in its entirety and not any particular provision or section; (6) “discretion” when not capitalized means a determination made by the Administrative Agent in its sole and absolute discretion; (7) any reference to payment, repayment, or prepayment means payment in immediately available funds in Dollars; (8) any pronoun covers all genders; (9) wherever appropriate in the context, terms used in the Loan Documents in the singular also include the plural and vice versa; (10) any reference to any Loan Document or any other document, agreement, instrument, report, certificate, or other similar deliverable means that the Loan Document or other deliverable is satisfactory in form and substance to the Administrative Agent in its discretion; (11) the words “include,” “includes,” and “including” are treated as being followed by “without limitation”; and (12) captions used in the Loan Documents are for convenience only and are not taken into account in interpreting the document. A Default or an Event of Default exists at all times during the period beginning on the date that it occurs to the date on which it is waived in writing by the Administrative Agent and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) or, in the case of a Default, is cured within any cure period expressly provided for in this Agreement. All covenants are given independent effect so that if a particular action or condition is not permitted by any covenant, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant does not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties in the Loan Documents are given independent effect so that if a particular representation or warranty is incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached does not affect the incorrectness or a breach of a representation or warranty.
SECTION 1.5. Time. Unless expressly provided otherwise, all time references in the Loan Documents are to Eastern standard time or Eastern daylight saving time, as in effect in New York, New York on such day.
SECTION 1.6. Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation, administration, submission, calculation or selection of, or any other matter related to, the Benchmark, any component definition thereof or rates referenced in the definition thereof or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Benchmark (or any component definition thereof or rates referenced in the definition thereof) pursuant to the terms of this Agreement, and shall have no liability to Borrower or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error by, or any calculation of any such rate (or component thereof) provided by, any such information source or service.
ARTICLE II.
LOANS, PAYMENTS
SECTION 2.1. Revolving Loans. Subject to the terms and conditions in this Agreement, each Lender severally agrees (to the extent of such Lender’s Revolving Commitment) to make Revolving Loans to Borrowers in aggregate amounts outstanding at any time before the Maturity Date equal to the Maximum Borrowing Amount; provided, that, no Lender’s Revolving Exposure, after giving effect to the advance of any Revolving Loan, shall at any time exceed such Lender’s Revolving Commitment; provided, further, that in no event shall the aggregate Revolving Exposure, after giving effect to the advance of any Revolving Loan, exceed the aggregate Revolving Commitments. This Agreement evidences the obligation of Borrower to repay the Revolving Loans and is being executed as a “noteless” credit agreement; provided, however, at the request of any Lender at any time, Borrowers agree that they will prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender and in a form approved by the Administrative Agent in its sole discretion.
SECTION 2.2. Borrowing Procedure. In respect of the Revolving Loans, the Loan Party Representative must submit (a) before 6:00 p.m. on the Business Day immediately preceding the date of a proposed Loan, a Borrowing Base Certificate certified by an Authorized Officer of Loan Party Representative as being true and correct; and (b) before 11:00 a.m. on the date of a proposed Loan (which shall be a U.S. Government Securities Business Day), a request in writing specifying (1) the date of the proposed Loan (which must be a U.S. Government Securities Business Day), and (2) the amount of the Loan. Concurrent with the delivery of the Borrowing Base Certificate, Loan Party Representative shall provide a written report to the Administrative Agent of all returns, and all material disputes, claims and other deductions, together with sales and other reports and supporting information relating to the Accounts, in each case, as of such date and as required by the Administrative Agent. The Administrative Agent shall have the right to review and adjust any calculations made in a Borrowing Base Certificate (i) to reflect the Administrative Agent’s estimate of declines in value of any of the Collateral described therein and (ii) to the extent that such calculation is not in accordance with this Agreement or does not accurately reflect the amount of the Reserves then in effect. Any request in writing received by the Administrative Agent after 11:00 a.m. on a U.S. Government Securities Business Day (or any corresponding Borrowing Base Certificate received by the Administrative Agent after 6:00 p.m. on the Business Day immediately preceding the date of a proposed Loan), but otherwise meeting the requirements of this Section 2.2, shall be funded on the following U.S. Government Securities Business Day; provided, that the Administrative Agent may in its sole discretion, elect to accept as timely requests that are received later than 11:00 a.m. on the applicable U.S. Government Securities Business Day (or any corresponding Borrowing Base Certificate received by the Administrative Agent after 6:00 p.m. on the Business Day immediately preceding the date of a proposed Loan). Promptly following the receipt of any borrowing request as set forth herein, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Loan.
SECTION 2.3. Loan Disbursement.
(a)Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds to the Administrative Agent at the Payment Office, in each case, by not later than 2:00 p.m. on the date of each proposed Loan. All Loans will be disbursed from the Payment Office that the Administrative Agent designates from time to time. Revolving Loans may be borrowed, repaid, and reborrowed in accordance with the Loan Documents. If funded by the Lenders as set forth above, the Administrative Agent will make the proceeds of each Revolving Loan requested by the Loan Party Representative available to it by crediting the Loan to the Loan Party Operating Account. Revolving Loans treated as being requested by a Borrower will be disbursed to the Administrative Agent and applied to the obligation or liability related to the deemed request.
(a)Unless the Administrative Agent shall have been notified by any Lender prior to the date of a borrowing in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrowers on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest (x) at the Federal Funds Rate until the second Business Day after such demand and (y) at the Base Rate at all times thereafter. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Loan Party Representative, and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such borrowing. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its pro rata share of any borrowing hereunder or to prejudice any rights which the Borrowers may have against any Lender as a result of any default by such Lender hereunder.
(b)All Loans shall be made by the Lenders on the basis of their respective pro rata shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.
SECTION 2.4. Maximum Loans; Agent Advances.
(a)Borrowers may not at any time allow the Revolving Exposure to exceed the Maximum Borrowing Amount (and if it does for any reason Borrowers must immediately and without demand pay the excess to the Administrative Agent, for the account of the Lenders).
(b)Subject to the limitations set forth below and notwithstanding anything else in this Agreement to the contrary, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion, (i) at any time that a Default Condition exists, (ii) at any time that any of the other conditions precedent set forth in Article VIII have not been satisfied, or (iii) at any time that the Revolving Exposure exceeds the Maximum Borrowing Amount or any Agent Advance (as defined below) would cause the Revolving Exposure to exceed the Maximum Borrowing Amount, to make Revolving Loans to the Borrowers on behalf of the Lenders, which the Administrative Agent deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, (2) to enhance the likelihood of (or maximize the amount of) the repayment of the Obligations, or (3) to pay any amount chargeable to any Loan Party under the Loan Documents or applicable law, including costs, fees and expenses as provided under this Agreement (any of such advances are herein referred to as “Agent Advances”). The Administrative Agent shall promptly provide to the Loan Party Representative written notice of any Agent Advance. In no event shall the Revolving Exposure, after giving effect to any Agent Advance, exceed the aggregate Revolving Commitments.
(c)The Agent Advances shall be payable immediately on demand, shall be secured by the Collateral and shall constitute Obligations hereunder. Each Agent Advance shall bear interest as set forth in Section 3.1 of this Agreement. Each Agent Advance shall be subject to all terms and conditions of this Agreement and the other Loan Documents applicable to Revolving Loans, except that the making of any Agent Advance shall not require the consent of the Borrowers. The Administrative Agent shall have no duty or obligation to make any Agent Advance hereunder.
SECTION 2.5. Loan Repayment.
(a)The Loans are due and payable in full on the Termination Date (subject to earlier prepayment as provided in the Loan Documents).
(b)Checks, notes, drafts, or other similar items may not be immediately collectible. Accordingly, when calculating Undrawn Availability, each payment item deposited in a Cash Concentration Account is treated as received by the Administrative Agent (and the Administrative Agent will provisionally credit the Loan Account) on the Business Day immediately following the day on which the Administrative Agent receives actual possession of the payment item for deposit to a Cash Concentration Account. In consideration for this accommodation, Borrowers agree that in calculating interest and other charges and fees, all payment items deposited in a Cash Concentration Account are treated as having been credited to the Loan Account on the second Business Day immediately following the Business Day on which the payments are treated as having been received by the Administrative Agent under this Section. Each Control Agreement applicable to a Lockbox or a Cash Concentration Account shall provide for the daily sweep of funds in such Lockbox or such Cash Concentration Account to the Administrative Agent Holding Account for application to the Obligations in the order and manner the Administrative Agent, subject to the final sentence of Section 4.15(i)(iv), determines in its discretion (including Hedging Obligations owed to the Administrative Agent and its Affiliates, if any).
(c)The Administrative Agent does not have to credit the Loan Account for any payment item that is not satisfactory to the Administrative Agent in its discretion. All credits are provisional and are subject to verification and final settlement. The Administrative Agent may charge the Loan Account for any payment item that is returned unpaid or otherwise not collected. Any information and data reported to Borrowers under any service that is received before final posting and confirmation is subject to correction. The Administrative Agent has no liability for the content of any preliminary service-related information.
(d)The Loan Parties must pay all payments under the Loan Documents to the Administrative Agent, for the account of the Administrative Agent and the Lenders, as applicable (in immediately available funds, free and clear of any defenses, rights of set-off, recoupment, counterclaim, or any deduction whatsoever), at the Payment Office, not later than 1:59 p.m., on the due date, in Dollars. The Administrative Agent shall, subject to the final sentence of Section 4.15(i)(iv), deposit any such payments received by it into the Administrative Agent Holding Account and thereafter distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. The Administrative Agent may in its discretion pay any Obligations due under the Loan Documents (or other amounts any Loan Party is required to pay under the Loan Documents) by charging the Loan Account, by instructing the Lenders to make Loans, or by debiting any account of any Loan Party which is subject to the Administrative Agent’s control.
(e)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied in the order and manner the Administrative Agent determines in its discretion (including cash collateralization of all Obligations relating to any outstanding Hedging Obligations owed to the Administrative Agent and its Affiliates, if any).

(f)If any Lender shall obtain payment in respect of any principal of or interest on any of its Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its outstanding Revolving Loans and accrued interest and fees thereon than the proportion received by any other Lender with respect to its outstanding Revolving Loans, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the outstanding Revolving Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective outstanding Revolving Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its outstanding Revolving Loans to any assignee or participant, other than to any Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply). Each Borrower consents to the foregoing.
(g)Unless the Administrative Agent shall have received notice from the Loan Party Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount or amounts due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(h)Mandatory Prepayments.
(i)Asset Sales. Upon any Loan Party’s receipt of the net proceeds of the sale or other disposition of any Working Capital Lenders Priority Collateral (or, if a Cash Dominion Event has occurred and is continuing, any other Collateral or other assets) (including with respect to sales and other dispositions allowed by Section 7.1), Borrowers must pay the proceeds to the Administrative Agent, for the account of the Lenders, as a mandatory prepayment of the Obligations; provided, that, prior to the discharge of Term Lender Obligations, to the extent such Collateral constitutes Term Lender Priority Collateral, the payment of such net proceeds to the Term Lender Obligations constitutes a Mandatory Term Loan Prepayment and such net proceeds are actually remitted to the Term Lenders for application to the Term Lender Obligations, Borrowers shall not be required to pay such proceeds to the Administrative Agent, for the account of the Lenders.
(ii)Debt and Equity Issuance. If any Loan Party issues or incurs Indebtedness (other than Indebtedness permitted under Section 7.8), or if any Loan Party issues any Equity Interests, and, in either case, a Cash Dominion Event has occurred and is continuing, Borrowers must by no later than one (1) Business Day after the receipt by Borrowers of (i) the net cash proceeds from any such issuance or incurrence of Indebtedness or (ii) the net cash proceeds of any issuance of Equity Interests, as applicable, pay the proceeds to the Administrative Agent, for the account of the Lenders, as a mandatory prepayment of the Obligations.

(iii)Extraordinary Receipts. When any Loan Party or any of its Subsidiaries receives any Extraordinary Receipts, Borrowers must, no later than one Business Day after the receipt by Borrowers of the Extraordinary Receipts, pay the proceeds to the Administrative Agent, for the account of the Lenders, as a mandatory prepayment of the Obligations.
(iv)Application. The Administrative Agent will apply prepayments to the Obligations in the order and manner it determines in its discretion (including cash collateralization of all Obligations relating to any outstanding Hedging Obligations owed to the Administrative Agent and its Affiliates, if any).
(v)No Consent. Nothing in this Section is to be treated as consent or implied consent to any sale, transaction, or occurrence that is not expressly allowed by the Loan Documents.
SECTION 2.6. Statements. The Administrative Agent will maintain a loan account in accordance with its customary procedures in Borrowers’ name (the “Loan Account”) in which it will record, among other things, the date and amount of each Loan and the date and amount of each payment (but the Administrative Agent’s failure to record this information does not affect the Administrative Agent’s or any Lender’s rights, create any liability, or release any Loan Party from any liability).
SECTION 2.7. Reserved.
SECTION 2.8. Additional Payments. Any amounts expended by the Administrative Agent due to any Loan Party not performing or complying with its obligations under any Loan Document (including under Sections 4.2, 4.4, 4.6, 4.12, 4.13, 4.15, 6.7, and 15.6) may be charged to the Loan Account as a Revolving Loan and added to the Obligations.
SECTION 2.9. Use of Proceeds. Borrowers may only use the Loans (1) to repay Indebtedness on the Closing Date in accordance with payoff letters (including the SVB Payoff Letter) received by the Administrative Agent; (2) to pay fees and Expenses relating to the transactions contemplated by the Loan Documents; and (3) for general corporate purposes and working capital needs allowed under this Agreement.
SECTION 2.10. Reserved.
SECTION 2.11. Mitigation of Obligations; Replacement of Lenders.
(a)If the Borrowers are required to pay any additional amount to any Lender or any Governmental Body for the account of any Lender pursuant to Section 2.12, or if any Lender requests compensation under Section 3.8 or Section 3.12, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.12, Section 3.12 or Section 3.8, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby jointly and severally agree to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.
(b)If (i) the Borrowers are required to pay any additional amount to any Lender or any Governmental Body for the account of any Lender pursuant to Section 2.12, or if any Lender requests compensation under Section 3.8, (ii) any Lender is a Defaulting Lender, or (iii) any Lender is a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 15.4(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.12 or Section 2.12, as applicable) and obligations under this Agreement to any Person that meets the requirements to be an assignee under Section 15.4(b) (subject to such consents, if any, as may be required thereunder), which Person shall assume such obligations (a “Replacement Lender”); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrowers (in the case of all other amounts), (iii) in the case of payments required to be made pursuant to Section 2.12 or a claim for compensation under Section 3.8, such assignment will result in a reduction in such compensation or payments, and (iv) in the case of a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such terminated Lender was a Non-Consenting Lender. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
SECTION 2.12. Taxes.
(a)Defined Terms. For purposes of this Section 2.12, the term “applicable law” includes FATCA.
(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Body in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)Payment of Other Taxes. The Loan Parties shall timely pay to the relevant Governmental Body in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)Indemnification by the Borrowers. Each Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to the Loan Party Representative by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative

Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), and (ii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)Evidence of Payments. As soon as practicable after any payment of Taxes by the any Borrower or any other Loan Party to a Governmental Body pursuant to this Section 2.12, such Borrower or other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)Status of Lenders.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Loan Party Representative and the Administrative Agent, at the time or times reasonably requested by the Loan Party Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Loan Party Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Loan Party Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Loan Party Representative or the Administrative Agent as will enable the Loan Party Representative or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.12(g)(ii)(A), 2.12(g)(ii)(B) and 2.12(g)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing, in the event that any Borrower is a Person that is a “United States person” as defined in Section 7701(a)(30) of the Code (a “U.S. Person”),
(A)any Lender that is a U.S. Person shall deliver to the Loan Party Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Loan Party Representative or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Lender that is resident or organized under the laws of a jurisdiction other than that in which any Borrower is resident for tax purposes (a “Foreign Lender”) shall, to the extent it is legally entitled to do so, deliver to the Loan Party Representative and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Loan

Party Representative or the Administrative Agent), whichever of the following is applicable: (i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, an executed copy of IRS Form W-8BEN or IRS Form W 8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty; (ii) an executed copy of IRS Form W-8ECI; (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in the form provided and/or approved by the Administrative Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E; or (iv) to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a certificate in the form provided and/or approved by the Administrative Agent, an executed IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a certificate in the form provided and/or approved by the Administrative Agent on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Loan Party Representative and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Loan Party Representative or the Administrative Agent), an executed copy of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Loan Party Representative or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Loan Party Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Loan Party Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Loan Party Representative or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Loan Party Representative and the Administrative Agent in writing of its legal inability to do so.

(h)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.12 (including by the payment of additional amounts pursuant to this Section 2.12), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Body) in the event that such indemnified party is required to repay such refund to such Governmental Body. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)Survival. Each party’s obligations under this Section 2.12 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
SECTION 2.13. Defaulting Lenders.
(a)Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and in Section 15.3;
(ii)any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XI or otherwise) or otherwise received by the Administrative Agent from a Defaulting Lender shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 8.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as the Loans are held pro rata by the Lenders in accordance with the applicable Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by such Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;
(iii)Fees. No Defaulting Lender shall be entitled to receive any fees pursuant to Section 3.3 or 3.5 hereof for any period during which that Lender is a Defaulting Lender.
(b)Defaulting Lender Cure. If the Administrative Agent agrees in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the applicable Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
ARTICLE III.
INTEREST AND FEES
SECTION 3.1. Interest.
(a)Interest on the principal amount of each Loan shall accrue from and including the date such Loan is made hereunder to but excluding the date of any repayment thereof. Interest on the Loans is payable in arrears on the first day of each month. Interest charges are computed on the actual principal amount of Loans outstanding during the applicable period.
(b)Subject to Sections 3.9, 3.10 and 3.11, all Loans and all other Obligations hereunder bear interest at a rate per annum equal to the lesser of (i) Term SOFR plus the applicable margin determined from the table below and (ii) the Maximum Rate; provided, however, that if a replacement of the Benchmark has occurred pursuant to Section 3.10, Loans bear interest at a rate per annum equal to the lesser of (i) the Benchmark Replacement plus the Applicable Margin and (ii) the Maximum Rate:

Level	TTM EBITDA	Applicable SOFR Rate Margin	Applicable Base Rate Margin
I	Greater than $0	7.50%	6.50%
II	Greater than or equal to ($5,000,000) but less than $0	8.00%	7.00%
III	Less than ($5,000,000)	8.50%	7.50%
(c)Subject to Sections 3.9, 3.10 and 3.11, if any Loan is converted to or made as a Base Rate Loan as set forth herein, such Base Rate Loan shall bear interest at a rate per annum equal to the lesser of (1) the Base Rate plus the Applicable Margin and (ii) the Maximum Rate.
(d)The Applicable Margin is initially set at Level III and are determined after that in accordance with the table based on Borrowers’ most recent Financials beginning with the annual audited Financials dated December 31, 2024, and continuing with the Financials delivered for each following fiscal month that is also the last month of a fiscal quarter (each such fiscal month, a “Specified Fiscal Month”). If, with respect to any Specified Fiscal Month, the Administrative Agent receives the Financials for such Specified Fiscal Month within thirty-five (35) days following the last day of such Specified Fiscal Month, then adjustments, if any, to the Applicable Margin are effective on the first Business Day of the second fiscal month immediately succeeding such Specified Fiscal Month and shall continue to be set at such adjusted Level until subsequently adjusted in accordance with the terms hereof. If, with respect to any Specified Fiscal Month, the Administrative Agent receives the Financials for such Specified Fiscal Month after the thirty-fifth (35th) day following the last day of such Specified Fiscal Month, then adjustments, if any, to the Applicable Margin are effective on the first Business Day of the third fiscal month immediately succeeding such Specified Fiscal Month and shall continue to be set at such adjusted Level until subsequently adjusted in accordance with the terms hereof. If Borrowers do not deliver the Financials for any Specified Fiscal Month to the Administrative Agent when required, then the Applicable Margin is at Level III until the first Business Day of the fiscal month following the date on which the Financials are so delivered to the Administrative Agent. “Financials” means Borrowers’ financial statements delivered under Section 9.6 of this Agreement. If, as a result of any inaccuracy or other adjustment to the Financials or Compliance Certificate for any Specified Fiscal Month, the Administrative Agent determines that (1) Borrowers’ reported TTM EBITDA was inaccurate and (2) a proper calculation of the TTM EBITDA would have resulted in different pricing, then (x) if the proper calculation would have resulted in higher pricing for that period, Borrowers are automatically and retroactively obligated to pay to the Administrative Agent, for the account of the Lenders, the additional amount of interest that should have been paid for that period and (y) if the proper calculation would have resulted in lower pricing for that period neither the Administrative Agent nor any Lender has any obligation to repay any interest to Borrowers.
(e)If the Base Rate increases or decreases, the interest rate for Base Rate Loans will be changed without notice. For avoidance of doubt, Borrowers do not have the right to convert Loans to Base Rate Loans, and Base Rate Loans will be made only in the circumstances specified in Sections 3.9, 3.10 and 3.11.
(f)While an Event of Default exists, the Obligations bear interest at the Default Rate.
SECTION 3.2. Reserved.

SECTION 3.3. Unused Facility Fee. If during any month the average daily Revolving Exposure for any day of the month does not equal the aggregate Revolving Commitments, then Borrowers must pay to the Administrative Agent, for the account of each Lender, a fee at a rate per annum equal to the Applicable Unused Facility Fee Percentage multiplied by the amount that the aggregate Revolving Commitments exceeds the greater of (x) that day’s Revolving Exposure or (y) the Loan Threshold at such time. These fees are payable in arrears on the first day of each month and on the Maturity Date.
SECTION 3.4. Additional Fees. Borrowers must pay to the Administrative Agent fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
SECTION 3.5. Reserved.
SECTION 3.6. Computing Interest and Fees; Conforming Changes.
(a)Computing Interest and Fees. Interest and fees are computed on the basis of a year of 360 days for the actual number of days elapsed. If any payment is due on a day that is not a Business Day, the due date is extended to the next Business Day (and interest on that payment is payable at the applicable interest rate during that extension). Except as specifically provided in Section 3.7, all interest, fees, and other amounts due to the Administrative Agent or any Lender under the Loan Documents are earned in full on the date when due and are not subject to rebate or proration for any other reason.
(b)SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent may make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify Loan Party Representative and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
SECTION 3.7. Maximum Interest; Controlling Limitation.
(a)Maximum Interest. In no event whatsoever may interest, fees, and other charges charged under the Loan Documents exceed the Maximum Rate. If interest, fees, and other charges would exceed the Maximum Rate, then the actual rate of interest shall be the Maximum Rate. If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
(b)Controlling Limitation. The Administrative Agent, each Lender, each Borrower and each other Loan Party each hereby acknowledge, agree, and declare that it is its intention to expressly comply with all applicable laws in respect of limitations on the amount or rate of interest that can legally be contracted for, charged or received under or in connection with the Loan Documents. Notwithstanding anything to the contrary contained in any Loan Document (even if any such provision expressly declares that it controls all other provisions of the Loan Documents), in no contingency or event whatsoever shall the amount of interest (including the aggregate of all charges, fees, benefits, or other compensation which constitutes interest under any applicable law) under the Loan Documents paid by Borrowers or any other Loan Party, received by the Administrative Agent or any Lender, agreed to be paid by Borrowers or any other Loan Party, or requested or demanded to be paid by the Administrative Agent or any Lender exceed the Maximum Rate, and all provisions of the Loan Documents in respect of the contracting for, charging, or receiving compensation for the use, forbearance, or detention of money shall be limited as provided by this Section 3.7. In the event any such interest is paid to the Administrative Agent or any Lender by Borrowers or any other Loan Party in an amount or at a rate which would exceed the Maximum Rate, then, notwithstanding any entry on the Administrative Agent’s or any such Lender’s books otherwise, such excess shall conclusively be deemed to be automatically applied to any unpaid amount of the Obligations other than interest, in inverse order of maturity, or if the amount of such excess exceeds said unpaid amount, such excess shall be refunded to Borrowers or such other applicable Loan Party. All interest paid, or agreed to be paid, by Borrowers or any other Loan Party, or taken, reserved, or received by the Administrative Agent or any Lender shall be amortized, prorated, spread, and allocated in respect of the Obligations throughout the full term of this Agreement. Notwithstanding any provision contained in any of the Loan Documents, or in any other related documents executed pursuant hereto, neither the Administrative Agent nor any Lender shall be entitled to charge, receive, take, reserve, collect, or apply as interest any amount which, together with all other interest under the Loan Documents, would result in a rate of interest under the Loan Documents in excess of the Maximum Rate and, in the event the Administrative Agent or any Lender ever charges, receives, takes, reserves, collects, or applies any amount in respect of Borrowers or any other Loan Party that otherwise would, together with all other interest under the Loan Documents, be in excess of the Maximum Rate, such amount shall automatically be deemed to be applied in reduction of the unpaid principal balance of the Obligations other than interest and, if the principal balance thereof is paid in full, any remaining excess shall forthwith be refunded to Borrowers or such other applicable Loan Party. Each Loan Party, the Administrative Agent, and each Lender shall, to the maximum extent permitted under any applicable law, (i) characterize any non-principal payment as a standby fee, commitment fee, prepayment charge, delinquency charge, expense, or reimbursement for a third-party expense rather than as interest and (ii) exclude prepayments, acceleration, and the effect thereof. Nothing in any Loan Document shall be construed or so operate as to require or obligate Borrowers or any Loan Party to pay any interest, fees, costs, or charges greater than is permitted by any applicable law. Subject to the foregoing, each Loan Party hereby agrees that the actual effective rate of interest from time to time existing under the Loan Documents, including all amounts agreed to by the Loan Parties pursuant to and in accordance with the Loan Documents which may be deemed to be interest under any applicable law, shall be deemed to be a rate which is agreed to and stipulated by the Loan Parties, the Administrative Agent, and each Lender in accordance with applicable law.
SECTION 3.8. Increased Costs.
(a)Increased Costs Generally. If any Change in Law shall (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or (ii) impose on any Lender any other condition, cost or expense affecting this Agreement or Loans made or maintained by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan or of maintaining its obligation to make any Loan, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of any Lender, Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b)Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or its lending office or its holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the commitments of such Lender or the Loans made or maintained by such Lender, to a level below that which such Lender or its holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)Certificates for Reimbursement; Delay in Requests. A certificate of the applicable Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company as specified in the foregoing paragraph (a) or (b) and delivered to the Loan Party Representative (with a copy to the Administrative Agent) shall be conclusive absent manifest error. Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.8 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrowers shall not be required to compensate any Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies the Administrative Agent and the Loan Party Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
SECTION 3.9. Temporary Unavailability of Term SOFR. Subject to Section 3.10, if the Administrative Agent shall determine (which determination shall be conclusive absent manifest error), or the Administrative Agent shall have received notice from the Required Lenders, that (a) Term SOFR cannot be determined pursuant to the definition thereof or that adequate and reasonable means do not exist for ascertaining Term SOFR or (b) for any reason Term SOFR does not adequately and fairly reflect the cost to the Lenders of making or maintaining the Loans, then the Administrative Agent shall promptly give notice thereof to the Loan Party Representative and the Lenders and, until the Administrative Agent notifies Loan Party Representative that the circumstances giving rise to such notice no longer exist, all Obligations shall commence bearing interest a rate per annum equal to the lesser of (i) the Base Rate plus the Applicable Margin or (ii) the Maximum Rate.
SECTION 3.10. Effect of Benchmark Transition Event.
(a)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document on such date as may be determined by the Administrative Agent, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.10 will occur prior to the applicable Benchmark Transition Start Date.
(b)Benchmark Replacement Conforming Changes. In connection with the implementation of Term SOFR or a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(c)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Loan Party Representative and the Lenders of (i) any occurrence of a Benchmark Transition Event, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii)

the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 3.10 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto.
(d)Benchmark Unavailability Period. Upon Loan Party Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period, all Loans shall be made as, or converted to, Base Rate Loans. During any Benchmark Unavailability Period, the component of Base Rate based upon Term SOFR will not be used in any determination of the Base Rate.
SECTION 3.11. Illegality of SOFR Loans. In the event that on any date the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining or continuation of SOFR Loans has become unlawful as a result of compliance by the Lenders in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), the Administrative Agent shall give notice (which may be by electronic mail) to Loan Party Representative and the Lenders of such determination. After such notice (1) the obligation of the Lenders to make Loans as SOFR Loans shall be suspended until such notice shall be withdrawn by the Administrative Agent, (2) to the extent such determination by the Administrative Agent relates to a Loan then being requested by a Borrower pursuant to a borrowing request, the Lenders shall make such Loan as a Base Rate Loan, and (3) the Lenders’ obligation to maintain their outstanding SOFR Loans (the “Affected Loans”) shall be terminated and the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination.
SECTION 3.12. Compensation for Losses. Upon demand of the Administrative Agent or any Lender from time to time, Borrowers shall promptly compensate the Administrative Agent or such Lender for and hold the Administrative Agent and each Lender harmless from any loss, cost or expense incurred by it as a result of any failure by Borrowers (for a reason other than the failure of the Lenders to make a Loan) to prepay or borrow any Loan accruing interest at Term SOFR on the date or in the amount notified by Borrowers, including any loss or expense arising from the liquidation or reemployment of funds or from any fees payable.
ARTICLE IV.
COLLATERAL: GENERAL TERMS
SECTION 4.1. Security Interest. To secure the prompt payment and performance of the Obligations, each Loan Party grants to the Administrative Agent (and each of its Affiliates), for the benefit of the Secured Parties, a continuing Lien on, security interest in, pledge of, and assignment of all of its Collateral. Each Loan Party must promptly give the Administrative Agent written notice of all commercial tort claims (including the case name, court it is pending in, and a brief description of each claim) and upon the Administrative Agent receiving the notice that Loan Party is treated as having granted to the Administrative Agent, for the benefit of the Secured Parties, a security interest and Lien in and to those commercial tort claims and all proceeds thereof. In addition, to secure the payment and performance of the Obligations, if requested by the Administrative Agent, each Loan Party must also assign, pledge, and grant to the Administrative Agent, for the benefit of the Secured Parties, a first priority (subject, in the case of Term Lender Priority Collateral, to Permitted Liens described in clause (12) of the definition of such term) Mortgage on its Owned Real Property (if any) and deliver to the Administrative Agent, in connection therewith, such environmental indemnities, title insurance policies, surveys, appraisals, environmental site assessments, flood notification forms, and other information, documentation and certifications with respect to such Owned Real Property as the Administrative Agent may reasonably require.
SECTION 4.2. Perfection. Each Loan Party must promptly take all action that the Administrative Agent requests to maintain the validity, perfection, enforceability, and priority of the Administrative Agent’s Lien on the Collateral or to enable the Administrative Agent to protect, exercise, or enforce its rights under the Loan Documents and in the Collateral, including: (a) discharging all Liens other than Permitted Liens; (b) obtaining any Waivers that the Administrative Agent may request in its discretion; (c) delivering to the Administrative Agent, endorsed (or accompanied by any assignments that the Administrative Agent may specify) and stamping or marking, as the Administrative Agent may specify, all Chattel Paper, Instruments, letters of credit (and advices), and Documents that are part of the Collateral; (d) entering into lockbox and other custodial arrangements satisfactory to the Administrative Agent in its discretion; and (e) executing and delivering Control Agreements, pledges, Mortgages, notices, and assignments as requested by the Administrative Agent in its discretion. Each Loan Party authorizes the Administrative Agent to file against it one or more financing, continuation, or amendment statements with respect to the Collateral. All Expenses and taxes that the Administrative Agent incurs in doing any of the preceding will be charged to the Loan Account as a Revolving Loan and added to the Obligations (or, at the Administrative Agent’s option, must be paid by Borrowers to the Administrative Agent immediately on demand). No Loan Party shall enter into a Waiver or a Control Agreement in favor of any Term Lender unless the Administrative Agent is a party thereto as “control agent” or similar first-lien party. If any Term Lender or any other secured party under the Term Documents receives an additional collateral, guaranty or other credit enhancement of any type after the date hereof, the Loan Parties must cause the same to be granted or provided, as the case may be, to the Administrative Agent for the benefit of the Secured Parties.
SECTION 4.3. Dispositions. Each Loan Party must safeguard and protect all Collateral for the Administrative Agent’s account and may not, except as expressly permitted by this Agreement, dispose of any Collateral (whether by sale, lease, or otherwise).
SECTION 4.4. Preserving Collateral. Each Loan Party must cooperate fully with all of the Administrative Agent’s efforts to preserve and protect the Collateral and must take any actions to preserve and protect the Collateral that the Administrative Agent may reasonably request. When a Default Condition exists (or pursuant to any of the other circumstances described in Section 2.4(b)), the Administrative Agent may from time to time in its discretion (and without any Loan Party’s consent), make Agent Advances or request that the Lenders make Revolving Loans for Borrowers’ account that the Administrative Agent in its discretion believes are necessary or desirable: (a) to preserve or protect any Collateral; (b) to enhance the likelihood of (or maximize the amount of) the repayment of the Obligations; or (c) to pay any amount chargeable to any Loan Party under the Loan Documents or applicable law. All of the Administrative Agent’s Expenses referred to in this Section (including all Expenses related to bonding a custodian), will be charged to the Loan Account as a Revolving Loan and added to the Obligations.
SECTION 4.5. Ownership. At all times with respect to all Collateral: (a) a Loan Party must be its sole owner and fully authorized and able to sell, transfer, pledge, and grant to the Administrative Agent, for the benefit of the Secured Parties, a first priority (subject, in the case of Term Lender Priority Collateral, to Permitted Liens described in clause (12) of the definition of such term) Lien in it; (b) except for Permitted Liens, the Collateral must be free and clear of all Liens; (c) each document and agreement executed by each Loan Party or delivered to the Administrative Agent in connection with the Collateral must be true and correct in all material respects; (d) each Loan Party’s signatures and endorsements must be genuine and properly authorized; and (e) each Loan Party’s Inventory may only be located at the locations listed on Schedule 4.5 (as may be updated from time to time by Loan Party Representative upon five (5) Business Days’ prior written notice to the Administrative Agent with new locations in the United States that are acceptable to the Administrative Agent in its Discretion) and may not be removed from those locations (except (i) in connection with such Loan Party selling Inventory in the ordinary course of business when an Event of Default does not exist, and (ii) Inventory temporarily in transit from one location identified on Schedule 4.5 to another location identified on Schedule 4.5).
SECTION 4.6. Defending the Administrative Agent’s Interests. Until (a) the Obligations are irrevocably paid and performed in full and (b) the Loan Documents are terminated in writing, the Administrative Agent’s interests in the Collateral shall continue in full force and effect. Each Loan Party must defend the Administrative Agent’s interests in the Collateral against all Persons (other than with respect to Permitted Liens). When an Event of Default exists, in addition to all other remedies available pursuant to this Agreement, at law, or in equity: (1) the Administrative Agent may take possession of the Collateral (and the indicia of ownership of any Collateral) in whatever physical form contained (including labels, stationery, documents, instruments, and advertising materials); (2) at the Administrative Agent’s request the Loan Parties must assemble the Collateral in the best manner possible and make it available to the Administrative Agent at a place designated by the Administrative Agent; (3) each Loan Party must, and the Administrative Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers, or others receiving or holding cash, checks, Inventory, documents, or instruments in which the Administrative Agent holds a Lien to deliver them to the Administrative Agent and subject them to the Administrative Agent’s order (and if they come into any Loan Party’s possession it must hold them in trust for the Administrative Agent and promptly deliver them to the Administrative Agent in their original form (together with any necessary endorsement)); (4) each Loan Party grants to the Administrative Agent and its assignees an irrevocable, assignable, non-exclusive license (exercisable without royalty payments or other compensation) to use, assign, license, or sublicense any present or future Intellectual Property of such Loan Party (including in the license or sublicense access to all media in which any of the licensed items may be recorded or stored and to all related computer programs); (5) each Loan Party grants to the Administrative Agent and its assignees (to the extent not prohibited under the applicable lease agreement) an irrevocable, assignable, non-exclusive license and lease or sublease to use, assign, license, or sublicense any leased Real Property or Owned Real Property (exercisable without paying any royalty, rent, or other compensation); (6) each Loan Party authorizes the Administrative Agent to pay, purchase, contest, or compromise any Lien that in the Administrative Agent’s discretion appears to conflict with the Administrative Agent’s Liens (and to pay all related Expenses and to charge the Loan Account); (7) each Loan Party authorizes the Administrative Agent to hire security guards or implement other security measures; (8) each Loan Party authorizes the Administrative Agent to employ and maintain at any of each Loan Party’s premises a custodian (and each Loan Party grants the custodian full authority to do all acts necessary to protect and preserve the Collateral); (9) each Loan Party authorizes the Administrative Agent to lease warehouse facilities to which all or part of the Collateral may be moved; (10) each Loan Party authorizes the Administrative Agent to use any Loan Party’s owned or leased lifts, hoists, trucks, and other facilities or equipment to handle or remove Collateral; (11) each Loan Party authorizes the Administrative Agent to enter the premises where Collateral is located, to take and maintain possession of the Collateral; and (12) the Administrative Agent may at any time take any other steps that the Administrative Agent in its discretion believes are necessary or desirable to protect and preserve the Collateral. All of the Administrative Agent’s Expenses incurred in accordance with the preceding (including all Expenses related to bonding a custodian), will be charged to the Loan Account as a Revolving Loan and added to the Obligations.
SECTION 4.7. Books and Records. Each Loan Party must: (a) keep complete and accurate books and records in all material respects, in which entries are made of all of its dealings and transactions; (b) establish accruals on its books for all Charges; and (c) on a current basis post on its books earnings, allowances against doubtful Accounts, advances and investments, and all other proper accruals (including for premiums due on required payments, and accruals for depreciation, obsolescence, or amortization). All requirements under this Section must be made in all material respects in accordance with GAAP consistently applied in the Loan Parties’ independent public accountants’ opinion.

SECTION 4.8. Financial Disclosure. Each Loan Party irrevocably authorizes and directs its accountants and auditors, at any time when a Default Condition is continuing, and promptly after the Administrative Agent’s request during such time, to deliver to the Administrative Agent copies of each Loan Party’s financial statements, trial balances, and other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to the Administrative Agent any information the accountants may have concerning each Loan Party’s financial status and business operations. Each Loan Party irrevocably authorizes all federal, state, and municipal authorities to furnish to the Administrative Agent copies of reports or examinations relating to each Loan Party. If, notwithstanding the applicable Loan Party’s authorization to do so, any accountant, auditor or governmental authority fails to comply with Administrative Agent’s requests made pursuant to this Section 4.8, no Default Condition shall arise as a result thereof.
SECTION 4.9. Laws; Insurance Requirements. (a) Each Loan Party must comply with all laws, acts, rules, regulations, and orders of any Governmental Body (except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect) and (b) The Loan Parties must at all times cause all Collateral to be maintained strictly in accordance with the requirements of all insurance carriers that insure any of the Collateral so that all insurance remains in full force and effect.
SECTION 4.10. Inspections and Appraisals. The Administrative Agent may at any time examine, audit, check, inspect, and make abstracts and copies of each Loan Party’s books, records, audits, correspondence, and all other materials related to the Collateral. The Administrative Agent and its agents may at any time enter upon any of each Loan Party’s premises and any premises where any Collateral is located to examine, audit, inspect, or appraise the Collateral or to perform any field examination, collateral evaluation, collateral analysis, or other business analysis and to do the things provided in the preceding sentence, all at such reasonable times and as often as the Administrative Agent may reasonably request after reasonable prior notice to the Loan Party Representative; provided that if an Event of Default has occurred and is continuing, the Administrative Agent may make such examinations, audits, checks, inspections, appraisals, abstracts, and copies and the Administrative Agent and its agents may enter such premises at any time and as often as the Administrative Agent may request and no prior notice shall be required. The Administrative Agent may conduct examinations, audits, inspections, and appraisals at any time the Administrative Agent elects, in each case, except as provided in the next sentence, at the Loan Parties’ expense. Although the Administrative Agent may conduct as many examinations and appraisals as the Administrative Agent desires, if no Default Condition has existed within sixty (60) days of the date on which an appraisal or examination was ordered, then the Loan Parties are only required to pay for two (2) examinations in any twelve (12)-month period and two (2) Inventory appraisals in any twelve (12)-month period (but if the Administrative Agent conducts an appraisal or examination that the Loan Parties would not be obligated to pay for and that appraisal or examination reveals that a Default Condition exists or that any material Reserve is appropriate, then, in either such case, the cost of that appraisal or examination does not count against the foregoing limits). Appraisals and examinations that occurred before the Closing Date also do not count against the limits in the preceding sentence.
SECTION 4.11. Insurance. Each Loan Party bears the full risk of any loss with respect to the Collateral. At each Loan Party’s own cost and expense, in amounts and with carriers rated A-IX or better by A.M. Best, each Loan Party must: (a) keep all properties and assets in which any Loan Party has an interest insured against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations (including, without limitation, maintaining cyber breach coverage), and other hazards (and for such amounts) as the Administrative Agent may require in its discretion and maintain business interruption insurance as is customary for companies engaged in businesses similar to each Loan Party’s; (b) maintain a crime policy in the amount that is customary for companies engaged in businesses similar to the Loan Parties insuring against larceny, embezzlement, and other criminal misappropriations; (c) maintain public and product liability insurance against claims for personal injury, death, or property damage suffered by others; (d) maintain worker’s compensation or similar insurance as required by law; and (e) furnish the Administrative Agent with (i) a status report evidencing that all insurance has been renewed at least ten (10) days before expiration, and (ii) lender-loss-payable, additional-insured, and mortgagee endorsements, naming the Administrative Agent as an additional-insured, lender-loss-payee, and mortgagee (other than with respect to any crime insurance policy), and providing (A) that all insurance proceeds for loss or damage to Collateral must be payable to the Administrative Agent, (B) no insurance is affected by any act or neglect of the insured or property owner, and (C) that each policy and loss payable clause may not be cancelled, amended, or terminated without at least thirty (30) days’ prior written notice (or, in the case of cancellation or termination by reason of non-payment, at least ten (10) days’ prior written notice) to the Administrative Agent. The Loan Parties must provide copies of all insurance policies (including the appropriate lender-loss-payee and additional-insured endorsements) within ten (10) days after the Administrative Agent’s request; provided, that, (i) endorsements to be provided pursuant to Section 6.11 shall be provided within the time period set forth therein, (ii) with respect to the Loan Parties’ cyber liability policy number 107562350 and cargo property policy number OC261663, which expire on October 1, 2024 and are in the process of being renewed as of the Closing Date, the Borrower shall provide copies of a binder or temporary policy documentation evidencing certain terms of the renewal and listing the appropriate endorsements, with certificates for such renewed policies to be delivered within ten (10) days before expiration and endorsements in respect of such policies required pursuant hereto, which endorsements shall be in form and substance satisfactory to the Administrative Agent, to be delivered on or before November 15, 2024. Each insurance carrier is directed by the Administrative Agent and the Loan Parties to make all payments for all losses to the Administrative Agent (for the account of the Lenders), solely in the Administrative Agent’s name (and not to a Loan Party or to a Loan Party and the Administrative Agent jointly). If nonetheless any insurance losses are paid by check, draft, or other instrument payable to any Loan Party or to any Loan Party and the Administrative Agent jointly, the Administrative Agent may endorse each Loan Party’s name and do such other things as the Administrative Agent may deem advisable to reduce the same to cash. The Administrative Agent has the sole authority to adjust and compromise claims under insurance coverage with respect to Collateral and business interruption insurance, and, for the avoidance of doubt, should any Loan Party receive any payment for losses payable solely to such Loan Party or any of the other Loan Parties, the Loan Party Representative shall immediately notify the Administrative Agent and shall deposit such amounts in a Cash Concentration Account in accordance with the provisions of Section 4.15. All insurance loss recoveries with respect to Collateral received by the Administrative Agent may be applied to the Obligations in the order and manner determined by the Administrative Agent in its discretion (and the Administrative Agent will pay any surplus to the Loan Parties or as otherwise required by law). The Loan Parties must pay any deficiency to the Administrative Agent on demand.
SECTION 4.12. Paying Insurance. If any Loan Party does not obtain, maintain, or renew any insurance required by the Loan Documents, the Administrative Agent may obtain and pay for it (but all premiums will be charged to the Loan Account as a Revolving Loan and added to the Obligations).
SECTION 4.13. Paying Taxes. Each Loan Party must pay, when due, all taxes, assessments, and other Charges levied or assessed against it or any of the Collateral, including real and personal property taxes, assessments, and Charges, and all franchise, income, employment, social security benefits, withholding, and sales taxes (except those being disputed in good faith, by expeditious and diligent protest, administrative or judicial appeal, or similar proceeding (but only if reserves are posted with the Administrative Agent to protect the Administrative Agent’s Lien on the Collateral)). If any tax is or may be imposed on the Administrative Agent, any Lender, or any Collateral due to any transaction between the Administrative Agent, any Lender, and any Loan Party, or other Charges are not paid when due, or if any claim is made which, in the Administrative Agent’s discretion, may be expected to create a Lien on the Collateral, the Administrative Agent may without notice to the Loan Parties pay the taxes, assessments, or other Charges and each Loan Party indemnifies and holds the Administrative Agent and each Lender harmless for that payment. All payments by the Administrative Agent under this Section will be charged to the Loan Account as a Revolving Loan and added to the Obligations.
SECTION 4.14. Paying Leasehold Obligations. Each Loan Party must pay when due its obligations under all leases and must otherwise comply with all other terms of its leases and keep them in full force and effect and, at the Administrative Agent’s request, provide evidence of having done so to the Administrative Agent.
SECTION 4.15. Accounts; Cash Management.
(a)Accounts. Each Account: (i) is a valid Account for a bona fide obligation incurred by the named Account Debtor; (ii) is for the fixed amount stated in the invoice for a Borrower’s absolute sale or lease and delivery of goods on stated terms, or for work, labor, or services rendered by a Borrower on the date each Account is created; and (iii) except to the extent disclosed to the Administrative Agent in the most recent Borrowing Base Certificate, is due and owing without dispute, setoff, counterclaim, reduction, or defense.
(b)Solvency. Each Account Debtor with respect to an Eligible Account is and will be solvent and able to pay all of its Accounts in full when due.
(c)Locations. Each Loan Party’s state of organization and chief executive office are located at the addresses listed on Schedule 4.15(c). Until the Loan Party Representative gives the Administrative Agent thirty (30) days’ prior written notice, all records must be kept at the executive office listed on Schedule 4.15(c).
(d)Notification. The Administrative Agent may at any time notify Account Debtors of the Administrative Agent’s Lien on Borrowers’ Accounts. When an Event of Default exists, the Administrative Agent may notify Account Debtors to make payments directly to the Administrative Agent (and the Administrative Agent then has the sole right to collect Accounts).
(e)The Administrative Agent’s Power to Act on the Loan Parties’ Behalf. The Administrative Agent may at any time receive, endorse, assign, and deliver in the Administrative Agent’s or any Loan Party’s name any checks, drafts, and other instruments, and each Loan Party waives notice of presentment, protest, and non-payment of any instrument so endorsed. Each Loan Party appoints the Administrative Agent and any of the Administrative Agent’s designees as its attorney with power: (i) at any time to: (1) endorse each Loan Party’s name on any notes, acceptances, checks, drafts, money orders, or other evidences of payment or Collateral; (2) sign each Loan Party’s name on any invoice or bill of lading relating to any Accounts, drafts against Account Debtors, and assignments and verifications of Accounts; (3) send Account verifications to Account Debtors; and (4) to do all other acts and things necessary to carry out or implement the Loan Documents and the Loan Party’s obligations under law; and (ii) at any time when an Event of Default exists to: (1) demand payment of the Accounts; (2) enforce payment of the Accounts by legal proceedings or otherwise; (3) exercise all of the Loan Parties’ rights and remedies with respect to collecting Accounts and any other Collateral; (4) settle, adjust, compromise, extend, or renew Accounts; (5) settle, adjust, or compromise any legal proceedings brought to collect Accounts; (6) prepare, file, and sign each Loan Party’s name on a proof of claim in bankruptcy (or other similar document) against any Account Debtor; and (7) prepare, file, and sign each Loan Party’s name on any notice of Lien, assignment, lien satisfaction, or other similar document. Each Loan Party ratifies and confirms all actions of the attorney or designee (and the attorney or designee is not liable for any acts of omission or commission or for any error of judgment or mistake of fact or of law). This power of attorney is coupled with an interest and is irrevocable while any of the Obligations remain unsatisfied or unperformed. When an Event of Default or a Default exists, the Administrative Agent may change the address for delivery of mail to any Loan Party to any address that the Administrative Agent may designate and the Administrative Agent may receive, open, and dispose of all mail addressed to any Loan Party.
(f)No Liability. Neither the Administrative Agent nor any Lender has any liability for any error or omission or delay of any kind occurring in the settlement, collection, or payment of any of the Accounts or any instrument received in payment of Accounts, or for any damage resulting therefrom (except to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable judgment). The Administrative Agent may accept the return of the goods represented by any of the Accounts (without notice to or consent by any Loan Party), all without discharging or in any way affecting any Loan Party’s liability.
(g)Adjustments. Without the Administrative Agent’s prior written consent, no Loan Party may (i) compromise or adjust any Account (or extend the time for its payment) or (ii) accept any returns of merchandise or grant any discounts, allowances, or credits (in each case, except in the ordinary course of Borrowers’ business and consistent with past practices that existed on the Closing Date).
(h)Fees. Each Loan Party must pay to the Administrative Agent on demand all fees and Expenses that the Administrative Agent incurs in connection with (i) forwarding Loan proceeds and (ii) establishing and maintaining the deposit accounts required under the Loan Documents. The Administrative Agent may (without making demand) charge all fees and Expenses any Loan Party is obligated to pay under the Loan Documents to the Loan Account as a Revolving Loan and add them to the Obligations.
(i)Cash Management.
(i)Lockboxes and Deposit Accounts. Borrowers must maintain with a financial institution selected or approved by the Administrative Agent a Lockbox and any deposit accounts required by the Administrative Agent, including the Cash Concentration Accounts. Each Lockbox and deposit account (including, without limitation, each Cash Concentration Account and the Specified Cash Account) must be subject to a lockbox agreement or Control Agreement that is satisfactory to the Administrative Agent. Borrowers must instruct (and these instructions must be satisfactory to the Administrative Agent in its Discretion) all Account Debtors and other Persons obligated to any Loan Party or any Subsidiary of any Loan Party to make, and Borrowers must ensure that all Account Debtors do make, all payments directly to the Lockbox or a Cash Concentration Account. In the event that, at any time, any Borrower, any other Loan Party or any of their Subsidiaries shall at any time receive any remittances of any payment directly or shall receive any other funds representing proceeds of the Collateral, such Borrower and each other Loan Party will, and will cause each of its Subsidiaries to, (i) hold the same in trust for the Administrative Agent and as the Administrative Agent’s fiduciary, and segregate such remittances from its other assets and (ii) deposit promptly, and in any event no later than one (1) Business Day after the date of receipt thereof, all cash, cash equivalents, checks, notes, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Accounts or representing proceeds of the Collateral into the Lockbox or a Cash Concentration Account.
(ii)The Administrative Agent Access. Borrowers shall provide all applicable authorization codes to the Administrative Agent such that the Administrative Agent is enabled to, at all times, view certain information regarding all of Borrowers’ deposit accounts, including, without limitation, account balances and transaction history, via  access to the applicable depository bank’s on-line services.

(iii)Cash Concentration Accounts. All collections sent to the Lockbox will be deposited daily directly into a Cash Concentration Account. All funds in each Cash Concentration Account are the Administrative Agent’s exclusive property and are subject to the Administrative Agent’s sole control. Borrowers do not have control over or any interest in any Cash Concentration Account and do not have any right to withdraw any amounts from any Cash Concentration Account.
(iv)Application. As more specifically set forth in Section 2.5(b), on each Business Day (or as frequently as the Administrative Agent may determine in its sole discretion), the Administrative Agent may cause, without further consent of any Loan Party, all immediately available funds in the Lockbox or the Cash Concentration Accounts to be deposited into the Administrative Agent Holding Account and, subject to the final sentence of this Section 4.15(i)(iv), apply all such funds to the Obligations in the order and manner the Administrative Agent determines in its discretion and, if there exists no legal impediment that would otherwise require the Administrative Agent to hold such funds, the remainder (if any) shall be deposited into the Loan Party Operating Account. Each Borrower, on behalf of itself and its Subsidiaries, irrevocably waives the right to direct the application of any Collateral proceeds, and agrees that the Administrative Agent shall have the continuing, exclusive right to apply and reapply the same against the Obligations, in such manner as the Administrative Agent deems advisable, notwithstanding any entry by the Administrative Agent in its records. All funds swept from a Lockbox or Cash Concentration Account and all payments under the Loan Documents to the Administrative Agent, for the account of the Administrative Agent and the Lenders, as applicable, at the Payment Office, shall be deposited into the Administrative Agent Holding Account and, upon such deposit, on each day on which funds are on deposit in the Administrative Agent Holding Account, the Administrative Agent shall determine which portions of such aggregate amount on deposit in the Administrative Agent Holding Account constitute payments under the Loan Documents in respect of the Lenders, and shall thereupon transfer to each Lender its pro rata share of such payments in accordance with the applicable Commitments no later than 12:00 p.m. on such day.
(v)Specified Cash Account. Notwithstanding the requirements of this Section 4.15(i), unless a Cash Dominion Event exists, Owlet BC shall be permitted to maintain up to $10,000,000 in the Specified Cash Account; provided, that Owlet BC shall wire transfer no less frequently than daily into the Administrative Agent Holding Account all immediately available funds in the Specified Cash Account in excess of $10,000,000, but only to the extent necessary to pay in full all outstanding Obligations. At any time that a Cash Dominion Event exists, (i) the aggregate balance of funds in the Specified Cash Account shall not exceed $0, and (ii) the Administrative Agent shall be entitled to exercise exclusive “control” (within the meaning of Articles 8 and 9 under the applicable UCC) of the Specified Cash Account under any applicable Control Agreement governing the Specified Cash Account. Nothing in this Section 4.15(i)(v) shall be deemed to constitute authorization for any Loan Party to retain proceeds of Collateral in contravention of any provision of this Agreement or otherwise to direct Account Debtors to make payments in any manner in contravention of the requirements of Section 4.15(i)(i). The Administrative Agent agrees that, at least twice per week, in the event that the outstanding Obligations have then been paid in full following the transfer of any funds on such date from the Specified Cash Account to the Administrative Agent Holding Account and the application of such funds to the Obligations, the Administrative Agent shall remit such remaining funds (if a positive number) to the Loan Party Operating Account.
(vi)Term Loan Priority Account. Notwithstanding anything contained in this Section 4.15(i) to the contrary, prior to the discharge of Term Lender Obligations, all net proceeds of Term Lender Priority Collateral shall be deposited, as and when received, into a designated account (the “Term Loan Priority Account”) to the extent required under the Term Credit Agreement (as in effect as of the Closing Date). No Loan Party shall deposit, or cause to be deposited, any funds into the Term Loan Priority Account other than proceeds of the Term Lender Priority Collateral, except that the Loan Parties may maintain a balance, as of any date of determination, of not more than the product of 1.25 multiplied by the amount of regularly scheduled payments of interest and principal (but not, for the avoidance of doubt, any prepayments) in respect of the Term Lender Obligations actually made by the Loan Parties to the Term Lenders in the immediately preceding month as and when due in accordance with the Term Credit Agreement (as in effect as of the Closing Date) to the extent such payments were permitted hereunder.
(vii)Specified Citibank Accounts. Notwithstanding anything contained in this Section 4.15(i) to the contrary, unless a Cash Dominion Event exists, the Loan Parties shall be permitted to maintain up to $50,000 in the aggregate in the Specified Citibank Accounts; provided, that the Loan Parties shall wire transfer no less frequently than weekly (which shall initially be on each Thursday or, if not a Business Day, the next succeeding Business Day) into the Administrative Agent Holding Account all immediately available funds in the Specified Citibank Accounts in excess of $50,000 in the aggregate, but only to the extent necessary to pay in full all outstanding Obligations. At any time that a Cash Dominion Event exists, (i) the aggregate balance of funds in the Specified Citibank Accounts shall not exceed $0, and (ii) the Administrative Agent shall be entitled to exercise exclusive “control” (within the meaning of Articles 8 and 9 under the applicable UCC) of the Specified Citibank Accounts under any applicable Control Agreement governing such Specified Citibank Accounts. Nothing in this Section 4.15(i)(vii) shall be deemed to constitute authorization for any Loan Party to retain proceeds of Collateral in contravention of any provision of this Agreement or otherwise to direct Account Debtors to make payments in any manner in contravention of the requirements of Section 4.15(i)(i). The Administrative Agent agrees that, at least twice per month, in the event that the outstanding Obligations have then been paid in full following the transfer of any funds on such date from the Specified Citibank Accounts to the Administrative Agent Holding Account and the application of such funds to the Obligations, the Administrative Agent shall remit such remaining funds (if a positive number) to the Loan Party Operating Account.
SECTION 4.16. Collateral Maintenance. Each Loan Party must maintain all tangible Collateral (including its Equipment) in good operating condition and repair (reasonable wear and tear excepted), in accordance with industry standards, and must make all necessary replacements and repairs so that its value and operating efficiency are maintained and preserved. No Loan Party may use or operate the Equipment in a way that violates any law, statute, ordinance, code, rule, or regulation.
SECTION 4.17. No Liability. Nothing in this Agreement makes the Administrative Agent or any Lender any Loan Party’s agent for any purpose. Neither the Administrative Agent nor any Lender is responsible or liable for any reason for any shortage, discrepancy, damage, loss, or destruction of any Collateral. Neither the Administrative Agent nor any Lender assumes any of any Loan Party’s obligations under any contract or agreement assigned to the Administrative Agent (and neither the Administrative Agent nor any Lender is responsible for any Loan Party’s obligation under any contract or agreement).
SECTION 4.18. Environmental Matters.
(a)The Loan Parties must ensure that the Real Property complies with all Environmental Laws, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect, and the Loan Parties must ensure that no Hazardous Substances are on any Real Property (except as permitted by applicable law or appropriate Governmental Bodies).

(b)If any Loan Party obtains, gives, or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Substances at the Real Property (each, a “Hazardous Discharge”), or receives any notice of violation, request for information, notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter, or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or any Loan Party’s interest in any Real Property (each, an “Environmental Complaint”) from any Person, including any state agency responsible in whole or in part for environmental matters in the state in which the Real Property is located or the United States Environmental Protection Agency (each, an “Authority”), then the Loan Parties must immediately send a written notice to the Administrative Agent detailing the facts and circumstances giving rise to the Hazardous Discharge or Environmental Complaint.
(c)The Loan Parties must immediately send to the Administrative Agent copies of any request for information, notification of potential liability, or demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Substances at any other site owned, operated, or used by any Loan Party to dispose of Hazardous Substances and must continue to forward copies of correspondence between any Loan Party and the Authority regarding such claims to the Administrative Agent until the claim is settled. The Loan Parties must immediately forward to the Administrative Agent copies of all documents and reports concerning a Hazardous Discharge at the Real Property that any Loan Party is required to file under any Environmental Laws. All information provided to the Administrative Agent under the Loan Documents is provided solely to protect its Lien on the Collateral and does not create any obligation on the Administrative Agent’s (or any Lender’s) part.
SECTION 4.19. Financing Statements. Except for financing statements filed with respect to Permitted Liens, no financing statement covering any of any Loan Party’s assets is on file in any public office or has been authorized by any Loan Party to be filed in any public office.
SECTION 4.20. Pledged Equity Interests.
(a)Except as provided in the following sentence, each Loan Party grants a security interest in, Lien on, and pledges and collaterally assigns all of each Loan Party’s present and future rights and title to the Equity Interests of each present and future Subsidiary of each Loan Party (including those listed on Schedule 4.20(a)) (all of the preceding and all proceeds, the “Pledged Equity Interests”). If, however, this grant would reasonably be expected to result in a material adverse tax consequence to the granting Loan Party with respect to its Equity Interests in a Foreign Subsidiary as determined by the Administrative Agent in its Discretion, then for so long as any such grant would reasonably be expected to result in a material adverse tax consequence, the Pledged Equity Interests do not include any Equity Interests in that Foreign Subsidiary to the extent that it would cause more than 65% of the total combined voting power of all classes of capital stock or similar Equity Interests of any first-tier Foreign Subsidiary (i.e., a Foreign Subsidiary that is a Subsidiary of a “United States person” as defined in Code section 7701(a)(30)) which are entitled to vote (within the meaning of Treasury Regulations section 1.956-2(c)(2)) to be pledged.
(b)Each Loan Party represents and warrants that (i) Schedule 4.20(b) is a complete and accurate list of each Loan Party’s (and its Subsidiaries’) issued and outstanding Equity Interests (excluding, solely with respect to Owlet, an itemized list of the owners of Owlet’s common stock); (ii) the Loan Parties have executed appropriate transfer powers with respect to the Pledged Equity Interests and have deposited the Pledged Equity Interests and transfer powers with the Administrative Agent (to the extent such Pledged Equity Interests are certificated, it being acknowledged by the Loan Parties that as of the Closing Date, no Pledged Equity Interests are certificated); (iii) all Pledged Equity Interests have been duly authorized, validly issued, are fully paid and non-assessable; (iv) with respect to any certificates delivered to the Administrative Agent representing any Pledged Equity Interests, either (1) they are Securities (used herein as such term is defined in Article 8 of the UCC), or (2) if they are not Securities, then the Loan Parties must immediately inform the Administrative Agent in writing so that the Administrative Agent may take steps to perfect its Lien as a General Intangible (and no Loan Party may cause such certificates to become Securities as defined in Article 8 of the UCC without the Administrative Agent’s prior written consent); (v) all Pledged Equity Interests held by a securities intermediary are subject to a control agreement establishing the Administrative Agent’s control; (vi) none of the Pledged Equity Interests have been issued or transferred in violation of the securities registration, securities disclosure, or similar laws of any jurisdiction; (vii) except as listed on Schedule 4.20(c), there are no options, warrants, calls, or commitments whatsoever relating to the Pledged Equity Interests or that obligate the issuer of any Pledged Equity Interests to issue additional Equity Interests; and (viii) no consent, approval, authorization, or other action by, and no giving of notice, filing with, any Governmental Body or any other Person is required for any Loan Party’s pledge of the Pledged Equity Interests under this Agreement or for the Administrative Agent’s exercise of any remedies with respect to the Pledged Equity Interests (except as may be required in connection with the disposition by laws affecting the offering and sale of securities generally).
(c)When an Event of Default exists, (i) each Loan Party authorizes the Administrative Agent to transfer the Pledged Equity Interests into the Administrative Agent’s (or any nominee’s) name (but the Administrative Agent is not obligated to do so); (ii) the Administrative Agent may vote the Pledged Equity Interests; (iii) the Administrative Agent may receive all dividends and other distributions made with respect to the Pledged Equity Interests; (iv) the Administrative Agent has all the rights and remedies under the Loan Documents and those available to a secured party under the UCC and applicable law; and (v) the Administrative Agent may otherwise sell, assign, transfer, and deliver the Pledged Equity Interests at any time and from time to time. If the Administrative Agent determines that the Pledged Equity Interests are declining in value or that the Pledged Equity Interests are customarily sold in any recognized market, then the Administrative Agent does not have to give the Loan Parties prior notice before selling the Pledged Equity Interests. Otherwise, the Administrative Agent will give the Loan Party Representative at least ten (10) days’ prior notice before selling the Pledged Equity Interests. Each Loan Party waives any advertisement requirement and (except to the extent specifically required by the preceding sentence) waives notice of any kind with respect to a sale of any of the Pledged Equity Interests.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
Each Loan Party represents and warrants that:
SECTION 5.1. Authority. It (a) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company, as applicable, under the laws of its jurisdiction or organization and (b) has the full power, authority, and legal right to enter into the Loan Documents and to perform its obligations under the Loan Documents. Each Loan Party’s execution, delivery, and performance of the Loan Documents has been approved by all necessary legal and organizational Persons. All obligations under each Loan Document it executes are legal, valid, and binding obligations enforceable against it in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
SECTION 5.2. Formation; Qualification; and Subsidiaries. Schedule 5.2 lists: (a) each jurisdiction where each Loan Party is incorporated or organized; (b) each jurisdiction where each Loan Party is in good standing or qualified to do business; and (c) all of each Loan Party’s Subsidiaries. The jurisdictions listed on Schedule 5.2 are all of the jurisdictions in which each Loan Party is required to be in good standing or qualified to do business (excluding those in which a Loan Party’s failure to be in good standing or qualified to do business could not reasonably be expected to have a Material Adverse Effect), and each Loan Party is in good standing or qualified to do business in each such jurisdiction.
SECTION 5.3. Officers; Directors; Equity Interest Holders; and Capitalization. (a) Schedule 5.3 lists the names and titles of each Loan Party’s executive officers and directors, (b) Schedule 4.20(b) lists the names of each Loan Party’s Equity Interest holders (excluding, solely with respect to Owlet, an itemized list of the holders of Owlet’s common stock) and a description of their Equity Interests (including certificate numbers and the number of Equity Interests (and the percentage of total Equity Interests)), and (c) Schedule 4.20(c) lists all outstanding subscriptions, options, warrants, calls, rights, and other agreements or commitments related to each Loan Party’s (and its Subsidiaries’) Equity Interests in any Loan Party (or any of its Subsidiaries).
SECTION 5.4. No Governmental Approval; No Conflict. The transactions contemplated by the Loan Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Body or any other Person (except for filing of UCC financing statements in favor of the Administrative Agent on the Closing Date and other consents, approvals, registrations, filings and other actions that have been obtained); (b) do not violate any law applicable to any Loan Party or any of its Subsidiaries; (c) do not violate or create a default under any indenture, agreement, or other instrument binding on any Loan Party, any of its Subsidiaries, or any of their respective assets; (d) do not require any Loan Party to make any payment to any Person (other than the Administrative Agent for the account of any of the Secured Parties); and (e) do not create any Lien on any asset of any Loan Party (except Liens created under the Loan Documents and Permitted Liens described in clause (12) of the definition of such term).
SECTION 5.5. Tax Returns. Each Loan Party has (a) timely filed all federal, state, and material local tax returns, and all other reports required by law to be filed, and (b) has timely paid all taxes, assessments, fees, and other governmental charges, except to the extent being contested in good faith by appropriate proceedings that stay the enforcement of any Liens and with respect to which proper reserves have been taken by the Loan Parties in accordance with GAAP (but only if these Liens have no effect on the priority of the Administrative Agent’s Liens or the value of the Collateral, and a stay of enforcement of the Lien is in effect). Each Loan Party’s provision for taxes on its books is adequate for all years (including its current fiscal year), and no Loan Party knows of any deficiency or additional assessment not provided for on its books. No tax Liens have been filed against any asset of any Loan Party and no claims are being asserted for any taxes.
SECTION 5.6. Financial Information.
(a)The Loan Parties’ projected income statements, cash-flow statements, balance sheets, and availability forecasts provided to the Administrative Agent prior to the Closing Date (the “Projections”) were prepared by an Authorized Officer of Loan Party Representative in good faith, are based on reasonable assumptions and estimates, and reflect the Loan Parties’ judgment based on present circumstances and the most likely conditions and actions; provided, that there is no guarantee being made as to the actual results in comparison to such Projections.
(b)Each of (i) the audited consolidated balance sheets of the Loan Parties (and, if applicable, any other Persons) as of December 31, 2023, and the related income statements, changes in stockholders’ equity, and changes in cash flow and (ii) the unaudited consolidated balance sheets of the Loan Parties (and, if applicable, any other Persons) as of the end of each fiscal month ended between January 1, 2024 and the Closing Date, and the related income statements, changes in stockholders’ equity, and changes in cash flow (which were prepared by an Authorized Officer of the Loan Party Representative and true copies of which were delivered to the Administrative Agent), were prepared in accordance with

GAAP, consistently applied, and present fairly in all material respects the Loan Parties’ financial condition at such dates and the results of their operations for such periods. Since December 31, 2023, there has been no change in (x) the Loan Parties’ financial condition or (y) the aggregate value of the Loan Parties’ machinery, Equipment, and Real Property (if any) (except changes in the ordinary course of business that individually or in the aggregate have not and could not reasonably be believed to cause a Material Adverse Effect).
SECTION 5.7. Name. Except as stated on Schedule 5.7, during the last five (5) years (a) no Loan Party has been known by any other name, has invoiced accounts under any other name, has conducted its business under any other name, or has sold Inventory under any other name and (b) no Loan Party has been the surviving entity of a merger or consolidation or has acquired a material portion of the assets of any Person.
SECTION 5.8. O.S.H.A. and Environmental Compliance.
(a)(i) Each Loan Party has complied with, and (ii) the facilities, business, assets, property, Equipment, and leaseholds of the Loan Parties comply in all material respects with, in each case, the provisions of the Federal Occupational Safety and Health Act, the Environmental Protection Act, RCRA, and all other Environmental Laws as to which the failure to comply could reasonably be expected to have a Material Adverse Effect. No citations, notices, or non-compliance orders have been issued to any Loan Party under any of the foregoing laws, rules, and regulations except for citations, notices, or non-compliance orders that individually or in the aggregate have not and could not be reasonably expected to have a Material Adverse Effect.
(b)Each Loan Party has been issued all (if any) required federal, state, and local licenses, certificates, and permits with respect to Environmental Laws.
(c)Except as stated on Schedule 5.8(c), (i) there are no releases, spills, discharges, leaks, or disposals (each, a “Release”) of Hazardous Substances at, upon, under or within any Real Property; (ii) there are no underground storage tanks or polychlorinated biphenyls on any Real Property; (iii) no Real Property has ever been used as a treatment, storage, or disposal facility for Hazardous Waste; and (iv) no Hazardous Substances are present on the Real Property.
SECTION 5.9. Solvency; No Litigation, No Violation, ERISA.
(a)After giving effect to the transactions contemplated by the Loan Documents and the Term Documents, (i) the Loan Parties, on a consolidated basis, are and will continue to be solvent, able to pay their debts as they mature, and have sufficient capital to carry on their business and all businesses in which they are about to engage and (ii) the present fair saleable value of the Loan Parties’ consolidated assets is more than their consolidated liabilities (including contingent liabilities).
(b)Except as listed on Schedule 5.9(b), (i) no Loan Party is subject to any pending or, to any Loan Party’s knowledge, threatened litigation, investigation, arbitration, actions, or proceedings that could reasonably be expected to have a Material Adverse Effect; (ii) no Loan Party has violated any statute, regulation, or ordinance that could reasonably be expected to have a Material Adverse Effect; (iii) no Loan Party has violated any order of any court, Governmental Body, arbitration board, or tribunal that could reasonably be expected to have a Material Adverse Effect; (iv) no Loan Party is a member of any Controlled Group; and (v) no Loan Party maintains or contributes to any Plan or Multiemployer Plan.
SECTION 5.10. Intellectual Property. Schedule 5.10 lists all Intellectual Property owned or utilized by any Loan Party. Except as stated on Schedule 5.10, (a) such Intellectual Property is valid; (b)

such Intellectual Property has been duly registered or filed with all appropriate Governmental Bodies; (c) such Intellectual Property is all of the Intellectual Property necessary for the Loan Parties to operate their business; (d) there are no objections to or challenges to the validity of any such Intellectual Property (nor is any Loan Party aware of any grounds for any challenge); (e) such Intellectual Property is either original material or property developed by a Loan Party or was lawfully acquired by the Loan Party; and (f) such Intellectual Property has been maintained to preserve its value (except where the failure to do so could not reasonably be expected to have a Material Adverse Effect). With respect to all proprietary computer software programs owned by, developed by, or licensed to any Loan Party, the Loan Parties have provided all applicable authorization codes to the Administrative Agent such that the Administrative Agent is able to, at all times, view and access such computer software programs.
SECTION 5.11. Licenses and Permits. Each Loan Party (a) has complied with and (b) has all licenses or permits required by any applicable federal, state, or local law, or regulation to operate its business in each jurisdiction where it conducts or plans to conduct business (except where the failure to do so could not reasonably be expected to have a Material Adverse Effect).
SECTION 5.12. Indebtedness Default. No Loan Party is in default under any Indebtedness nor does it reasonably believe that any condition exists which, with the giving of notice or the lapse of time or both, could reasonably be expected to result in a default under any Indebtedness.
SECTION 5.13. No Burdensome Restrictions; No Default. No Loan Party: (a) is subject to any restriction (or is a party to any contract or agreement) whose compliance with or performance of could reasonably be expected to have a Material Adverse Effect; (b) has agreed (whether on the happening of a contingency or otherwise) that any of its present or future assets will be subject to a Lien that is not a Permitted Lien; and (c) is in default under any contract that could reasonably be expected to have a Material Adverse Effect.
SECTION 5.14. No Labor Disputes. No Loan Party (a) is involved in any labor dispute (or is aware that any strikes, walkouts, or union organization exist or are threatened) or (b) is a party to any labor contract that expires within six (6) months after the Termination Date.
SECTION 5.15. Margin Regulations. No Loan Party is engaged (nor will it engage) in extending credit for “purchasing” or “carrying” any “margin stock” (the quoted terms in this Section have the meanings given under Regulation U of the Board of Governors of the Federal Reserve System). Furthermore, no part of the proceeds of any Loan may be used for “purchasing” or “carrying” “margin stock”.
SECTION 5.16. Investment Company Act. No Loan Party is an “investment company” under the Investment Company Act of 1940 (nor is it Controlled by a Person that is an “investment company”).
SECTION 5.17. Disclosure. No representation or warranty made by any Loan Party in any Loan Document or in any financial statement, report, certificate, or other document furnished to the Administrative Agent or any Lender by any Loan Party is untrue or misleading in any material respect or omits any fact or circumstance necessary to make any statement not misleading in any material respect. Each Loan Party has disclosed to the Administrative Agent in writing each fact and circumstance that could reasonably be expected to have a Material Adverse Effect.
SECTION 5.18. Hedging Contracts. No Loan Party is a party to (nor will it be a party to) any Hedging Contract unless (a) it provides that termination damages are payable on a “two-way basis” without regard to fault on the part of either party and (b) it is entered into in the ordinary course of business (and not for speculative purposes).

SECTION 5.19. Material Business Agreements. Schedule 5.19 lists all of each Loan Party’s Material Business Agreements, and no default or event of default exists under any of these agreements.
SECTION 5.20. Certain Laws and Regulations. The Loan Parties are in compliance in all material respects with all applicable statutes, rules, and regulations and all judgments, decrees and orders of any Governmental Body. No Loan Party or any of its Affiliates is subject to any statute, rule, or regulation that regulates incurring any Indebtedness (including statutes or regulations related to common or interstate carriers or to selling electricity, gas, steam, water, telephone, telegraph, or other public utility services).
SECTION 5.21. Anti-Corruption Laws and Sanctions. The Loan Parties have implemented and maintain in effect policies and procedures designed to ensure compliance by Loan Parties, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Loan Parties, their Subsidiaries and their respective directors, officers and employees and, to the knowledge of Borrowers, their agents, are in compliance with Anti-Corruption Laws and applicable Sanctions. None of (a) any Loan Party, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of any Borrower, any agent of any Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person. No Loan, use of proceeds or other transactions contemplated herein will violate Anti-Corruption Laws or applicable Sanctions.
SECTION 5.22. Business Purpose. The proceeds of the Loans will be used solely for business purposes and not for personal, family, or household purposes.
SECTION 5.23. [Reserved.]
SECTION 5.24. Delivery of Benchmark Supplier Documents. The Administrative Agent has received complete copies of the Benchmark Supplier Documents and related documents (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof. None of such documents and agreements has been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has been delivered to the Administrative Agent on or before the Closing Date.
SECTION 5.25. Affected Financial Institutions. No Loan Party is an Affected Financial Institution.
SECTION 5.26. FDA Issues. No Loan Party has received any instruction, letter or other communication (whether written or oral) from the FDA that could reasonably be expected to impact negatively, or restrict, any Loan Party’s ability to hold any Inventory or other assets for sale in the ordinary course of business. No Loan Party is aware of any litigation, suit, or administrative proceeding, or any threat in writing with respect thereto, by the FDA affecting any Loan Party or the Collateral.
ARTICLE VI.
AFFIRMATIVE COVENANTS
Until all Obligations are irrevocably paid and performed in full (other than contingent obligations with respect to which no claim has been asserted or threatened) and the Loan Documents are terminated, each Loan Party must:

SECTION 6.1. Conducting Business; Maintaining Existence; and Assets.
(a)Continuously conduct and operate its business according to good business practices, as presently conducted.
(b)Keep its existence in full force and effect, file all reports and pay all franchise and other taxes and license fees, and do all other acts and things that are necessary or desirable to maintain its rights, licenses, leases, powers, and franchises.
(c)Remain duly qualified to do business and in good standing in (i) such Loan Party’s jurisdiction of organization, and (ii) each other jurisdiction where such qualification is required, except in the case of this clause (ii) where failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.
(d)Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable laws of any Governmental Body having jurisdiction over it or its business. Each Loan Party shall maintain in effect and enforce policies and procedures designed to ensure compliance by the Loan Parties, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions.
SECTION 6.2. Violations. Promptly notify the Administrative Agent in writing if any Loan Party or any Collateral violates or is alleged to have violated any Governmental Body’s laws, statutes, regulations, or ordinances.
SECTION 6.3. Financial Covenant. During the continuance of a Covenant Compliance Period, not permit their TTM EBITDA, calculated as of the last day of each fiscal quarter of Borrowers (commencing with the fiscal quarter most recently ending prior to the commencement of such Covenant Compliance Period for which financial statements and a compliance certificate are required to have been delivered, and each fiscal quarter thereafter), to be less than the amount for such month set forth in the grid below (the covenant described in this sentence being referred to herein as the “TTM EBITDA Financial Covenant”):

Testing Date	Minimum TTM EBITDA
September 30, 2024	$(2,400,000)
December 31, 2024	$(3,900,000)
March 31, 2025	$(4,800,000)
June 30, 2025	$(4,600,000)
September 30, 2025	$(1,200,000)
December 31, 2025	$2,500,000
March 31, 2026	$3,400,000
June 30, 2026	$5,600,000
September 30, 2026	$5,000,000
December 31, 2026 and the last day of each fiscal quarter thereafter	$6,500,000
For the avoidance of doubt, once the TTM EBITDA Financial Covenant is required to be tested as a result of the commencement of a Covenant Compliance Period, such TTM EBITDA Financial Covenant shall only be required to be tested until such Covenant Compliance Period has ended (but subsequently shall be required to be tested to the extent a subsequent Covenant Compliance Period commences).
SECTION 6.4. Supplemental Instruments. From time to time at the Loan Parties’ expense, execute and deliver, and cause each Subsidiary to execute and deliver, or cause to be executed and delivered, to the Administrative Agent all documents, agreements, and instruments, and take or cause to be taken such further actions (including filing and recording financing statements, fixture filings, Mortgages, deeds of trust, and other documents and actions) that are required by law or that the Administrative Agent or the Required Lenders may reasonably request to carry out the terms and conditions of the Loan Documents and to ensure the perfection and priority of the Administrative Agent’s Liens.
SECTION 6.5. Indebtedness. Pay all Indebtedness when due and not otherwise default under any Indebtedness.
SECTION 6.6. Financial Statements. Cause all financial statements delivered to the Administrative Agent (a) to be prepared as required by this Agreement; (b) to be complete and correct in all material respects (subject, for unaudited financial statements, to notes and normal year-end audit adjustments); and (c) to be prepared in reasonable detail.
SECTION 6.7. Taxes. If any tax, assessment, or other Charge creates a Lien on any Collateral, the Administrative Agent may without notice to the Loan Parties pay the tax, assessment, or other Charges. Any payments under this Section will be charged to the Loan Account as a Revolving Loan and added to the Obligations (or, at the Administrative Agent’s option, must be paid to the Administrative Agent by Borrowers immediately on demand).
SECTION 6.8. Deposit Accounts. Maintain all deposit, investment, brokerage, and other financial accounts (including the accounts listed on Schedule 6.8) with a financial institutions acceptable to the Administrative Agent in its reasonable discretion. Except for the SVB Corporate Card Cash Collateral Accounts, each account on Schedule 6.8 (and each other deposit account, securities account, commodity account, securities entitlement or commodity contract owned by a Borrower at any time) must at all times be subject to a Control Agreement satisfactory to the Administrative Agent.
SECTION 6.9. Loan Parties. At all times, cause each Subsidiary that is a “Loan Party” (as defined in the Term Documents) to remain a Loan Party under the Loan Documents, except to the extent releases of such Loan Party from its respective obligations under the Term Documents and the Loan Documents are permitted pursuant to the terms of the Term Documents and the Loan Documents, respectively, and such releases occur reasonably simultaneously.
SECTION 6.10. Liquidity. At all times maintain Liquidity of not less than $4,000,000.
SECTION 6.11. Post-Closing Matters. Execute and deliver the documents, take the actions, and complete the tasks in the table below, in each case within the applicable time limit specified (or such longer period as the Administrative Agent may agree in its sole discretion):

Requirement	Time Limit
(1) Furnish the Administrative Agent, in form and substance satisfactory to the Administrative Agent, with insurance certificates evidencing casualty and liability coverage in favor of the Loan Parties with respect to assets located at
Twenty-one (21) days following the Closing Date.

5215 Lamar Avenue, Memphis, Tennessee 38118 (with respect to which Vantiva Supply Chain Solutions, Inc. is landlord) as required pursuant to Section 4.11, together with endorsements naming the Administrative Agent as lender loss payee or additional insured, as applicable.
(2) Furnish the Administrative Agent with endorsements in respect of insurance policies as are required pursuant to Section 4.11 hereof, which endorsements shall be in form and substance satisfactory to the Administrative Agent.
Sixty (60) days following the Closing Date.
(3) Deliver to the Administrative Agent Control Agreements in form and substance reasonably satisfactory to the Administrative Agent and duly executed by the parties thereto with respect to the following deposit accounts:
--the Cash Concentration Account, maintained with SVB (“non-springing” form solely in favor of the Administrative Agent, with no separate control agreement in favor of any Term Lender or agent thereof)
--the Loan Party Operating Account, maintained with SVB (“springing” form in favor of the Administrative Agent, with evidence of delivery of an identical control agreement executed and delivered to the Term Lenders in favor of WTI Fund XI, Inc., as agent for the Term Lenders and subject to the Intercreditor Agreement)
--the Specified Cash Account, maintained with SVB (“springing” form in favor of the Administrative Agent, with evidence of delivery of an identical control agreement executed and delivered to the Term Lenders in favor of WTI Fund XI, Inc., as agent for the Term Lenders and subject to the Intercreditor Agreement)
--the Term Loan Priority Account, maintained with SVB (“springing” form in favor of the Administrative Agent, with evidence of delivery of an identical control agreement executed and delivered to the Term Lenders in favor of WTI Fund XI, Inc., as agent for the Term Lenders and subject to the Intercreditor Agreement)
Five (5) Business Days following the Closing Date.
(4) Deliver to the Administrative Agent Control Agreements in form and substance	Ten (10) Business Days following the Closing Date.

reasonably satisfactory to the Administrative Agent and duly executed by the parties thereto with respect to the Specified Citibank Accounts, maintained with Citibank, N.A. (“springing” form in favor of the Administrative Agent, as “first-lien agent”, and WTI Fund XI, Inc., as agent for the Term Lenders, as “second-lien agent”)

ARTICLE VII.
NEGATIVE COVENANTS
Until all Obligations are irrevocably paid and performed in full (other than contingent obligations with respect to which no claim has been asserted or threatened) and the Loan Documents are terminated, no Loan Party may:
SECTION 7.1. Mergers; Consolidations; and Asset Sales.
(a)Merge, consolidate, divide (including by way of an LLC division), or otherwise reorganize with or into any Person or acquire, or enter into any binding agreement to acquire, all or a material portion of any Person’s assets or Equity Interests.
(b)Sell, pledge, lease, transfer (including by way of an LLC division), or otherwise dispose of any of its properties or assets (except (i) sales or other dispositions of Equipment that is substantially worn, damaged, or obsolete, (ii) sales of Inventory in the ordinary course of business, and (iii) as otherwise expressly permitted by this Agreement).
SECTION 7.2. Liens. Except Permitted Liens, create, assign, transfer, or allow to exist any Lien on any of its property (including the Collateral).
SECTION 7.3. Guarantees. Be liable for any other Person’s obligations by assumption, endorsement, Guaranty, or otherwise except for (a) endorsing checks in the ordinary course of business and (b) guaranteeing or being jointly and severally liable for a Loan Party’s Obligations.
SECTION 7.4. Investments. Purchase or acquire, or enter into any binding agreement to purchase or acquire, the assets, obligations or Equity Interests of, or any other interest in, any Person, except: (a) investments existing on the Closing Date and listed on Schedule 7.4; (b) obligations issued or guaranteed by the United States of America; (c) commercial paper with a maturity of not more than one hundred eighty (180) days and a published rating of not less than A-1 or P-1; (d) certificates of deposit and bankers’ acceptances having maturities of not more than one hundred eighty (180) days; and (e) U.S. money market funds (i) rated AAA by Standard & Poor’s, Inc. or with an equivalent rating from Moody’s Investors Service, Inc., or (ii) that invest solely in obligations issued or guaranteed by the United States of America.
SECTION 7.5. Loans. Make advances, loans, or credit extensions to any Person (including any Affiliate), except for (a) commercial trade credit in connection with Inventory sales and providing services in the ordinary course of its business and consistent with practices that existed on the Closing Date and that have been disclosed to the Administrative Agent in writing and (b) loans or advances to employees, officers or directors of the Loan Parties in the ordinary course of business for travel, relocation and related expenses; provided that the aggregate amount of all such loans and advances does not exceed $100,000 at any time outstanding.

SECTION 7.6. Capital Expenditures. Make or incur any Capital Expenditure (including maintenance capital expenditures) or commitments for Capital Expenditures (including capitalized leases and maintenance capital expenditures) in any fiscal year in an aggregate amount for the Loan Parties on a consolidated basis of more than (i) with respect to the Loan Parties’ fiscal year ending December 31, 2024, $500,000, (ii) with respect to the Loan Parties’ fiscal year ending December 31, 2025, $1,000,000, (iii) with respect to the Loan Parties’ fiscal year ending December 31, 2026, $1,000,000, and (iv) with respect to the period commencing on January 1, 2027 and ending on the third anniversary of the Closing Date, $1,000,000; provided, that if the Loan Parties do not utilize the entire amount of Capital Expenditures permitted in any fiscal year, the Loan Parties may carry forward, to the immediately succeeding fiscal year only, 50% of such unutilized amount (with Capital Expenditures made by the Loan Parties in such succeeding fiscal year applied last to such unutilized amount).
SECTION 7.7. Distributions; Compensation, and Management Fees.
(a)Pay dividends (or any distribution on account of any of its Equity Interests) or redeem, purchase, repurchase, or otherwise acquire directly or indirectly any of its Equity Interests; provided, that the Loan Parties may (i) make Permitted Dividends, (ii) purchase, redeem or otherwise acquire Equity Interests issued by such Loan Party in connection with the net settlement of equity-based compensation paid to such Loan Party’s employees and consultants within the ordinary course of business and consistent with past practices, and (iii) so long as the Payment Conditions are then satisfied, purchase, redeem or otherwise acquire Equity Interests issued by such Loan Party, in circumstances not described in the preceding clause (ii).
(b)[Reserved.]
(c)Pay any management, advisory, consulting, or other similar fees to any Person, except in the ordinary course of business and consistent with past practices (it being understood that fees paid in connection with the issuance and sale of Equity Interests by Owlet, to the extent such issuance and sale are permitted hereby, are considered to be in the ordinary course of business).
(d)Without the Administrative Agent’s prior written consent, in any fiscal year, pay compensation in whatever form to the chief executive officer or the chief financial officer (or any other Person performing the tasks commonly associated with any such position, in the event of a vacancy in any such position) of any Loan Party that exceeds the Compensation Limit (such compensation to be paid in the ordinary course of business, and consistent with past practices).
SECTION 7.8. Indebtedness. Create, incur, assume, or allow to exist any Indebtedness except:
(a)Indebtedness existing on the Closing Date and listed on Schedule 7.8 (including any extensions, renewals, refinancings, or replacements in accordance with clause (i) below).
(b)Indebtedness to the Secured Parties.
(c)Indebtedness to fund Capital Expenditures allowed by Section 7.6.
(d)Indebtedness permitted under Section 7.3.
(e)Indebtedness under Hedging Contracts permitted under this Agreement.

(f)Indebtedness of a Loan Party owing to another Loan Party; provided that any such Indebtedness, to the extent the commitments or outstanding principal balance in respect thereof exceed $200,000 individually or $500,000 in the aggregate as to all such Indebtedness, shall be evidenced by a promissory note pledged pursuant to this Agreement.
(g)The Benchmark Supplier Obligations in an aggregate principal amount not to exceed $4,299,483 (being the amount outstanding as of the Closing Date).
(h)subject at all times to the Intercreditor Agreement, Indebtedness of the Loan Parties incurred under the Term Documents in an aggregate principal amount not exceeding the Term Lender Loan Cap (as defined in the Intercreditor Agreement as in effect as of the Closing Date) at any time outstanding.
(i)Indebtedness that represents extensions, renewals, refinancings, or replacements (“Refinance Indebtedness”) of any of the Indebtedness described in clauses (a), (c), (d) (as it pertains to Section 7.3), (e), (f) and (h) (“Original Indebtedness”) if: (i) (x) the Refinance Indebtedness does not increase the principal amount or interest rate of the Original Indebtedness, and (y) in the case of Refinance Indebtedness incurred in respect of the Term Lender Obligations, the aggregate principal amount thereof shall not exceed the amount permitted to be incurred pursuant to Section 7.8(h); (ii) any Liens securing that Refinance Indebtedness are not extended to any additional property; (iii) no Loan Party or any Subsidiary that was not originally obligated to repay that Original Indebtedness becomes obligated for that Refinance Indebtedness; (iv) the Refinance Indebtedness does not shorten the average weighted maturity of the Original Indebtedness; (v) the terms of the Refinance Indebtedness are not less favorable to the obligor than the original terms of the Original Indebtedness; (vi) in the case of Refinance Indebtedness incurred in respect of the Term Lender Obligations, if such Refinance Indebtedness is secured, such Refinance Indebtedness and the Liens securing such Refinance Indebtedness shall be subject to the Intercreditor Agreement; and (vii) if the Original Indebtedness was subordinated in right of payment to the Obligations, then the terms and conditions of the Refinance Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the other Secured Parties as those that applied to the Original Indebtedness. For the avoidance of doubt, no Loan Party shall exercise any accordion or increase option with respect to any Indebtedness (including, without limitation, the Indebtedness described on Schedule 7.8) without the prior written consent of the Administrative Agent.
(j)Indebtedness consisting of the financing of insurance premiums in the ordinary course of business.
(k)(i) Indebtedness consisting of obligations of Owlet BC in respect of the SVB Corporate Card Program, and (ii) from and after the termination of the SVB Corporate Card Program, Indebtedness in respect of credit cards or purchase cards (p-cards) with financial institutions other than any Lender in the ordinary course of business, as to all Indebtedness described in this clause (k) in an aggregate amount not to exceed $500,000 at any time outstanding.
(l)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, that such Indebtedness is extinguished within three (3) Business Days of its incurrence and at no time shall outstanding Indebtedness pursuant to this clause (k) exceed $25,000.
SECTION 7.9. Business. Change in any material respect the nature of the business that it engaged in on the Closing Date.
SECTION 7.10. Affiliate Transactions. Directly or indirectly, purchase, acquire, or lease any property from, or sell, transfer, or lease any property to, or otherwise deal with, any Affiliate (except transactions in the ordinary course of business that existed on the Closing Date and are listed on Schedule 7.10, and other transactions on an arm’s length basis that are on terms no less favorable than terms that could be obtained from a Person who is not an Affiliate).
SECTION 7.11. Leases. Enter as lessee into any lease for real or personal property (unless (i) capitalized and permitted under Section 7.6, or (ii) the annual lease obligations do not exceed $20,000 in the aggregate as to all such obligations incurred in reliance on this clause (ii)) without providing substantially contemporaneous written notice to the Administrative Agent and, if requested by the Administrative Agent in its Discretion (without limiting the Administrative Agent’s right to impose Reserves in accordance with the terms hereof), use commercially reasonable efforts to obtain a Waiver from the applicable lessor with respect thereto.
SECTION 7.12. Subsidiaries; Partnerships; and Disqualified Stock.
(a)Form or acquire any Subsidiary unless (i) such Subsidiary expressly becomes a Loan Party and becomes jointly and severally liable for the Obligations; (ii) the Loan Party pledges one hundred percent (100%) of the Equity Interests of such Subsidiary to the Administrative Agent, for the benefit of the Secured Parties; (iii) the Administrative Agent has received all documents and due diligence (including legal opinions) it may require in connection with such formation, acquisition, or Subsidiary; (iv) the Administrative Agent and each Lender has received all documentation and other information (including all organizational documents) with respect to such Subsidiary that the Administrative Agent or such Lender requires or is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and (v) such Subsidiary grants the Administrative Agent, for the benefit of the Secured Parties, first-priority (subject, in the case of Term Lender Priority Collateral, to Permitted Liens described in clause (12) of the definition of such term) perfected Liens in its present and future assets. If a Subsidiary becomes a Borrower, none of its assets may be included in the Borrowing Base until the Administrative Agent has conducted a field examination and makes that determination in its discretion.
(b)Enter into any general partnership, limited partnership, limited liability company or other joint venture or similar agreement with any Person.
(c)Issue any Disqualified Stock.
SECTION 7.13. Fiscal Year and Accounting Changes. Change its fiscal year-end from December 31 or make any material change (a) in accounting treatment and reporting practices (except as required by GAAP) or (b) in tax reporting treatment (except as required or permitted by law).
SECTION 7.14. Pledging Credit. Pledge the Lenders’ credit on any purchase or for any purpose.
SECTION 7.15. Amending Charter Documents. Amend, modify, or waive any term or provision of its Charter Documents to the extent that any such amendment, waiver, or other modification would result in a Default or Event of Default under any of the Loan Documents, would be materially adverse to the Administrative Agent or any Lender, or otherwise could reasonably be likely to have a Material Adverse Effect.
SECTION 7.16. ERISA. Become part of a Controlled Group or create, maintain, or become obligated to contribute to any Plan or Multiemployer Plan.
SECTION 7.17. Paying Indebtedness.

(a)At any time, directly or indirectly (including by establishing any sinking fund for any Indebtedness) prepay any Indebtedness (other than (x) to the Administrative Agent or any Lender, or (y) the Term Lender Obligations, which are addressed in clause (b) below) or repurchase, redeem, retire, or otherwise acquire any Indebtedness (except to the extent permitted under Section 7.8(i)); provided, that, the Loan Parties may prepay such Indebtedness so long as (i) no Default Condition then exists or would result therefrom, and (ii) the aggregate amount of all such prepayments does not exceed $100,000 in any twelve-month period.
(b)At any time, directly or indirectly (including by establishing any sinking fund therefor) pay or prepay the Term Lender Obligations or repurchase, redeem, retire, or otherwise acquire the Term Lender Obligations (except to the extent permitted under Section 7.8(i)), except that the Loan Parties may make (i) Mandatory Term Loan Prepayments to the extent exclusively constituting proceeds of Term Lender Priority Collateral, and (ii) so long as no Default Condition exists and is continuing, regularly scheduled payments of principal (including regularly scheduled redemptions in respect of amortization payments thereon), Mandatory Term Loan Prepayments (other than those described in the foregoing clause (i)) and all payments in respect of interest, fees, expenses, indemnities and other Term Loan Obligations (other than principal) owing under the Term Documents (as in effect on the Closing Date or as amended in accordance with the terms of the Intercreditor Agreement), in each case of this clause (b) as and when due under the Term Documents (as in effect on the Closing Date or as amended in accordance with the terms of the Intercreditor Agreement).
SECTION 7.18. Material Business Agreements. Without the Administrative Agent’s prior written consent, amend, waive, or modify in any respect the terms of any Material Business Agreement (i) other than with respect to the Term Documents and the documents, instruments, and agreements evidencing any Refinance Indebtedness in respect thereof permitted by Section 7.8(i) (as to which, as to all of the foregoing, clause (ii) below shall apply), if that amendment, waiver, or modification could reasonably be expected to have a Material Adverse Effect, or (ii) that is a Term Document or any document, instrument, or agreement evidencing any Refinance Indebtedness in respect thereof permitted by Section 7.8(i), if that amendment, waiver, or modification would (x) shorten the maturity date of the Term Lender Obligations or such Refinance Indebtedness to a date which is prior to ninety-one (91) days after the Maturity Date, (y) shorten the date scheduled for any principal payment or increase the amount of any required scheduled principal payment, or (z) otherwise not be permitted under the Intercreditor Agreement absent the consent of the Administrative Agent.
SECTION 7.19. Anti-Corruption Laws; Sanctions. At any time: (a) directly or through its Affiliates or agents, conduct any business or engage in any transaction or deal with any Sanctioned Person, including making or receiving any funds, goods, or services to or for the benefit of any Sanctioned Person; (b) directly or through its Affiliates or agents, deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked under Executive Order No. 13224; (c) directly or through its Affiliates or agents, engage in or conspire to engage in any transaction that evades or avoids (or whose purpose is to evade or avoid), or attempts to violate, any of the prohibitions in Executive Order No. 13224, the USA Patriot Act, or any other Anti-Terrorism Law; or (d) not deliver to the Administrative Agent any certification or other evidence requested by the Administrative Agent in its sole judgment confirming each Loan Party’s compliance with this Section. No Borrower will request any Loan, and no Borrower nor any of its Subsidiaries or their respective directors, officers, employees and agents will use the proceeds of any Loan (i) in the furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Anti-Terrorism Law or Sanctions applicable to any party hereto.

SECTION 7.20. [Reserved.]
SECTION 7.21. Benchmark Supplier Obligations. At any time, directly or indirectly, pay, prepay, repurchase, redeem, retire or otherwise acquire, or make any payment on account of any principal of, interest on or premium payable in connection with the repayment or redemption of the Benchmark Supplier Obligations; provided that Borrowers may make payments of interest and principal under the Benchmark Supplier Documents so long as the Payment Conditions are then satisfied.
SECTION 7.22. Amending Leases. Amend, modify, or waive any term or provision of any lease of real property to the extent that any such amendment, waiver, or other modification would result in a Default or Event of Default under any of the Loan Documents, would be materially adverse to the Administrative Agent or any Lender, or otherwise could be reasonably likely to have a Material Adverse Effect.
SECTION 7.23. Holding Company. Permit Owlet to engage in any business or activity other than (i) that of being a holding company with respect to the Equity Interests of Owlet BC, and (ii) the guarantee of the Term Lender Obligations pursuant to the Term Documents.
ARTICLE VIII.
CONDITIONS PRECEDENT
SECTION 8.1. Conditions to Initial Loans. The obligation of each Lender to make Loans on the Closing Date is subject to its satisfaction of each of the following conditions precedent (unless otherwise waived by the Administrative Agent in writing):
(a)Loan Documents. The Administrative Agent has received all documents, searches, abstracts, and information required by the Administrative Agent (including fully-executed counterparts of each document on the closing checklist attached as Exhibit B that requires a signature as well as all other documents, instruments, and conditions listed on Exhibit B).
(b)Collateral and Security. All Collateral items required to be physically delivered to the Administrative Agent under the Loan Documents have been delivered (accompanied by any transfer instruments requested by the Administrative Agent) or arrangements satisfactory to the Administrative Agent for delivery are in place. All taxes, fees, Expenses, and other charges have been paid in full that relate to (i) the Collateral, (ii) incurring the Obligations, and (iii) delivering the Loan Documents.
(c)Searches. The Administrative Agent has received accurate and complete copies of all Lien, pending suit, title, background investigation, and other searches required by the Administrative Agent, showing the absence of all Liens other than Permitted Liens.
(d)Filings; Registrations; and Recordings. Each document required by the Loan Documents, by law (including UCC financing statements and Mortgages), or requested by the Administrative Agent to be filed, registered, or recorded to create or perfect in the Administrative Agent’s favor a Lien on the Collateral has been properly filed, registered, or recorded in each jurisdiction where filing, registration, or recordation is required or requested, and all actions necessary to perfect and protect the Administrative Agent’s Liens have been taken.
(e)Organizational Proceedings. The Administrative Agent has received a copy of the resolutions of each Loan Party’s board of directors, shareholders, managers, or members authorizing (i) executing, delivering, and performing the Loan Documents and (ii) granting the Liens on the Collateral.

(f)Incumbency Certificates. The Administrative Agent has received a certificate of each Loan Party’s Secretary, Manager, or other officer acceptable to the Administrative Agent as to the incumbency and signature of the Secretary, Manager, or officer and each Loan Party’s Authorized Officers.
(g)Charter Documents. The Administrative Agent has received complete copies of (i) each Loan Party’s Charter Documents (certified by the Secretary of State or other appropriate official of that entity’s jurisdiction of formation, incorporation, or organization) and (ii) each Loan Party’s governance documents.
(h)Good Standing. The Administrative Agent has received copies of good standing certificates (or other analogous certificates) for each Loan Party dated not more than ten (10) days before the Closing Date in each jurisdiction where each Loan Party is required to be in good standing (or other analogous status).
(i)Legal Opinions. The Administrative Agent has received executed legal opinions from the Loan Parties’ counsel covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent shall reasonably request, which legal opinions shall be addressed to the Administrative Agent and each of the other Secured Parties.
(j)No Litigation. No litigation, investigation, or proceeding is pending or, to any Loan Party’s knowledge, threatened against any Loan Party (or against its officers, directors, or managers), (i) in connection with the Loan Documents or (ii) that could (as determined in the Administrative Agent’s Discretion) have a Material Adverse Effect. No injunction, writ, or restraining order has been issued by any Governmental Body that is adverse to any Loan Party (or its business) or is inconsistent with the Loan Documents.
(k)Collateral and Account Examination. The Administrative Agent has (i) completed Collateral examinations (including a roll-forward examination) and received appraisals (all of which must be satisfactory to the Administrative Agent in its discretion) and (ii) reviewed all books and records in connection with the Collateral.
(l)Fees. The Administrative Agent has received all fees and Expenses payable to the Administrative Agent and Lenders.
(m)Financial Statements; Projections. The Administrative Agent has received and found satisfactory the financial statements and the Projections required by Section 5.6.
(n)Insurance. The Administrative Agent has received evidence that each Loan Party has the insurance required by the Loan Documents (including, without limitation, cyber breach coverage) and that the Administrative Agent is listed as lender-loss-payee, additional-insured, and mortgagee (as required by the Administrative Agent).
(o)Deposit Accounts. The Administrative Agent has received (i) Lockbox agreements, if applicable; (ii) other agreements establishing the Cash Concentration Accounts and all other required accounts; (iii) a Control Agreement for each deposit account of the Loan Parties (other than the SVB Corporate Card Cash Collateral Accounts); and (iv) evidence that Borrowers have directed all Account Debtors to make all payments to a Lockbox or a Cash Concentration Account, as applicable.
(p)Consents. The Administrative Agent has received all Consents and Waivers required by it.

(q)No Adverse Material Change. Since December 31, 2023, no event, condition, or state of facts has occurred that could reasonably be expected to have a Material Adverse Effect. No representations made or information supplied to the Administrative Agent by any Loan Party or its agents or representatives has turned out to be inaccurate or misleading in any material respect (or, in the case of representations that are expressly qualified by a Material Adverse Effect or other materiality, in any respect).
(r)Contract Review, Management Review, and Capital Structure. The Administrative Agent (i) is satisfied with all Material Business Agreements, customer contracts, and the Loan Parties’ legal and capital structure, and (ii) has obtained satisfactory background investigation reports with respect to the senior management of key investors of the Loan Parties.
(s)Existing Indebtedness. The Administrative Agent has received (i) a satisfactory payoff letter for any existing Indebtedness (including the SVB Payoff Letter with respect to the SVB Facility) to be paid on the Closing Date and (ii) evidence that, except for Permitted Liens and Liens to be terminated on the Closing Date pursuant to the SVB Payoff Letter, there will be no Liens on any Loan Party’s assets.
(t)Term Loan. (i) The Term Credit Agreement has been entered into and shall be in form and substance satisfactory to the Administrative Agent, and contemporaneously herewith, Borrowers shall have received at least $7,500,000 of gross proceeds from the Term Loan made pursuant to the Term Credit Agreement, (ii) an Authorized Officer of the Loan Party Representative has delivered a certificate to the Administrative Agent, in form and substance satisfactory to the Administrative Agent, which certificate shall certify as to delivery to the Administrative Agent of the Term Credit Agreement and all other material Term Documents and include a certification that such documents are true, correct and complete copies of all such Term Documents, and (iii) the Term Documents are in full force and effect and no default or event of default shall exist under the Term Documents or would result from the consummation of the transactions contemplated hereby or thereby (including, without limitation, the incurrence of the Term Loans on the Closing Date).
(u)Undrawn Availability. After giving effect to the initial Loans and all other Closing Date transactions, Borrowers’ Undrawn Availability is at least $5,000,000.
(v)Other.
(i)All corporate and other proceedings (and all documents, instruments, and other matters in connection with the transactions contemplated by the Loan Documents) must be satisfactory in form and substance to the Administrative Agent and its counsel.
(ii)The Administrative Agent and each Lender have received all documentation and other information with respect to the Loan Parties that the Administrative Agent or such Lender requires or is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.
(iii)(A) The Administrative Agent has received such other documents, certificates, information or legal opinions as the Administrative Agent or the Required Lenders may request, all in form and substance satisfactory to the Administrative Agent, and (B) if any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Administrative Agent and each Lender have received a Beneficial Ownership Certification in relation to such Loan Party.

Without limiting the generality of the provisions of this Section 8.1, for purposes of determining compliance with the conditions specified in this Section 8.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved of, accepted or been satisfied with each document or other matter required thereunder to be consented to, approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
SECTION 8.2. Conditions to Each Loan . The obligation of each Lender to make any Loan (including Loans on the Closing Date) is subject to the satisfaction of the following conditions precedent on the date each Loan is requested and made:
(a)Representations and Warranties. Each representation and warranty made by each Loan Party in (or in connection with any Loan Document) is true, correct, and complete in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true, correct, and complete in all respects) with the same effect as though made on and as of the date of the Loan (it being understood that any representation or warranty that by its terms is made as of a specified date is required to be true and correct only as of that specified date).
(b)No Default. No Default Condition exists or would exist after giving effect to the requested Loans (but nonetheless the Lenders may in their discretion continue to make Loans, and if it does so that does not (1) waive any Event of Default or Default, (2) establish a course of dealing, or (3) obligate any Lender to make any other Loans).
(c)Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate before 6:00 p.m. on the Business Day immediately preceding the date of a proposed Loan.
(d)Maximum Loans. After giving effect to the requested Loan, the aggregate Revolving Exposure does not exceed the Maximum Borrowing Amount.
Each Loan request or deemed Loan request is a representation and warranty by each Loan Party that each condition precedent to the Loan has been met on the date the Loan is requested and received.
ARTICLE IX.
INFORMATION AS TO THE LOAN PARTIES
Until all Obligations are irrevocably paid and performed in full (other than contingent obligations with respect to which no claim has been asserted or threatened) and the Loan Documents are terminated, each Loan Party must:
SECTION 9.1. Disclosure. Promptly report to the Administrative Agent all matters affecting the value, enforceability, or collectability of any material portion of the Collateral (including any Lien or claim asserted against a material portion of the Collateral, any loss, damage, or destruction to any material portion of the Collateral, any Loan Party’s reclamation or repossession of any material portion of the Collateral, the return to any Loan Party of a material amount of goods, or if any Account Debtor asserts any claims or setoffs against Accounts that exceed $250,000 in the aggregate).

SECTION 9.2. Schedules.
(a)Monthly Schedules. The Loan Party Representative must deliver to the Administrative Agent on or before the fifteenth (15th) day of each month, in each case for the prior month (except as otherwise provided below):
(i)a detailed accounts receivable aging including all invoices aged by invoice date (reconciled to the general ledger, the financial statements delivered pursuant to Section 9.6 and the Borrowing Base Certificate);
(ii)a schedule detailing all Account dilution;
(iii)a detailed accounts payable aging including all accounts payable aged by invoice date (reconciled to the general ledger and the financial statements delivered pursuant to Section 9.6);
(iv)an Inventory Report, reconciled to the general ledger and the financial statements delivered pursuant to Section 9.6;
(v)a Borrowing Base Certificate (that is calculated as of the last day of the prior month and which is not binding on the Administrative Agent);
(vi)copies of monthly bank statements for each bank account maintained by the Loan Parties with a reconciliation statement (including reconciled to the financial statements delivered pursuant to Section 9.6); and
(vii)a detailed accounts receivable roll-forward report.
(b)Weekly Schedules. The Loan Party Representative must deliver to the Administrative Agent with each request for a Loan, but no less frequently than one time in every seven (7)-day period, an interim Borrowing Base Certificate (that is calculated as of one (1) Business Day preceding the date such interim Borrowing Base Certificate is delivered and which is not binding on the Administrative Agent) reflecting all activity (sales, collections, credits, credit memos, Inventory purchases, etc.) impacting Borrowers’ Accounts in the applicable Specified Period.
(c)Additional Schedules. The Loan Party Representative must deliver to the Administrative Agent at such intervals as the Administrative Agent may require: (i) assignment schedules; (ii) copies of Account Debtor invoices; (iii) evidence of shipment and delivery of Goods (including, without limitation, executed and dated bills of lading, vendor invoices, proof of FOB shipping point on the purchase order or invoice, tracking information); (iv) calculations of the Term Total Outstandings in form and substance reasonably satisfactory to the Administrative Agent; and (v) such further schedules, documents, and information as the Administrative Agent may require (including trial balances and test verifications). The Administrative Agent may confirm and verify Accounts by any manner and through any medium it chooses. All items, reports, and information under this Section must be (x) satisfactory to the Administrative Agent in its discretion, (y) executed by the Loan Party Representative, and (z) timely delivered to the Administrative Agent.
SECTION 9.3. Notice of Suits and Adverse Events. Furnish the Administrative Agent with immediate notice (which notice shall be accompanied by copies of the relevant documents described below, where applicable) of (a) any lapse or other termination of any Consent issued to any Loan Party by any Governmental Body or any other Person that is material to any Loan Party’s operation of its business; (b)

any refusal by any Governmental Body or any other Person to renew or extend any Consent; (c) any instruction, letter or other communication (whether written or oral) from the FDA that could reasonably be expected to impact negatively, or restrict, any Loan Party’s ability to hold any Inventory or other assets for sale in the ordinary course of business, together with copies of any such instruction, letter or other communication, or if not in writing, a reasonably detailed summary of any such communication; (d) copies of any periodic or special reports filed by any Loan Party with any Governmental Body or Person (but only if (i) a report indicates any material adverse change in any Loan Party’s business, operations, affairs, or condition or (ii) if copies are requested by the Administrative Agent); (e) copies of any material notices and other communications from any Governmental Body that specifically relate to any Loan Party or any Collateral; (f) copies of any material communications from Benchmark in respect of the Benchmark Supplier Documents or Benchmark Supplier Obligations; (g) the occurrence of any Mandatory Term Loan Prepayment; (h) the occurrence of any “Default” or “Event of Default” under (and as defined in) the Term Documents (together with copies of any default letter, reservation of rights letter or similar correspondence from any Term Lender or other holder of any Term Lender Obligations); and (i) copies of any amendments, supplements, modifications, waivers, consents and forbearances under the Term Documents. Each notice pursuant to Section 9.3(h) shall describe with particularity any and all provisions of the Term Documents that have been breached and the corrective action (if any) taken or proposed to be taken with respect thereto.
SECTION 9.4. Material Events. Promptly notify the Administrative Agent in writing if any of the following occur: (a) any Default Condition; (b) any default by any party under any Material Business Agreement; (c) any event, development, or circumstance that could reasonably be expected to cause any financial statement, projection (including the Projections), Borrowing Base Certificate, or other information or report furnished to the Administrative Agent to be untrue or misleading in any material respect (including anything that could reasonably be expected to cause any financial statement to not present fairly in any material respect, in accordance with GAAP consistently applied, the Loan Parties’ financial condition or operations on a consolidated basis); (d) each default by any Loan Party under any Indebtedness; (e) the commencement or threat in writing of any litigation, suit, or administrative proceeding affecting any Loan Party or the Collateral (whether or not the claim is covered by insurance), including, without limitation, by the FDA; (f) any material development in respect of the Shareholder Litigation; and (g) any other development that could reasonably be expected to have a Material Adverse Effect.
SECTION 9.5. Annual Financial Statements. Furnish the Administrative Agent within ninety (90) days after the end of each of the Loan Parties’ fiscal years (beginning, for the avoidance of doubt, with the fiscal year ending December 31, 2024), the Loan Parties’ audited financial statements on a consolidated basis (including statements of income, stockholders’ equity, and cash flow from the beginning of the current fiscal year to the end of the current fiscal year) and the balance sheet as at the end of the fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported on without qualification by an independent certified public accounting firm selected by the Loan Parties and satisfactory to the Administrative Agent in its Discretion. In addition, these financial statements must be accompanied by a Compliance Certificate.
SECTION 9.6. Monthly Financial Statements. Furnish the Administrative Agent within thirty (30) days after the end of each fiscal month (or, solely to the extent the end of such fiscal month is also the end of a fiscal quarter, within forty-five (45) days after the end of such fiscal month), (a) the Loan Parties’ unaudited balance sheet on a consolidated basis and the Loan Parties’ unaudited statements of income, stockholders’ equity, cash receipts and cash disbursements, and GAAP cash flow on a consolidated basis reflecting the results of operations from the beginning of the fiscal month to the end of the month (and for the month), prepared on a basis consistent with prior practices and complete and correct in all material respects (subject to notes and normal year-end audit adjustments that individually and in the aggregate are not material) and setting forth in each case in comparative form the figures from the projected annual operating budget delivered under Section 9.8 for the current fiscal year, and (b) a written report setting forth, on a week-by-week basis, the Loan Parties’ projected borrowing needs and borrowing availability for the thirteen (13)-week period commencing as of the end of the fiscal month for which financial statements are delivered pursuant to clause (a) above, which report shall be in form and substance satisfactory to the Administrative Agent in its sole discretion. In addition, these financial statements must be accompanied by a Compliance Certificate.
SECTION 9.7. Additional Information.
(a)Promptly furnish the Administrative Agent with any additional information that the Administrative Agent may request in its discretion, as well as (i) copies of all environmental audits and reviews; (ii) at least thirty (30) days’ prior written notice of any Loan Party opening any new place of business, closing any existing place of business, or changing its legal name, entity type, or jurisdiction of organization, incorporation, or formation; (iii) immediately upon any Loan Party’s learning thereof, notice of any material labor dispute, strike, or walkout affecting any Loan Party and ninety (90) days’ prior written notice of the expiration of any labor contract binding on any Loan Party; (iv)(A) such other information regarding the Collateral, results of operations, business affairs and financial condition of any Loan Party or any Subsidiary as the Administrative Agent may request and (B) information and documentation requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the USA Patriot Act or other applicable anti-money laundering laws; (v) notice of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certificate; (vi) as promptly as practicable after acquiring, developing, or obtaining a license for any computer software programs, all applicable authorization codes to the Administrative Agent such that the Administrative Agent is able to, at all times, view and access such computer software programs; and (vii) any complaint or citation from any relevant Governmental Body that threatens to shut down any portion of the business or operations of Loan Parties or otherwise restrict the operations of any Loan Party, in each case that could reasonably be expected to result in liability to any Loan Party.
(b)Within thirty (30) days after the filing thereof, furnish the Administrative Agent with a true, correct and complete copy of each of Borrowers’ federal tax returns and any other report filed, or required to be filed, with the IRS; provided, however, that the Loan Parties shall furnish the Administrative Agent a true, correct and complete copy of any extension filed with the IRS within fifteen (15) days after the filing thereof.
(c)Contemporaneously therewith, furnish the Administrative Agent with notice of the acquisition of any Owned Real Property.
SECTION 9.8. Projected Operating Budget and Availability Forecast. Furnish the Administrative Agent no later than thirty (30) days after the beginning of each fiscal year of the Loan Parties (beginning with the first fiscal year after the Closing Date), the Loan Parties’ month-by-month projected operating budget and cash flows on a consolidated basis for the fiscal year (including for each month an income statement, a cash flow statement, and a balance sheet and availability projection). The projections under this Section must be accompanied by a certificate signed by an Authorized Officer of Loan Party Representative stating that the projections and forecasts were prepared using sound financial planning practices consistent with past budgets and financial statements, and that the officer has no reasonable basis to question the reasonableness of any assumptions on which the projections and forecasts were prepared. Loan Parties acknowledge that no less than annually, the Administrative Agent will order (which shall be Expenses), and Loan Parties shall cooperate with the Administrative Agent in ordering, (a) copies of good standing certificates (or other analogous certificates) for each Loan Party from each jurisdiction where each Loan Party is required to be in good standing (or other analogous status), and (b) background checks regarding senior management, or key investors of the Loan Parties, as the Administrative Agent determines in its discretion.
SECTION 9.9. Electronic Reporting. Unless otherwise agreed in writing by the Administrative Agent, all items and information required to be submitted by the Loan Parties under this Article must be delivered to the Administrative Agent by the specific method of Approved Electronic Communication designated by the Administrative Agent. All information sent by Approved Electronic Communication is treated as an authenticated record sent by the individual and entity whose electronic mail address is provided on the communication as “sender” or initiating party. In addition to Approved Electronic Communications, the Administrative Agent may from time to time require that items and information be provided to the Administrative Agent in physical form.
SECTION 9.10. Lender Information Requests. To the extent any Lender shall make a request in writing to the Administrative Agent for any information in respect of this Agreement that the Administrative Agent is permitted or authorized to request under the terms of the Loan Documents, then the Administrative Agent shall request from the Loan Parties such information and, upon receipt of the same, promptly deliver the same to such requesting Lender.
ARTICLE X.
EVENTS OF DEFAULT
Each of the following events is an “Event of Default”:
SECTION 10.1. Payment. Any Loan Party does not pay (a) any principal when due (whether at maturity, by acceleration, or otherwise), or (b) any other Obligation when due (whether at maturity, by acceleration, or otherwise).
SECTION 10.2. Misrepresentation. Any representation or warranty made or deemed as having been made by any Loan Party in any Loan Document, any related agreement, or in any certificate, document, or financial or other statement furnished to the Administrative Agent or any Lender is misleading in any material respect on the date when made or treated as having been made.
SECTION 10.3. [Reserved.]
SECTION 10.4. Attachment, Etc. Any levy, assessment, injunction, or attachment is issued against any material portion of any Loan Party’s property and is not released, vacated or fully bonded within fifteen (15) Business Days after its issuance or levy.
SECTION 10.5. Covenant Breaches.
(a)Any Loan Party does not perform, keep, or observe any term, provision, condition, or covenant in Section 2.9, Section 4.1, Section 4.2, Section 4.4, Section 4.7, Section 4.10, Section 4.15(i), Section 4.20, Section 6.1, Section 6.2, Section 6.3, Section 6.4, Section 6.6, Section 6.7, Section 6.8, Section 6.9, Section 6.10, Section 6.11, Article VII or Article IX.
(b)Any Loan Party does not perform, keep, or observe any term, provision, condition, or covenant in this Agreement or in any Loan Document or in any other agreement with the Administrative Agent or any Lender (other than those referred to in the immediately preceding clause (a) or elsewhere in this Article X), and such failure shall remain unremedied for thirty (30) days after the earlier of (i) any officer of a Loan Party becomes aware of such failure, or (ii) notice thereof shall have been given to the Loan Party Representative by the Administrative Agent or any Lender.

SECTION 10.7. Judgments. There is entered against any Loan Party thereof (i) one or more judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $300,000 (to the extent not covered by independent third-party insurance maintained in accordance with the provisions of Section 4.11, as to which the insurer has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect.
SECTION 10. 7. Insolvency. Any Loan Party: (a) becomes insolvent; (b) is unable, or admits in writing its inability, to pay its debts as they become due; (c) makes a general assignment for the benefit of creditors or to a liquidation agent; (d) files on its behalf or consents to an Insolvency Proceeding; (e) has an Insolvency Proceeding filed or instituted against it that is not dismissed within forty-five (45) days after it is filed or instituted; (f) applies to a court for the appointment of a receiver, trustee, or custodian for any of its assets; (g) has a receiver, trustee, or custodian appointed for any of its assets (with or without its consent); or (h) commences a self-liquidation of its assets. If an involuntary proceeding arises under Title 11 of the United States Code, neither the Administrative Agent nor any Lender has any obligation to continue any financing from and after the proceeding begins.
SECTION 10.8. Material Adverse Effect. A Material Adverse Effect occurs.
SECTION 10.9. The Administrative Agent’s Lien Priority. For any reason any Lien created under any Loan Document is not a valid, perfected, first-priority Lien (subject (x) in the case of Term Lender Priority Collateral, to Permitted Liens described in clause (12) of the definition of such term, and (y) to purchase-money Liens on Equipment that are expressly allowed under this Agreement to be senior to the Administrative Agent’s Liens), or shall be asserted by any Loan Party not to be a valid, perfected, first-priority Lien.
SECTION 10.10. Breaches under Material Business Agreements. Any default occurs under any Material Business Agreement to which any Loan Party is a party, that is not cured within any applicable cure period, and that could reasonably be expected to have a Material Adverse Effect.
SECTION 10.11. Cross Default. With respect to the Benchmark Supplier Obligations, the Term Lender Obligations or any Indebtedness with a balance of $300,000 or more, (a) any Loan Party (whether as primary obligor or as a guarantor or other surety) does not pay any principal or interest when and as the same shall become due and payable (whether at stated maturity, on demand, upon acceleration or otherwise) due after any cure period or (b) a default exists under that Indebtedness that allows the holder of the Indebtedness to accelerate the Indebtedness (whether or not that right has been waived or deferred).
SECTION 10.12. Change of Control. A Change of Control occurs.
SECTION 10.13. Invalidity. (a) Any provision of any Loan Document is not, for any reason, at all times valid, binding, and enforceable with respect to, each Loan Party and each other Person party thereto, or (b) any Loan Party or any other Person party thereto claims in writing that any provision of any Loan Document is not, for any reason, valid, binding, and enforceable on such Loan Party or such Person.
SECTION 10.14. Intellectual Property. With respect to any Intellectual Property, the loss of which could reasonably be expected to have a Material Adverse Effect (collectively, “Material Intellectual Property”), any Governmental Body: (a) revokes, terminates, suspends, or adversely modifies any Material Intellectual Property; (b) begins proceedings to suspend, revoke, terminate, or adversely modify any

Material Intellectual Property and those proceedings are not dismissed or discharged within forty five (45) days; or (c) schedules or conducts a hearing on the renewal of any Material Intellectual Property and the Governmental Body issues a report recommending the termination, revocation, suspension, or material, adverse modification of any Material Intellectual Property; provided that with respect to the foregoing subclauses (b) and (c), if the Loan Parties are still permitted to use said Material Intellectual Property during the pendency of such actions or proceedings, it shall not constitute an Event of Default until such usage is barred.
SECTION 10.15. Destruction of Collateral. Any material portion of the Collateral is seized or taken by a Governmental Body, or any Loan Party is (or any Loan Party’s title or rights are) the subject to litigation that may, as determined by the Administrative Agent in its discretion, result in material impairment or loss of the security provided by any Loan Document, or a casualty occurs as to any material asset used in the conduct of any Loan Party’s business.
SECTION 10.16. Business Interruption. (a) Any Loan Party shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it in any manner that has or could reasonably be expected to result in a Material Adverse Effect by virtue of any determination, ruling, decision, decree or order of any court or governmental authority of competent jurisdiction; (b) any Loan Party shall take any action, or shall make a determination, whether or not yet formally approved by any Loan Party’s management or board of directors, to (i) suspend the operation of all or a material portion of its business in the ordinary course, (ii) suspend the payment of any material obligations in the ordinary course or suspend the performance under any Material Business Agreement in the ordinary course, or (iii) solicit proposals for the liquidation of, or undertake to liquidate, all or a material portion of its assets or business; (c) any portion of any Loan Party’s operations are interrupted at any time for more than three (3) consecutive days in a manner that could reasonably be expected to have a Material Adverse Effect; (d) any Consent issued by any Governmental Body (including, without limitation, the FDA) shall have been (i) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (ii) subject to any decision by a Governmental Body that designates a hearing with respect to any applications for renewal of any such Consent or that could result in the Governmental Body taking any of the actions described in clause (i) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (x) causes, or could reasonably be expected to cause, a Material Adverse Effect, or (y) causes Inventory having a value of more than $750,000 (determined at cost) to cease to constitute Eligible Inventory; or (e) any Loan Party or any of Subsidiaries is prohibited by any Governmental Body (including, without limitation, the FDA) from offering Inventory for sale in the ordinary course of business, which prohibition (x) causes, or could reasonably be expected to cause, a Material Adverse Effect, or (y) causes Inventory having a value of more than $750,000 (determined at cost) to cease to constitute Eligible Inventory.
SECTION 10.17. Guarantor Repudiation. (a) Any Guaranty of any of the Obligations is not in full force and effect; (b) any action is taken to discontinue or to assert that any Guaranty of any of the Obligations is not in full force and effect; (c) any Guarantor of any of the Obligations does not comply with any of the terms or provisions of its Guaranty or any other default occurs under any Guaranty; or (d) any Guarantor of any of the Obligations denies or gives the Administrative Agent notice that it does not have any further liability under any Guaranty.
SECTION 10.18. Indictment; Forfeiture. The indictment of, or institution of any legal process or proceeding against, any Loan Party, or any Person that is a director, Authorized Officer or other Person identified as a named executive officer in any materials filed with the SEC of any Loan Party, in any such case under any applicable law where the relief, penalties, or remedies sought or available are a felony or include the forfeiture of more than $300,000 of property of any Loan Party or the imposition of any stay or other order, the effect of which could reasonably be expected to have a Material Adverse Effect.

SECTION 10.19. Hedging Contracts. If any event of default, termination event, or other similar event occurs under any Hedging Contract to which a Loan Party is a party.
SECTION 10.20. Subordination; Intercreditor. (i) The subordination provisions of the documents evidencing or governing any subordinated Indebtedness (the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness; or (ii) any Borrower or any other Loan Party shall, directly or indirectly, (A) make any payment on account of any subordinated Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent that such payment is permitted by the terms of the Subordination Provisions applicable to such subordinated Indebtedness or (B) disavow or contest in any manner (x) the effectiveness, validity or enforceability of any of the Subordination Provisions or the Intercreditor Provisions (as defined below), (y) that the Subordination Provisions and the Intercreditor Provisions exist for the benefit of the Secured Parties, or (z) that all payments of principal of or premium and interest on the applicable subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions or the Intercreditor Provisions, as applicable; or (iii) the Intercreditor Agreement, any other intercreditor agreement entered into by the Administrative Agent, or any provision of any of the foregoing (collectively, the “Intercreditor Provisions”) shall, in whole or in part, terminate or otherwise fail or cease to be valid and binding on, or enforceable against, any Loan Party, any Term Lender, any other holder of the Term Lender Obligations or any other holder of any applicable Indebtedness (or any Loan Party, any Term Lender, or any such other holder shall so state in writing); or (iv) any provision of the Intercreditor Agreement or any such other intercreditor agreement shall fail to be valid and binding, or enforceable.
ARTICLE XI.
THE LENDERS’ AND ADMINISTRATIVE AGENT’S RIGHTS AND REMEDIES AFTER AN EVENT OF DEFAULT
SECTION 11.1. Rights and Remedies. When an Event of Default occurs under Section 10.7, all Obligations are immediately due and payable and the Lenders’ obligation to make Loans immediately terminates. When any Event of Default exists, the Administrative Agent (and each Lender, as applicable) has all rights and remedies provided under the Loan Documents, by law, and under all other existing and future agreements between the Administrative Agent (or the Lenders, as applicable) and any Loan Party. All rights and remedies are cumulative. Without limiting the preceding, when an Event of Default exists, the Administrative Agent may, at its election (and shall, at the written request of the Required Lenders), without notice and without demand, do any one or more of the following (all of which are authorized by the Loan Parties):
(a)Declare all Obligations immediately due and payable.
(b)Direct the Lenders to stop making Loans.
(c)Terminate the Administrative Agent and each Lender’s future obligations to any Loan Party (which does not affect the Administrative Agent’s or any Lender’s rights, the Administrative Agent’s Liens on the Collateral, or the Obligations), including without limitation, by declaring the Revolving Commitments to be terminated, whereupon such Revolving Commitments and obligations shall be terminated.
(d)Reduce or condition the Revolving Commitments.

(e)Settle or adjust disputes and claims directly with Account Debtors for amounts and on terms that the Administrative Agent determines in its discretion (and the Administrative Agent will credit Borrowers’ Loan Account with only the net-cash amounts received by the Administrative Agent after deducting all Expenses).
(f)Direct the Loan Parties to hold and segregate all returned Inventory in trust for the Administrative Agent.
(g)Make payments and do acts that the Administrative Agent considers necessary or appropriate in its discretion to protect and preserve its Lien on the Collateral. If requested by the Administrative Agent, the Loan Parties must assemble the Collateral, deliver the Collateral to any location specified by the Administrative Agent, or allow the Administrative Agent or its agents to pick up the Collateral.
(h)Without retaining any Collateral in satisfaction of an obligation (within the meaning of Section 9-620 of the UCC), the Administrative Agent may hold or set off and apply to the Obligations any: (i) balances and deposits of any one or more of the Loan Parties held by the Administrative Agent (including any amounts received in a lockbox (including any Lockbox), blocked account, or a Cash Concentration Account); (ii) Indebtedness at any time owing to or for the credit or the account of any Loan Party held by the Administrative Agent; and (iii) all of each Loan Party’s balances and deposits held or controlled by the Administrative Agent (including any amounts received in a lockbox (including any Lockbox), blocked account, or a Cash Concentration Account).
(i)Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. The Administrative Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (exercisable without payment of compensation to any Loan Party or any other Person) any or all of each Loan Party’s Intellectual Property (including, without limitation, all proprietary computer software programs) and any property of a similar nature, in advertising for sale, marketing, selling and collecting and in completing the manufacturing of any Collateral, and each Loan Parties’ rights under all licenses, all franchise agreements, and all proprietary computer software programs may be used by the Administrative Agent without cost.
(j)Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including any Loan Party’s premises) as the Administrative Agent determines is commercially reasonable. It is not necessary that the Collateral be present at any sale. The Administrative Agent will give notice of the disposition of the Collateral as required by law. Any deficiency that exists after disposition of the Collateral as provided above must be paid immediately by the Loan Parties. Any excess will be remitted without interest by the Administrative Agent to the party or parties legally entitled to the excess.
(k)Credit bid and purchase at any public sale.
(l)The Administrative Agent is entitled to the immediate appointment of a receiver for all or any part of the Collateral (whether the receivership is incidental to a proposed sale of the Collateral under the UCC or otherwise). Each Loan Party consents to the appointment of a receiver without notice or bond, to the fullest extent not prohibited by applicable law, and waives all notices of and defenses to the appointment of a receiver and may not oppose any application the Administrative Agent makes for the appointment of a receiver. At the Administrative Agent’s option the receivership may continue until the Obligations are fully satisfied and performed.

(m)The Administrative Agent shall have the right to appoint an advisor to the Loan Parties, at the sole expense of the Loan Parties, on such terms and periods as determined by the Administrative Agent in its Discretion.
In addition the Administrative Agent has all rights and remedies provided by law or in equity and any rights and remedies contained in the Loan Documents. The exercise or non-exercise of any right or remedy does not preclude the exercise of any other right or remedy. All rights and remedies are cumulative. The proceeds realized from any sale or other disposition of any Collateral may be applied, first to any Expenses incurred by the Administrative Agent, second to any reimbursable Expenses incurred by any Lender, and then to the remainder of the Obligations in such order of application as the Administrative Agent may elect in its discretion, with Borrowers and the other Loan Parties remaining liable for any deficiency. Neither the Administrative Agent nor any Lender shall accept or consent to the acceptance of any Collateral, or non-cash proceeds of any such Collateral, in partial or full satisfaction of the Obligations, except with the prior written consent of the Administrative Agent and all Lenders (such consent not to be unreasonably withheld, conditioned or delayed).
SECTION 11.2. No Waiver. No delay on the Administrative Agent’s (or any Lender’s, if applicable) part in exercising any right, power, or privilege under this Agreement or any Loan Document is a waiver, nor does any single or partial exercise of any right, power, or privilege under this Agreement or otherwise preclude the exercise of any other right, power, or privilege.
ARTICLE XII.
WAIVERS AND JUDICIAL PROCEEDINGS
SECTION 12.1. Notice Waiver. To the fullest extent not prohibited by law, each Loan Party waives all notices and demands that it would otherwise be entitled to receive (including non-payment of any of the Accounts, demand, presentment, protest, notice of acceptance, notice of Loans made, credit extended, or Collateral received or delivered).
SECTION 12.2. Delay. Any delay or omission by the Administrative Agent (or any Lender, if applicable) in exercising any right, remedy, or option does not waive that right (or any other right, remedy, option, or default).
SECTION 12.3. Jury Waiver. EACH PERSON PARTY HERETO EACH IRREVOCABLY WAIVES ITS RESPECTIVE RIGHT TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY KIND BROUGHT BY ANY SUCH PERSON AGAINST ANOTHER, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH PERSON PARTY HERETO EACH AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, WHETHER OR NOT SPECIFICALLY SET FORTH THEREIN.

ARTICLE XIII.
EFFECTIVE DATE AND TERMINATION
SECTION 13.1. Term. This Agreement inures to the benefit of, and is binding on, the respective successors and permitted assigns of each Loan Party, the Administrative Agent, each Lender, and their respective successors and assigns permitted hereby, is effective on the Closing Date, and continues in full force and effect until the Termination Date unless sooner terminated as provided in this Agreement. Without limiting Section 11.1, (a) the Revolving Commitment expires on the Maturity Date, and (b) all Obligations must be paid in full by Borrowers on the Maturity Date. Borrowers may terminate this Agreement with at least ninety (90) days’ prior written notice to the Administrative Agent by (1) paying all Obligations in full (including the Prepayment Fee in the following sentence); and (2) paying in full (or, at the Administrative Agent’s election, cash collateralizing to its satisfaction) Hedging Obligations. Borrowers must pay the Administrative Agent, for the account of the Lenders, any applicable Prepayment Fee as and when due in accordance with the Fee Letter.
SECTION 13.2. Termination. The termination of this Agreement does not affect any Loan Party’s Obligations arising before the effective Termination Date, and the Loan Documents remain in full force and effect until all Obligations are irrevocably paid and performed in full (other than contingent obligations with respect to which no claim has been asserted or threatened). The Liens and rights granted to the Administrative Agent (including the financing statements) continue in full force and effect notwithstanding the termination of this Agreement or that the Loan Account may from time to time be in a zero or credit position, until all of the Obligations of each Loan Party have been paid or performed in full (other than contingent obligations with respect to which no claim has been asserted or threatened) and the Loan Documents are terminated. Accordingly, each Loan Party waives any rights that it may have under the UCC or other applicable law to require that the Administrative Agent file termination statements or mortgage discharges with respect to the Collateral unless and until this Agreement and the other Loan Documents have been terminated in accordance with their terms, and all Obligations are irrevocably paid and performed in full (other than contingent obligations with respect to which no claim has been asserted or threatened). All indemnification obligations in the Loan Documents survive the termination of the Loan Documents and payment and performance of the Obligations in full. In addition, certain provisions of the Loan Documents remain in effect even after all Obligations are irrevocably paid and performed in full and the Loan Documents are terminated.
ARTICLE XIV.
LOAN PARTY REPRESENTATIVE
SECTION 14.1. Appointment and Relationship. The Loan Party Representative is appointed by each Loan Party as its contractual representative under each Loan Document and each Loan Party irrevocably authorizes the Loan Party Representative to act as the contractual representative with the rights and duties set forth in the Loan Documents. The Loan Party Representative agrees to act as such contractual representative. Additionally, each Loan Party appoints the Loan Party Representative as its agent to receive all Loan proceeds in its operating account and to promptly disburse the Loans to the appropriate Borrower. None of the Administrative Agent, any Lender, or any of their respective officers, directors, agents, or employees are liable to the Loan Party Representative or any Loan Party for any action taken or omitted to be taken by the Loan Party Representative or the Loan Parties under this Article.
SECTION 14.2. Authority. Each Loan Party authorizes the Loan Party Representative on its behalf to execute and deliver to the Administrative Agent and the Lenders, as applicable, the Loan Documents and all related agreements, certificates, documents, and instruments as are necessary or appropriate to effect the purposes of the Loan Documents (including Borrowing Base Certificates and Compliance Certificates). Each Loan Party agrees that any action taken by the Loan Party Representative

(or the other Borrowers) in accordance with the terms of the Loan Documents, and the Loan Party Representative’s exercise of its powers in the Loan Documents (together with such other powers as are reasonably incidental) are binding on all of the Loan Parties.
SECTION 14.3. Notices. Each Loan Party and the Loan Party Representative must promptly notify the Administrative Agent if a Default Condition exists. Any notice of a Default Condition provided by the Administrative Agent to the Loan Party Representative is treated as notice to each Loan Party.
SECTION 14.4. Joint and Several Obligations.
(a)Each Loan Party is jointly and severally liable for all Obligations and this joint and several liability is not affected by any extensions, renewals, waivers, or forbearances granted by the Administrative Agent or any Lender, as applicable, the Administrative Agent’s or any Lender’s failure to give any Loan Party notice of any borrowing or any other notice, the Administrative Agent’s or any Lender’s failure to pursue or preserve its rights against any Loan Party or other Person, the Administrative Agent’s release of any Collateral, or any other defense available to a surety.
(b)Each covenant, agreement, obligation, representation, and warranty of the Loan Parties contained in the Loan Documents is the joint and several undertaking of each Loan Party. Each Loan Party acknowledges that its obligations might be construed to be, at least in part, a guarantee of the Obligations of the other Loan Parties and, in full recognition of that fact, each Loan Party consents and agrees that the Administrative Agent may, at any time and from time to time without notice or demand, whether before or after any actual or purported termination, repudiation, or revocation of this Agreement by any Loan Party, and without affecting the enforceability or continuing effectiveness of the Loan Documents as to any Loan Party or each Loan Party’s joint and several liability for the Obligations: (i) supplement, restate, modify, amend, waive, increase, decrease, extend, renew, or otherwise change the Loan Documents (including time for payment (including any increase or decrease of the interest rates or advance rates in the Borrowing Base)); (ii) accept partial payments; (iii) release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer, or enforce any security or guarantees (and apply any security and direct the order or manner of sale as determined by the Administrative Agent); (iv) release any Person from any liability with respect to any of the Loan Documents; (v) settle, release on terms satisfactory to the Administrative Agent or by operation of applicable law or otherwise liquidate or enforce any security or Guaranty in any manner, consent to the transfer of any security, and bid and purchase at any sale; or (vi) consent to a merger, change, or any other restructuring or termination of any Loan Party’s existence and correspondingly restructure the Obligations.
(c)Each Loan Party states and acknowledges that: (i) the Loan Parties desire to utilize their borrowing potential on a consolidated basis as if they were merged into a single entity and that the Loan Documents establish credit facilities that would not otherwise be available to the Loan Parties if each Loan Party were not jointly and severally liable for the Obligations; (ii) it has determined that it will benefit specifically and materially from the Loans under this Agreement; (iii) it is both a condition precedent to the Administrative Agent’s and each Lender’s obligations and the desire of the Loan Parties that each Loan Party execute and deliver the Loan Documents to the Administrative Agent; and (iv) the Loan Parties have requested and bargained for the structure and terms of and security for the advances under the Loan Documents. If for any reason any Loan Party’s obligations under the Loan Documents (or if any Liens securing the joint and several Obligations), would, but for this Section, be unenforceable under applicable law, then the joint and several liability and each Lien is valid and enforceable to the maximum extent that would not cause the joint and several liability or Liens to be unenforceable under applicable law (and the joint and several liability and each Lien is treated as having been automatically amended accordingly at all relevant times).

(d)To the extent that any Loan Party, under this Agreement as a joint and several obligor or a Guarantor, repays any Obligations constituting either or both Loans or other Obligations incurred directly and primarily by any other Loan Party (an “Accommodation Payment”), then the Loan Party making an Accommodation Payment is entitled to contribution and indemnification from (and to be reimbursed by) each of the other Loan Parties in an amount, for each of the other Loan Parties, equal to a fraction of the Accommodation Payment, the numerator of which is the other Loan Parties’ Allocable Amount (as defined below) and the denominator of which is the sum of the Allocable Amounts of all of the Loan Parties. As of any determination date the “Allocable Amount” of each Loan Party is equal to the maximum liability for Accommodation Payments that could be asserted against that Loan Party without: (i) rendering that Loan Party “insolvent” within the meaning of Section 101(31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”); (ii) leaving that Loan Party with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA; or (iii) leaving that Loan Party unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA. All rights and claims for contribution, indemnification, and reimbursement under this Section and applicable law are subordinate in right of payment to the prior payment in full of the Obligations. The provisions of this Section, to the extent expressly inconsistent with other provisions of the Loan Documents, supersede the inconsistent provisions.
SECTION 14.5. Cross Guaranty.
(a)Notwithstanding that the Loan Parties are jointly and severally liable for all Obligations, if for any reason the Loan Parties are found in a final, non-appealable order not to be jointly and severally liable for all Obligations, then provisions of this Section apply and each Loan Party absolutely and unconditionally guarantees to the Administrative Agent and each Lender, and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration, or otherwise) and performance of all Obligations (excluding Excluded Hedging Obligations). Each Loan Party’s Guaranty obligation is in addition to all other Guaranty obligations and is a payment and performance Guaranty (and not a collection Guaranty), and its obligations under this Section are absolute and unconditional, irrespective of, and not affected by:
(i)The genuineness, validity, regularity, enforceability or any future amendment of, or change in, any other Loan Document or any other agreement, document, or instrument to which the other Loan Parties are or may become a party.
(ii)The Administrative Agent or the Lenders, as applicable, not enforcing the Loan Documents (including this Section).
(iii)The existence, value, or condition of any Collateral, the Administrative Agent not perfecting its Lien on any Collateral, the Administrative Agent releasing any Collateral, or any Person liable for the Obligations.
(iv)Any other action or circumstances that could be a legal or equitable defense of a surety or guarantor.
(b)The Administrative Agent does not have to proceed against any other Person (including any other Loan Party) or any Collateral before requiring payment by any one or more of the Loan Parties. The Administrative Agent may proceed, before, after, or at the same time to enforce its rights under this Section and against any Collateral.

(c)Each Loan Party waives and agrees that it may not at any time insist on, plead, or claim, or take the benefit or advantage of any laws, claims, or doctrines related to appraisal, valuation, stay, extension, marshaling, redemption, or exemption. Each Loan Party waives with respect to its obligations and with respect to any of the Obligations: (i) all defenses with respect to diligence, presentment, demand, maturity, extension of time, change in nature or form of the Obligations, acceptance, release of security, composition, or agreement arrived at as to the amount of, or the terms of, the Obligations, other than payment in full of the Obligations; (ii) notice of adverse change in the other Loan Parties’ financial condition; and (iii) any other fact that might increase the risk to that Loan Party. Each Loan Party also waives the benefit of all provisions of law that are or might be in conflict with the terms of this Section. Each Loan Party represents, warrants, and agrees that its obligations under this Section are not and will not be subject to any setoffs, defenses, or counterclaims. Each Loan Party’s obligations under this Section remain in full force and effect until the Obligations have been irrevocably paid and performed in full and the Loan Documents have been terminated (other than contingent obligations with respect to which no claim has been asserted or threatened). Each Loan Party is in the same position as a principal debtor with respect to the Obligations and expressly waives all rights it has and may have to require that the Administrative Agent or the Lenders, as applicable, proceed against any other Loan Party or any Collateral before proceeding against, or as a condition to proceeding against, that Loan Party. The parties acknowledge that, but for the provisions of this Section (including the waivers), none of the Administrative Agent or any Lender would enter into the Loan Documents.
(d)Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, until the Obligations are irrevocably paid and performed in full (other than contingent obligations with respect to which no claim has been asserted or threatened) and the Loan Documents are terminated, each Loan Party:
(i)Subordinates and defers all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification, setoff, or any other rights that a surety could have against a principal, a guarantor, a maker, a co-maker, an obligor, an accommodation party, a holder, a transferee, and that a Loan Party may have against any Person (including another Loan Party) in connection with or as a result of a Loan Party performing its obligations under the Loan Documents or any other agreements.
(ii)Irrevocably subordinates and defers any “claim” (as defined in the Bankruptcy Code) against any Person (including the other Loan Parties and any surety for any of the Obligations), either directly or as an attempted set off to any action instituted by the Administrative Agent against any Person (including the other Loan Parties).
(iii)Acknowledges and agrees (x) that this subordination and deferral is intended to benefit the Administrative Agent and the Lenders and does not limit or otherwise affect that Loan Party’s liability or the enforceability of this Section and (y) that the Administrative Agent, each Lender, and their respective successors and assigns are intended third-party beneficiaries of the waivers and agreements set forth in this Section.
(e)If the Administrative Agent enforces its rights with respect to any Collateral (either by judicial foreclosure or by non-judicial sale or enforcement), the Administrative Agent may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights, remedies, and benefits under this Section. If, in the exercise of any of its rights and remedies, the Administrative Agent forfeits any of its rights or remedies, including its right to enter a deficiency judgment against any Loan Party or any other Person, whether because of any applicable laws relating to “election of remedies” or similar laws, the Loan Parties consent to that action by the Administrative Agent and waive any claim based on that action, even if the action by the Administrative Agent results in a full or partial loss of any subrogation or other rights that a Loan Party might otherwise have had but for the Administrative Agent’s action. Any election of remedies that results in the denial or impairment of the Administrative Agent’s right to seek a deficiency judgment against a Loan Party does not impair the other Loan Parties’ obligation to pay the full amount of the Obligations. If the Administrative Agent bids at any foreclosure sale, trustee sale, or at any private sale, the Administrative Agent may bid all or less than the amount of the Obligations and the amount of the Administrative Agent’s bid need not be paid by the Administrative Agent but will instead be credited against the Obligations. The amount of the successful bid at any such sale, whether by the Administrative Agent or any other bidder, is conclusively treated as the fair market value of the Collateral (and the difference between that bid amount and the remaining balance of the Obligations is conclusively treated as the amount of the Obligations guaranteed under this Section, notwithstanding that any law, court decision, or ruling may have the effect of reducing the amount of the deficiency claim but for bidding at any sale).
(f)The Guaranty in this Section is a continuing Guaranty that remains in full force and effect until the Obligations have been irrevocably paid and performed in full (other than contingent obligations with respect to which no claim has been asserted or threatened) and the Loan Documents have been terminated.
(g)Each Loan Party’s liability under this Section is limited to an amount not to exceed on any determination date the greater of (i) or (ii):
(i)The net amount of all Loans to or for the benefit of the other Loan Parties under this Agreement and then re-loaned or otherwise transferred to or directly benefiting the subject Loan Party.
(ii)The Loan Party’s Allocable Amount, after taking into account, among other things, that Loan Party’s right of contribution and indemnification from the other Loan Parties under Section 14.4.
SECTION 14.6. Waivers. Each Loan Party waives (i) all rights with respect to subrogation, reimbursement, indemnity, exoneration, contribution, or any other claim that has or could have against the other Loan Parties or other Person directly or contingently liable for the Obligations, or against or with respect to the other Person’s (including any Loan Party’s) property (including, any property that is Collateral for the Obligations), arising in connection with the Loan Documents, until the Loan Documents are terminated and the Obligations are irrevocably paid and performed in full (other than contingent obligations with respect to which no claim has been asserted or threatened) and (ii) any defense it may otherwise have to paying and performing the Obligations based on any contention that its liability under the Loan Documents is limited and not joint and several. The preceding waivers and all other waivers in the Loan Documents are a material inducement to the Administrative Agent’s and each Lender’s agreement to enter into the Loan Documents and to make Loans.
ARTICLE XV.
MISCELLANEOUS
SECTION 15.1. Governing Law.
(a)THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF

NEW YORK, PURSUANT TO NEW YORK GENERAL OBLIGATION LAW §5-1401 BUT WITHOUT REGARD TO ITS OTHER CONFLICTS OF LAW PRINCIPLES.
(b)ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, THE ADMINISTRATIVE AGENT, AND EACH LENDER SUBMITS AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH LOAN PARTY, THE ADMINISTRATIVE AGENT, AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO VENUE ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH JURISDICTION. NOTWITHSTANDING THE FOREGOING, THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST ANY LOAN PARTY OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION AS THE ADMINISTRATIVE AGENT OR SUCH LENDER DEEMS NECESSARY OR APPROPRIATE IN ORDER TO EXERCISE REMEDIES WITH RESPECT TO THE COLLATERAL.
SECTION 15.2. Location of Closing. Each Lender acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement to the Administrative Agent at 405 Lexington Avenue, 59th Floor, New York, NY 10174. Each Borrower acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement and each other Loan Document, together with all other documents, instruments, opinions, certificates and other items required under Section 8.1, to the Administrative Agent at 405 Lexington Avenue, 59th Floor, New York, NY 10174. All parties agree that the closing of the transactions contemplated by this Agreement has occurred in New York.
SECTION 15.3. Entire Understanding; Waivers of Defaults; Amendments.
(a)This Agreement and the other Loan Documents (including all recitals) are the entire agreement among the parties related to the subject matter of the Loan Documents. The Loan Documents supersede all prior agreements, commitments (including any commitment letters), and understandings among the parties related to the subject matter of the Loan Documents.
(b)Any promises, representations, warranties, or guarantees that may arise in the future among the parties are not effective unless they are in a writing signed by each Loan Party’s and the Administrative Agent’s or a Lender’s, as applicable, respective officers. No part of the Loan Documents (including any Guaranty or any other guaranty of the Obligations) may be changed, modified, amended, waived, supplemented, discharged, cancelled, or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing signed by the Borrowers, the Required Lenders and the Administrative Agent (or the Borrowers and the Administrative Agent with the consent of the Required Lenders), and then such change, modification, amendment, waiver, supplement, discharge, cancellation or termination shall be effective only in the specific instance and for the specific purpose for which given; provided, that in addition to the consent of the Required Lenders, no change, modification, amendment, waiver, supplement, discharge, cancellation or termination shall:
(i)increase any Commitment of any Lender without the written consent of such Lender;

(ii) reduce the principal amount of any Loan, or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby (provided, that, a determination to discontinue interest at the Default Rate, a waiver of any Default or Event of Default, or an amendment to the criteria or definitions affecting the calculation of “availability” shall not constitute a reduction of interest for this purpose);
(iii)postpone the date fixed for any payment of any principal of, or interest on, any Loan or any fees hereunder, or reduce the amount of, waive or excuse any such payment (other than any amendment to Section 2.5(h) or any waiver of any mandatory prepayment thereunder), or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby;
(iv)change any of the provisions of this Section 15.3(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
(v)release all or substantially all Collateral securing any of the Obligations, without the written consent of each Lender; or
(vi)subordinate the Obligations to any other Indebtedness or subordinate the Liens securing the Obligations to any other Liens (except as expressly contemplated hereby), without the written consent of each Lender;
provided, further, that (x) no such change, modification, amendment, waiver, supplement, discharge, cancellation or termination shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent without the prior written consent of the Administrative Agent, (y) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, and (z) any amendment contemplated by Section 3.6(b) or Section 3.10 in connection with the use or administration of Term SOFR or a Benchmark Transition Event, as applicable, shall be effective as contemplated by such Section 3.6(b) or Section 3.10, as applicable.
(c)Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that no Commitment of such Lender may be increased or extended, and amounts payable to such Lender hereunder may not be permanently reduced, without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender).
(d)Notwithstanding anything to the contrary herein, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.12, 3.8, 3.12 and 15.6), such Lender shall have no other commitment or other obligation hereunder, and such Lender shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.
(e)Notwithstanding anything to the contrary herein, the Administrative Agent may, with the consent of the Borrowers only, amend, modify or supplement any Loan Document to cure any ambiguity, omission, mistake, defect or inconsistency.

(f)Notwithstanding anything to the contrary, no consent of any Loan Party or any Lender is required to effect any amendment or supplement to the Intercreditor Agreement, (i) that is solely for the purpose of adding holders of Indebtedness incurred or issued pursuant to a Refinance Indebtedness in respect of the Term Lender Obligations permitted by Section 7.8(i) (or any agent or trustee of such holders) as parties thereto, as contemplated by the terms of the Intercreditor Agreement and permitted under Section 7.8(h) (it being understood that any such amendment or supplement may make such other changes to the Intercreditor Agreement as, in the good faith determination of the Administrative Agent, as required to effectuate the foregoing and provided that such other changes are not adverse to the interests of the Lenders) or (B) that is expressly contemplated by the Intercreditor Agreement with respect to such a Refinance Indebtedness.
(g)Each Loan Party acknowledges that it has been advised by counsel in connection with the execution of the Loan Documents (or has had the opportunity to be advised) and that it is not relying on any oral representations or statements by the Administrative Agent or any Lender in entering into the Loan Documents.
SECTION 15.4. Transfers and Assignments.
(a)Assignments by the Loan Parties. The Loan Parties may not assign or otherwise transfer any of their rights hereunder or under any other Loan Document, or the Obligations, without the Administrative Agent’s prior written consent.
(b)Assignments by the Lenders.
(i)No Lender may at any time sell, assign, or grant a Lien on all or any portion of its interest in the Loan Documents and the Obligations except (A) to an assignee in accordance with the provisions of Section 15.4(b)(ii), (B) by way of participation in accordance with the provisions of Section 15.4(d), or (C) by way of a pledge or assignment of a security interest subject to the restrictions of Section 15.4(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Any assignment creates a direct obligation of the Loan Parties to the assignee and each assignee is a “Lender” for all purposes under the Loan Documents. Further, in connection with any Lender’s sale of a participation or an assignment of any interest in the Loans, such Lender may provide to the participant or assignee any financial or other information it knows of related to the Loan Parties and the Loan Documents.
(ii)Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and Loans (including Loans at the time owing to it)); provided, that (A) the prior written consent of the Administrative Agent and, so long as no Default Condition then exists, the Loan Party Representative, shall be required unless such assignment is to a Lender, an Affiliate of such Lender or an Approved Fund of such Lender, (B) so long as no Default Condition then exists, the prior written consent of the Loan Party Representative shall be required unless such assignment is to a Lender, an Affiliate of such Lender or an Approved Fund of such Lender (such consent not to be unreasonably withheld, conditioned or delayed and shall be deemed given if the Loan Party Representative has not responded to a request for such consent within seven (7) Business Days), (C) the prior written consent of all Lenders shall be required (such consent not to be unreasonably withheld, conditioned or delayed), and (D) the parties to each assignment shall deliver to the Administrative Agent (x) a duly executed Assignment and Acceptance, (y) unless waived by the Administrative Agent, a processing and recordation fee of $3,500, and (z) such other information as the Administrative Agent may request in its sole discretion; provided, further, that no such assignment shall be made to (x) any Loan Party or any Loan Party’s Affiliates or Subsidiaries, (y) a natural person, or (z) a Defaulting Lender or any of its Subsidiaries.
(iii)In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(iv)Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 15.4(c), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 3.8, 3.12 and 15.6 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 15.4(d).
(c)Register. The Administrative Agent may maintain a register to record the names and addresses of each party to a transfer under this Section, the commitments to make Loans, and principal amounts of the Loans owing to Lender and any other Persons under the terms of the Loan Documents (the “Register”). The entries in the Register are conclusive, and the Loan Parties and Lender may treat each Person whose name is recorded in the Register as a Lender under the Loan Documents. The Register is available for inspection by the Borrowers, each Lender, or any assignee or participant at reasonable times upon reasonable prior written notice.
(d)Participations.
(i)Any Lender may at any time, without the consent of, or notice to, the Borrowers, but with the prior written consent of the Administrative Agent, sell participations to any Person (other (x) any Loan Party or any Loan Party’s Affiliates or Subsidiaries, (y) a natural person, or (z) a Defaulting Lender or any of its Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
(ii)Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and, when the consent of such Lender is required, to approve any amendment, modification or waiver of any provision of this Agreement. Subject to Section 15.4(d)(iv), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.12, 3.8 and 3.12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.
(iii)Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Borrowers and the Administrative Agent shall have inspection rights to such Participant Register (upon reasonable prior notice to the applicable Lender) solely for purposes of demonstrating that such Loans or other obligations under the Loan Documents are in “registered form” for purposes of the Code. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(iv)A Participant shall not be entitled to receive any greater payment under Sections 2.12, 3.8, and 3.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant shall not be entitled to the benefits of Section 2.12 unless the Loan Party Representative is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.12(e) and (g) as though it were a Lender.
(e)Pledge. Any Lender may at any time grant a Lien in all or any portion of its rights under this Agreement to secure such Lender’s obligations to any Person (including a Federal Reserve Bank and such Lender’s lender).
(f)Notes. Borrowers must execute and deliver: (i) if a Lender’s entire interest in its commitments to make Loans and all of its Loans have been transferred to the transferee, a note, as may be requested; and (ii) if only a portion of a Lender’s interest has been transferred, notes to each of the transferor and the transferee, as may be requested.
SECTION 15.5. Payment Application. The Administrative Agent has the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations in such order as the Administrative Agent determines. To the extent that any Loan Party makes a payment or the Administrative Agent or any Lender receives any payment or proceeds of the Collateral for any Loan Party’s benefit that are later invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid to a trustee, debtor-in-possession, receiver, custodian, or any other Person under any bankruptcy law, common law, or equitable principal, then, to that extent, the

Obligations or part of the Obligations intended to be satisfied is revived and continue as if the payment or proceeds had not been received by the Administrative Agent or such Lender, as applicable.
SECTION 15.6. Expenses; Indemnity.
(a)Loan Parties shall pay all Expenses promptly upon request. For the avoidance of doubt, and without limiting the foregoing, Loan Parties shall pay (i) all Expenses of the Administrative Agent and its Affiliates, including the fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, in connection with the negotiation, preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document or any amendment, modification or waiver thereof shall be consummated), including the fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates; (ii) all Expenses of the Administrative Agent and its Affiliates relating to administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of the Administrative Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; (iii) subject to the limits of Section 4.10, all Expenses of the Administrative Agent and its Affiliates related to any examination or appraisal with respect to any Loan Party or Collateral by the Administrative Agent’s personnel or a third party; and (iv) all Expenses (including the fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such Expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)Each Loan Party indemnifies the Administrative Agent, each Lender, and each of their respective Affiliates and their and their respective Affiliates’ respective officers, directors, attorneys, representatives, employees, advisors, and agents (each an “Indemnified Person”) from and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, Expenses, and disbursements of any kind or nature whatsoever (including attorneys’ fees and disbursements of counsel) that may be imposed on, incurred by, or asserted against the Administrative Agent or any Lender in any litigation, proceeding, or investigation with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, the Loan Documents, whether or not the Administrative Agent or such Lender is a party to the Loan Documents (each and all of the foregoing, the “Indemnified Liabilities”).WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON. The foregoing to the contrary notwithstanding, no Loan Party shall have any obligation to any Indemnified Person under this Section with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents. The Loan Parties must pay all Expenses when due. The Loan Parties’ obligation to pay the Expenses and all of the reimbursement and indemnification obligations provided for in the Loan Documents are part of the Obligations, are secured by all of the Collateral, and survive the repayment of the Obligations.
(c)To the extent that the Borrowers fail to pay any amount required to be paid to the Administrative Agent, under subsection (a) or (b) hereof, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share (in accordance with its respective Revolving Commitment (or outstanding Revolving Loans, as applicable) determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.
SECTION 15.7. Notice. Any notice or request may be given to the Loan Party Representative (individually or on behalf of each Loan Party) or to the Administrative Agent or any Lender at their respective addresses stated below (or at such other address as may be specified in a notice designated as a notice of change of address under this Section). Any notice, request, demand, direction, or other communication (for purposes of this Section only, a “Notice”) to be given to or made on any party under any provision of the Loan Documents must be given or made in writing (which includes by means of electronic transmission (i.e., “email”) or facsimile transmission). Any Notice must be delivered to the applicable parties at the addresses and numbers set forth under their respective names in this Section or in accordance with any later unrevoked Notice from any party that is given in accordance with this Section. Any notice given to the Loan Party Representative is treated as having been given to each other Loan Party. Any Notice is effective:
(a)In the case of hand-delivery, when delivered.
(b)If given by mail, four (4) days after the Notice is deposited into the U.S. mail.
(c)In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine number if the sending party receives a delivery confirmation from its own facsimile machine.
(d)In the case of other electronic transmission, when actually received.
(e)If given by other means (including by overnight courier), when actually received.
As of the Closing Date, the applicable parties’ addresses and numbers are as follows:

(i)	If to the Administrative Agent at:	ABL OPCO LLC
6801 Gaylord Parkway, Suite 202
Frisco, TX 75034
Attention: Greg Gentry, Managing Director
Telephone: 469-581-7329
Email: greg.gentry@mountainridgecap.com

	With a copy to (which shall not constitute notice):	ABL OPCO LLC
405 Lexington Avenue, 59th Floor
New York, NY 10174
Attention: Craig Winslow, Chief Credit Officer
Telephone: 203-644-3368
Email: craig.winslow@mountainridgecap.com
	With a copy to (which shall not constitute notice):	Riemer & Braunstein LLP
7 Times Square, Suite 2506
New York, New York 10036
Attention: Anthony B. Stumbo, Esq

Telephone: (212) 789-3153
Email: astumbo@riemerlaw.com

(ii)	If to Loan Party Representative at:	Owlet Baby Care, Inc.
3300 North Ashton Boulevard, Suite 300
Lehi, Utah 84043
Attention: Chief Financial Officer
Email: acrawford@owletcare.com

	With a copy to (which shall not constitute notice):	Owlet Baby Care, Inc.
3300 North Ashton Boulevard, Suite 300
Lehi, Utah 84043
Attention: Chief Legal Officer and Accounting
Email: : legal@owletcare.com and accounting@owletcare.com

	With a copy to (that shall not constitute notice):	Procopio, Cory, Hargreaves & Savitch LLP
252 B Street, Suite 2200
San Diego, California 92101
Attention: Paul B. Johnson and John C. Lee
Telephone: (619) 525-3866
Email: : paul.johnson@procopio.com and john.lee@procopio.com

(iii)	If to any Lender at:	The “Address for Notices” set forth for such Lender on its respective signature page to this Agreement or the Assignment and Acceptance executed by such Lender
SECTION 15.8. Survival. Each of the following shall survive the termination of the Loan Documents and payment and performance in full of the Obligations: (a) all reimbursement and indemnification obligations in the Loan Documents, (b) the Loan Parties’ obligations under Sections 2.8, 3.1, 3.7, 3.8, 3.11, 3.12 and 15.6, and (c) each of the other terms herein or in any other Loan Document that expressly survive the termination of the Loan Documents and payment and performance in full of the Obligations.
SECTION 15.9. Severability. If any part of the Loan Documents is found for any reason to be unenforceable, all other parts nevertheless remain enforceable.
SECTION 15.10. Injunctive Relief. If any Loan Party does not perform, observe, or discharge its obligations or liabilities under the Loan Documents (or threatens to fail or refuse to perform, observe, or discharge its obligations or liabilities) any remedy at law may prove to be inadequate relief to the Administrative Agent and Lenders, as applicable. Therefore, the Administrative Agent and Lenders are entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.
SECTION 15.11. Consequential Damages. Under no circumstances is the Administrative Agent, its Affiliates, its agents, or its attorneys, or any Lender, its Affiliates, its agents, or its attorneys liable to any Loan Party for any special, incidental, consequential (including, without limitation, to the fullest extent permitted by applicable law, lost profits (whether constituting, under applicable law, actual or consequential damages)), or punitive damages (including those arising from any breach of contract, tort, or other wrong relating to the Obligations, the Loan Documents, the Collateral, or any agreement between the Administrative Agent or any Lender and any one or more of the Loan Parties).
SECTION 15.12. Counterparts and Electronic Signatures. The Loan Documents may be executed in any number of counterparts with the same effect as if all signatories had signed the same document. All counterparts must be construed together to constitute one instrument. Any signature delivered by facsimile or email transmission is treated as an original signature.
SECTION 15.13. Construction. Each party and its counsel have reviewed this Agreement. Accordingly, the normal rule of construction that any ambiguities are resolved against the drafting party does not apply in interpreting this Agreement, any other Loan Document, or any amendments, schedules, or exhibits to this Agreement and the other Loan Documents.
SECTION 15.14. Confidentiality and Sharing Information.
(a)The Administrative Agent and each Lender agrees to take normal and reasonable precautions to maintain the confidentiality of any information designated in writing as confidential and provided to it by any Borrower or any Subsidiary, except that such information may be disclosed (i) to any Related Party of the Administrative Agent or any Lender, including accountants, legal counsel and other advisors, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any examiner, regulatory agency or authority, (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to the Administrative Agent or any Lender, or any Related Party of the Administrative Agent or any Lender on a nonconfidential basis from a source other than a Borrower, (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, and (vi) subject to provisions substantially similar to this Section 15.14(a), to any actual or prospective assignee or participant, or (vii) with the consent of Loan Party Representative. Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.
(b)The Administrative Agent and its Affiliates may offer to the Loan Parties and their Affiliates financial, advisory, investment banking, and other services. Each Loan Party authorizes the Administrative Agent to share with its Affiliates any information related to each Loan Party and its Affiliates, subject to the provisions of Section 15.14. This authorization survives the payment and performance of the Obligations and the termination of the Loan Documents.
SECTION 15.15. USA Patriot Act. The Administrative Agent and each Lender hereby notifies each Loan Party that, (a) pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow the Administrative Agent or such Lender to identify such Loan Party in accordance with the USA Patriot Act and (b) pursuant to the Beneficial Ownership Regulation, it is required to obtain a Beneficial Ownership Certificate.
SECTION 15.16. Creditor-Debtor Relationship. The relationship between the Administrative Agent and/or the Lenders, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. None of the Administrative Agent nor any Lender has any fiduciary relationship or duty to any

Loan Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Administrative Agent and/or any Lender and the Loan Parties by virtue of, any Loan Document or any transaction contemplated therein. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent and/or the Lenders and any Affiliate thereof, are arm’s-length commercial transactions between the Borrowers, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and/or the Lenders and, as applicable, their respective Affiliates, on the other hand, (ii) each of the Borrowers and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) the Administrative Agent, each Lender, and their respective Affiliates each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for any Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (ii) none of the Administrative Agent, any Lender, nor any of their respective Affiliates has any obligation to any Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Lenders, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and none of the Administrative Agent, any Lender, nor any of their respective Affiliates has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, each Lender or any Affiliate thereof with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.
SECTION 15.17. Publicity. Notwithstanding anything to the contrary set forth herein, each Loan Party and each Lender party hereto authorizes the Administrative Agent, subject to review and approval of the contents thereof by the Loan Party Representative (not to be unreasonably withheld, conditioned or delayed), to publicly announce the financial arrangements entered into among the Loan Parties, the Administrative Agent and the Lenders (including announcements that are commonly known as tombstones) in any form and media the Administrative Agent determines.
SECTION 15.18. Conflict. If there is any conflict, inconsistency, or discrepancy between the provisions of this Agreement and the provisions of the other Loan Documents, the provisions giving the Administrative Agent and/or any Lender greater rights or remedies (as determined by the Administrative Agent) govern to the maximum extent not prohibited by applicable law (it being understood that the purpose of this Agreement and any Loan Document is to add to, and not to limit, detract, or derogate from, diminish, or otherwise impair or reduce the rights granted to the Administrative Agent or any Lender in this Agreement or the Loan Documents). For greater certainty, where the provisions of this Agreement and the provisions of the other Loan Documents deal with the same subject matter but are not identical, no conflict between the documents will exist or be deemed to exist unless observing or complying with the provisions of one document will cause a default under the provisions of the other document.
SECTION 15.19. FINAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

SECTION 15.20. Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Plans in connection with the Loans or the Commitments,
(ii)the transaction exemption set forth in one or more prohibited transaction class exemptions issued by the U.S. Department of Labor (as any such exemption may be amended from time to time, a “PTE”), such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that:
(i)none of the Administrative Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),
(ii)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the

Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21I(1)(i)(A)-I,
(iii)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),
(iv)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and
(v)no fee or other compensation is being paid directly to the Administrative Agent or any its Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.
(c)The Administrative Agent hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
SECTION 15.21. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-in Action on any such liability, including, if applicable (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
SECTION 15.22. Erroneous Payments.
(a)If the Administrative Agent notifies a Lender or any other Secured Party, or any Person who has received funds on behalf of a Lender or any other Secured Party (any such Lender, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding paragraph (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender or other Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this paragraph (a) shall be conclusive, absent manifest error.
(b)Without limiting immediately preceding paragraph (a), each Lender, each Secured Party, or any other Person who has received funds on behalf of a Lender or any Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:
(i)(A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)such Lender or other Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 15.22(b).
(c)Each Lender and other Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or other Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or other Secured Party from any source, against any amount due to the Administrative Agent under clause (a), above, or under the indemnification provisions of this Agreement.
(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with clause (a), above, from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrowers) deemed to execute and deliver an Assignment and Acceptance with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any promissory notes evidencing such Loans to the Loan Party Representative or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or other Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).
(e)The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrowers or any other Loan Party for the purpose of making such Erroneous Payment.
(f)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including waiver of any defense based on “discharge for value” or any similar doctrine.

Each party’s obligations, agreements and waivers under this Section 15.22 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender and/or the payment in full of the Obligations.
ARTICLE XVI.
THE ADMINISTRATIVE AGENT.
SECTION 16.1.Appointment of the Administrative Agent. Each Lender irrevocably appoints ABL OPCO LLC, a Delaware limited liability company, or its successors and assigns as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents, nominee agents, nominee lienholders, attorneys-in-fact, servicers, or sub-servicers appointed by the Administrative Agent. The Administrative Agent and any such sub-agent, nominee agent, nominee lienholder, attorney-in-fact, servicer, or sub-servicer may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article XVI shall apply to any such sub-agent, nominee agent, nominee lienholder, attorney-in-fact, servicer, sub-servicer or Related Party and shall apply to their respective activities in connection with this Agreement and the other Loan Documents, as well as activities as the Administrative Agent.
SECTION 16.2.Nature of Duties of the Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing; (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 15.3); provided, that, the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay under any Insolvency Proceeding or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Insolvency Proceeding; and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any Subsidiary that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents, its nominee agents, its nominee lienholders, its attorneys-in-fact, its servicers, its sub-servicers or its Related Parties in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents, nominee agents, nominee lienholders, attorneys-in-fact, servicers, sub-servicers or Related Parties, except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents, nominee agents, nominee lienholders, attorneys-in-fact, servicers, sub-servicers or Related Parties. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or an “Event of Default” hereunder) is given to the Administrative Agent by the Loan Party Representative or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any

Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article VIII or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Loan Parties) concerning all matters pertaining to such duties.
SECTION 16.3.Lack of Reliance on the Administrative Agent. Each of the Lenders acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.
SECTION 16.4.Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act unless and until it shall have received instructions from such Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.
SECTION 16.5.Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Loan Parties), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.
SECTION 16.6.The Administrative Agent in its Individual Capacity. The financial institution serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender, if applicable, as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders” and “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity, if applicable. The financial institution acting as the Administrative Agent and its Affiliates may accept deposits from (if applicable), lend money to, and generally engage in any kind of business with, any Loan Party or any Subsidiary or Affiliate of any Loan Party as if it were not the Administrative Agent hereunder.
SECTION 16.7.Successor Administrative Agent.

(a)The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Loan Party Representative. Upon any such resignation, the retiring Administrative Agent shall appoint a successor Administrative Agent.
(a)The Administrative Agent may at any time assign all or a portion of its rights and obligations (in its capacity as Administrative Agent) to a successor Administrative Agent selected by such assigning Administrative Agent by giving notice thereof to the Lenders and (solely if such successor Administrative Agent is not an Affiliate or Approved Fund of such assigning Administrative Agent), the Loan Party Representative.
(b)Upon the acceptance of its appointment as the Administrative Agent hereunder or its assignment of any rights and obligations of the assigning Administrative Agent hereunder, in each case, by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all such rights, powers, privileges, duties and obligations of the retiring or assigning Administrative Agent, and the retiring or assigning Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring or assigning Administrative Agent’s resignation hereunder, the provisions of this Article XVI shall continue in effect for the benefit of such retiring or assigning Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as, or exercising such assigned rights or obligations of, the Administrative Agent.
SECTION 16.8.Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.
SECTION 16.9.The Administrative Agent May File Proofs of Claim.
(a)In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(i)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and its agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 15.6) allowed in such judicial proceeding; and

(ii)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.
(b)Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 15.6.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
SECTION 16.10.Authorization to Execute Other Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents (including any subordination agreements and intercreditor agreements) other than this Agreement.
SECTION 16.11.Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion:
(a)to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the irrevocable payment and performance of the Obligations in full (other than contingent obligations with respect to which no claim has been asserted or threatened) and the termination of the Loan Documents, (ii) upon such property being sold or disposed of in a manner permitted by the Loan Documents or, with respect to Term Lender Priority Collateral, as to which the Administrative Agent is required to release such Lien pursuant to the Intercreditor Agreement, (iii) in any property in which the Borrowers did not own any interest at the time such Lien was granted nor at any time thereafter, and (iv) if approved, authorized, or ratified in writing in accordance with Section 15.3;
(b)to release (or limit the liability of) any Loan Party from its obligations under the applicable Loan Documents (i) upon the irrevocable payment and performance of the Obligations in full (other than contingent obligations with respect to which no claim has been asserted or threatened) and the termination of the Loan Documents, (ii) in connection with a merger, liquidation, dissolution or sale of such Loan Party expressly permitted by the Loan Documents, and (iii) if approved, authorized, or ratified in writing in accordance with Section 15.3; provided that if such Person is, or continues to be, an obligor with respect to the Term Lender Obligations (whether as a borrower or a guarantor thereunder), the Administrative Agent shall not release any such Person from its obligations under the applicable Loan Documents unless and until such Person is no longer an obligor with respect to the Term Lender Obligations; and
(c)to subordinate any Lien on Collateral other than Working Capital Lenders Priority Collateral to the Term Lenders, in accordance with the Intercreditor Agreement.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Lien in particular types or items of property, or to release any Loan Party from its obligations under the applicable Loan Documents pursuant to this Section 16.11. In each case as specified in this Section 16.11, the Administrative Agent is authorized, at the Borrowers’ expense, to execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the Liens granted under the applicable Loan Documents, or to release such Loan Party from its obligations under the applicable Loan Documents, in each case in accordance with the terms of the Loan Documents and this Section 16.11.
SECTION 16.12.Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Loan Documents to the contrary notwithstanding, each Borrower, the Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Loan Documents, it being understood and agreed that all powers, rights and remedies hereunder and under the Loan Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale or other disposition.
SECTION 16.13.Intercreditor Agreement.
(a) EACH LENDER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT LIENS SHALL BE CREATED ON THE COLLATERAL PURSUANT TO THE LOAN DOCUMENTS, WHICH LIENS SHALL BE SUBJECT TO TERMS AND CONDITIONS OF THE INTERCREDITOR AGREEMENT. PURSUANT TO THE EXPRESS TERMS OF THE INTERCREDITOR AGREEMENT, IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND ANY OF THE LOAN DOCUMENTS, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.
(b)EACH LENDER AUTHORIZES AND INSTRUCTS THE AGENTS TO ENTER INTO THE INTERCREDITOR AGREEMENT ON BEHALF OF THE LENDERS, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY THE AGENTS IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENT.
(c)THE PROVISIONS OF THIS SECTION 16.13 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE INTERCREDITOR AGREEMENT. REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT.
[Remainder of Page Intentionally Left Blank – Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has duly executed and delivered this Agreement on the Closing Date.

BORROWERS:

OWLET, INC., a Delaware corporation, as a Borrower and as Loan Party Representative

By:	/s/ Kurt Workman
Name:	Kurt Workman
Title:	Chief Executive Officer

GUARANTORS:

OWLET BABY CARE, INC., a Delaware corporation

By:	/s/ Kurt Workman
Name:	Kurt Workman
Title:	Chief Executive Officer
Signature Page to Credit and Security Agreement

ADMINISTRATIVE AGENT:

ABL OPCO LLC, a Delaware limited liability company

By:	/s/ Greg Gentry
Name:	Greg Gentry
Title:	Managing Director
Signature Page to Credit and Security Agreement

LENDERS:

ABL OPCO LLC, a Delaware limited liability company

By:	/s/ Greg Gentry
Name:	Greg Gentry
Title:	Managing Director

Address for Notices:
6801 Gaylord Pkwy. Suite 202
Frisco, Texas 75034
Attention:
Telephone:
Email:
Signature Page to Credit and Security Agreement

Schedule I
Commitment Amounts

Lender	Revolving Commitment Amount (Closing Date through the day immediately preceding the first anniversary of the Closing Date)	Revolving Commitment Amount (from and after the first anniversary of the Closing Date)
ABL Opco LLC	$15,000,000.00	$20,000,000.00
Total:	$15,000,000.00	$20,000,000.00